As filed with the Securities and Exchange Commission on August 6, 1999

                                                           Registration No. 333-
===============================================================================
                    U.S. SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549

                                   FORM SB-2
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                     _____________________________________

                            INTERACTIVE MAGIC, INC.
                (Name of small business issuer in its charter)

       North Carolina                         7372                        56-2092059
  (State or jurisdiction of        (Primary Standard Industrial        (I.R.S. Employer
incorporation or organization)     Classification Code Number)         Identification No.)

                        215 Southport Drive, Suite 1000
                       Morrisville, North Carolina 27560
                                (919) 461-0722
         (Address and telephone number of principal executive offices)

                        215 Southport Drive, Suite 1000
                       Morrisville, North Carolina 27560
                                (919) 461-0722
(Address of principal place of business or intended principal place of business)

                             ____________________

                                 J.W. Stealey
                     Chairman and Chief Executive Officer
                            Interactive Magic, Inc.
                        215 Southport Drive, Suite 1000
                       Morrisville, North Carolina 27560
                                (919) 461-0722
           (Name, address and telephone number of agent for service)

                 Please send copies of all communications to:

                           Donald R. Reynolds, Esq.
                             Kevin A. Prakke, Esq.
                       Wyrick Robbins Yates & Ponton LLP
                       4101 Lake Boone Trail, Suite 300
                         Raleigh, North Carolina 27607

                             ____________________

               Approximate date of proposed sale to the public:
  As soon as practicable after the registration statement becomes effective.

                             ____________________

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]


                        CALCULATION OF REGISTRATION FEE

==================================================================================================================================
                                                                                                Proposed
           Title of Each Class of                                   Proposed Maximum             Maximum            Amount of
        Securities to be Registered           Amount to be           Offering Price Per         Aggregate        Registration Fee
                                              Registered (1)            Share (2)             Offering Price
----------------------------------------------------------------------------------------------------------------------------------
Common Stock, $0.01 par value per
share............................              2,119,889                 $2.2031               $4,670,327          $1,298.35

==================================================================================================================================

(1) Shares of Common Stock which may be offered pursuant to this Registration Statement consisting of 2,119,889 shares issuable upon conversion of Convertible Notes dated January 26, 1999 with an original principal amount of $4,000,000 (the "Note") and upon exercise of related warrants. For purposes of estimating the number of shares of Common Stock to be included in this Registration Statement, the Company has used the maximum number of shares of common stock which may be issued by the Company upon conversion of the Note and exercise of related warrants without obtaining shareholder approval required under Nasdaq marketplace rules (This limitation of 20% of the Company's outstanding Common Stock shall be referred to herein as the Maximum Share Limitation). But for the Maximum Share Limitation, the number of shares of Common Stock that would be issuable in connection with the conversion of the Note (based on a conversion price of approximately $1.75 which is 85% of the average of the lowest closing bid prices of the Common Stock reported on the Nasdaq National Market on any two trading days during the 22 consecutive trading day period preceding July 30,
1999) is 2,281,640. In addition to the shares set forth in the table, the amount to be registered includes an indeterminate number of shares issuable upon conversion of or in respect of the Notes and the Warrants, as such number may be adjusted as a result of stock splits, stock dividends and similar transactions in accordance with Rule 416.
(2) Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933 based upon the average high and low price of our common stock as quoted on the Nasdaq National Market on July 29, 1999.
                             ____________________

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

==============================================================================

                                  PROSPECTUS
                                  ----------

The information contained in this prospectus is not complete and may be changed. We cannot sell these securities until the registration statement that we have filed with the SEC is effective. This prospectus is not an offer to sell, nor does it solicit offers to buy, these securities in any state where the offer or sale is not permitted.

                  SUBJECT TO COMPLETION DATED August 5, 1999

                               2,119,889 Shares
                            Interactive Magic, Inc.
                                 Common Stock
                              __________________

     This prospectus covers the resale of 2,119,889 shares of our common stock which may be sold, from time to time, by RGC International Investors, LDC (the "Selling Stockholder"). The Selling Stockholder previously received the shares of common stock from us or will receive these shares of common stock from us by converting some or all of a $4 million convertible note and/or upon exercise of related warrants. We will not receive any money from the Selling Stockholder when it sells the shares. We will pay substantially all of the costs and expenses relating to this offering. The Selling Stockholder may offer the shares for resale from time to time through public or private transactions, on or off the Nasdaq National Market, at prevailing market prices or at privately negotiated prices. See the "Plan of Distribution" set forth herein.

     Our common stock is traded on the Nasdaq National Market under the symbol "IMGK". On July 29, 1999, the last sale price of our common stock as quoted on the Nasdaq National Market was $2.0625 per share.

     The Selling Stockholder may also resell the shares directly to market makers acting as principals and/or broker-dealers acting as agents for themselves or their customers. Such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Stockholder and/or the purchasers of the shares for whom such broker-dealers may act as agents or to whom they sell as principal or both (which compensation as to a particular broker-dealer might be in excess of customary commissions). The Selling Stockholder may attempt to sell shares in block transactions to market makers or other purchasers at a price per share which may be below the then market price. The Selling Stockholder and any brokers, dealers or agents, upon effecting the sale of any shares offered hereby, may be deemed "underwriters" as that term is defined under the Securities Act or the Exchange Act, or the rules and regulations thereunder.

  Investing in our common stock involves risks. see "Risk Factors" on page 5.


Neither the SEC nor any state securities commission has approved or disapproved our securities or determined that this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                 The date of this Prospectus is August 5, 1999

                               TABLE OF CONTENTS

Section                                                                                                Page
-------                                                                                                ----
                                                                                                      Number
                                                                                                      ------
PROSPECTUS SUMMARY..........................................................................            3
RISK FACTORS................................................................................            5
USE OF PROCEEDS.............................................................................           18
MARKET FOR COMMON STOCK AND RELATED STOCKHOLDER MATTERS.....................................           18
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS
     OF OPERATIONS..........................................................................           19
THE COMPANY.................................................................................           24
DIRECTORS AND EXECUTIVE OFFICERS............................................................           30
EXECUTIVE COMPENSATION......................................................................           32
CERTAIN TRANSACTIONS........................................................................           34
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT..............................           36
SELLING SECURITY HOLDERS....................................................................           38
PLAN OF DISTRIBUTION........................................................................           39
DESCRIPTION OF SECURITIES...................................................................           39
DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES
     ACT LIABILITIES........................................................................           44
LEGAL MATTERS...............................................................................           44
EXPERTS.....................................................................................           44
WHERE YOU CAN FIND MORE INFORMATION.........................................................           44
INDEX TO FINANCIAL STATEMENTS...............................................................           45

                              PROSPECTUS SUMMARY


     The following summary is qualified in its entirety by the more detailed information, including "Risk Factors" and the Financial Statements of the Company and Notes thereto, appearing elsewhere in this Prospectus. The discussion in this Prospectus contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those discussed herein. Factors that could cause or contribute to such differences include, but are not limited to, those discussed in "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "The Company" as well as those discussed elsewhere in this Prospectus.

The Company

     Interactive Magic, Inc. (or the "Company") is a developer and publisher of Internet and online games and an operator of online game services. The Company develops and publishes proprietary online multi-player games and is building the Company Entertainment Network ("iEN"), an Internet distribution infrastructure which will offer online gamers a variety of free, subscription and pay-per-play games and services, including simulation, parlor, strategy, role playing and action games.

     The Company is the exclusive game site operator for AT&T WorldNet, an Internet service provider ("ISP"), and has been contracted to provide online games for America Online, the world's leading online Internet services company. The Company seeks to establish itself as a major provider of online gaming services for ISPs, Internet portals and online services in order to broaden its audience of users. GameHub, AT&T WorldNet's co-branded online gaming service, was launched in January 1999 and is currently being marketed by AT&T to new WorldNet subscribers as a premium service included with their subscription. The GameHub site offers consumers a mix of free and pay-per-play games in all categories, including strategy, role playing, simulation, action and parlor games. In addition to games, GameHub will offer chat rooms, forums and shopping areas. GameHub is expected to generate revenue from subscriber premiums, e-commerce and advertising. GameHub complements the Company's online gaming strategy by expanding the Company's network of player communities.

Recent Developments

     The Company announced, on July 20,1999, it was changing its name to iEntertainment Network. The name change will be submitted for shareholder approval at the next Annual Shareholder's Meeting. The Company is also in the process of changing its "ticker symbol" on the Nasdaq exchange to "IENT" from "IMGK".

     The Company has been notified by the Nasdaq Stock Market that we are no longer in compliance with the net tangible asset listing requirement of $ 4,000,000 for continued listing on the Nasdaq National Market. We responded to Nasdaq with a plan to achieve and sustain compliance, but our request for continued listing was denied. We have appealed the Nasdaq Staff decision to a Nasdaq Listing Qualifications Panel pursuant to Nasdaq Marketplace rules. An oral hearing date has been granted for late August 1999.

     Delisting by Nasdaq would have a serious impact on our near-term ability to raise capital and would limit the liquidity of our capital stock. For a further explanation of such risks, please refer to the "Risk Factor" section of this statement.

     Effective August 3, 1999, the Company accepted the resignation of Avi Suriel, a member of the Board of Directors.

     On August 4, 1999 the Company announced that it will expand its Board of Directors by at least 2 positions and begin the search for a senior level Internet executive to be its new Chief Executive Officer. The Company also announced that it has set a tentative date for its annual shareholder meeting on October 19, 1999 and set a record date of August 19, 1999 for such meeting.

The Offering

     Shares of common stock offered by us............  None

     Shares of common stock which may be sold by
     the Selling Stockholder........................   2,119,889(1)

     Use of proceeds................................   We will not receive any
                                                       proceeds from the resales
                                                       of shares offered hereby,
                                                       all of which proceeds
                                                       will be paid to the
                                                       Selling Stockholder.

     Risk Factors...................................  The purchase of our common stock involves a high
                                                      degree of risk. You should
                                                      carefully review and
                                                      consider "Risk Factors."

     Nasdaq National Market Trading Symbol..........  IMGK

________________________________________

     (1) Consisting entirely of shares of common stock issuable upon conversion of Convertible Notes dated January 26, 1999 with an original principal amount of $4,000,000 (the "Note") and upon exercise of related warrants. For purposes of estimating the number of shares of common stock that may be offered by the Selling Stockholder under this Prospectus, the Company has used the maximum number of shares of common stock which may be issued by the Company upon conversion of the Note and exercise of the related warrants without obtaining shareholder approval as required under Nasdaq marketplace rules (the "Maximum Share Limitation"). But for the Maximum Share Limitation, the number of shares of Common Stock that would be issuable in connection with the conversion of the Note (based on a conversion price of approximately $1.75 which is 85% of the average of the lowest closing bid prices of the Common Stock reported on the Nasdaq National Market on any two trading days during the 22 consecutive trading day period preceding July 30, 1999) is 2,281,640. In addition to the shares set forth in the table, the amount offered hereby includes an indeterminate number of shares issuable upon conversion of or in respect of the Notes and the related warrants, as such number may be adjusted as a result of stock splits, stock dividends and similar transactions in accordance with Rule 416.

How You Can Contact Us

     Our principal executive offices are located in Research Triangle Park at 215 Southport Drive, Suite 1000, Morrisville, North Carolina 27560, Attention:
Investor Relations. Our telephone number is (919) 461-0722.

                                 RISK FACTORS

     Investment in our common stock involves risk. You should carefully consider the following factors, among others, before making an investment decision.

Company Risks

We have a History of Net Losses and an Accumulated Deficit; We Anticipate Future
--------------------------------------------------------------------------------
Losses
------

     We have experienced significant losses since inception. Our losses result primarily from overhead and other costs incurred in our development and expansion. For the years ended December 31, 1998 and 1997, we incurred net losses of approximately $11.7 million and $4.3 million, respectively. At December 31, 1998, we had an accumulated deficit of approximately $25.9 million. We expect to incur substantial up-front expenditures and operating costs in connection with the expansion of our marketing efforts and product lines. These activities are expected to result in significant losses for the foreseeable future. We cannot predict the extent of future losses or whether we will ever be able to achieve or sustain profitable operations.

Risks Related to New Business Focus; We Have a Limited Relevant Operating
-------------------------------------------------------------------------
History
-------

     To date, a substantial portion of our revenues have been generated from sales of our CD-ROM software products. In June 1999 we completed the sale of our CD-ROM business unit. Our current strategy is to focus our business primarily on the Internet entertainment business, specifically online games. Although we recently completed the acquisition of MPG-Net, Inc. to expand our Internet business, to date, we have generated limited revenues from sales of our Internet products. As a result, we have a limited relevant operating history upon which an evaluation of the prospects of our business can be made. Such prospects must be considered in light of the risks, expenses and difficulties frequently encountered by companies in connection with the operation and expansion of a new business. We are subject to the risks associated with the rapidly evolving interactive entertainment software industry, which is characterized by:

     .  an increasing number of market entrants;
     .  intense competition;
     .  substantial capital requirements; and
     .  a high failure rate.

     Further, online game play is a new and evolving concept. We cannot assess or predict the size of the market for online games or its prospects for growth.

We Have Significant Capital Requirements; We Experience Negative Cash Flow From
-------------------------------------------------------------------------------
Operations; We Will Need Additional Financing
---------------------------------------------

     Our capital requirements have been and will continue to be significant. To date, our cash requirements have exceeded our cash flow from operations. Based on our currently proposed plans and assumptions relating to operations (including assumptions regarding the progress and timing of our new product development efforts), net proceeds from our recent private placement, together with anticipated revenues from operations, we anticipate to have sufficient funds on hand to continue operations. However, our future cash requirements may vary significantly from what we expect them to be based on factors such as:

     . the cost and timing of expansion of research and product development efforts and the success of these efforts;
     .  the cost and timing of expansion of sales and marketing activities;
     .  the extent our existing and new products gain market acceptance;
     .  competing technological and market developments;
     . the cost involved in maintaining and enforcing patent claims and other intellectual property rights; and

     We do not have any current arrangements or commitments for any future financing. We may not be able to obtain sufficient additional financing to satisfy cash requirements. We may be required to obtain financing on terms that are not favorable to us and our shareholders. If we are unable to obtain additional financing when needed, we may be required to delay or scale back product development and marketing programs in order to meet our short-term cash requirements, which could have a material adverse effect on our business, financial condition and results of operations.

We May Not Be Able to Manage and Sustain Growth; We Face Risks Associated with
------------------------------------------------------------------------------
Future Acquisitions
-------------------

     An integral part of our business strategy is growth through acquisition. The success of our acquisition strategy will depend upon, among other things, our ability to:

     . hire and retain skilled management, marketing, technical and other personnel;
     . develop and improve upon our operational, management and financial systems and controls in order to properly monitor our expanded operations; and
     .  control our costs and maintain effective quality controls.

     We cannot predict whether we will be able to expand our operations or effectively manage any such expansion. Our growth strategy will place significant demands on our management, technical, financial and other resources. We may be unable to anticipate and satisfy all of the changing demands and requirements that such growth will impose upon our operations. Acquisitions involve numerous additional risks that could materially adversely affect our business and financial performance. Such risks include:

     . difficulties in the assimilation of the operations and products of the acquired companies;
     . the expenses incurred in connection with the acquisition and subsequent assimilation of operations and products;
     .  the diversion of management's attention from other business concerns;
        and
     .  the potential loss of key employees of the acquired company.

     As part of our acquisition strategy, we may seek opportunities to continue to expand into markets outside the United States. Acquisitions of foreign companies also may involve the additional risks of assimilating differences in foreign business practices and overcoming language barriers. We might not be able to integrate the acquired operations successfully.

     We are currently negotiating the acquisition of two Internet gaming websites , which are awaiting the completion of definitive asset purchase agreements. In addition, we intend to evaluate, on an ongoing basis, potential acquisitions of, or investments in, other software publishers or developers, distributors or other businesses which we believe will complement or enhance our existing business. Under North Carolina law, various forms of business combinations can be effected without shareholder approval. Accordingly, in certain instances shareholders will neither receive nor otherwise have the opportunity to evaluate any financial or other information concerning any potential acquisition. Shareholders will have to rely entirely upon the ability of management to select, structure and consummate acquisitions that are consistent with our business objectives.

We May Not Be Able to Retain Our Key Personnel
----------------------------------------------

     Our success depends to a significant extent on the performance and continued service of our senior management and certain key employees. During the second half of 1998, three of our executive officers resigned. The loss of services of, or a material reduction in, the amount of time devoted to our business by such individuals could adversely affect our operations and financial condition. Competition for highly skilled employees with technical, management, marketing, sales, product development and other specialized training is intense. We may not be successful in attracting or retaining such qualified personnel. Specifically, we may experience increased costs in order to attract and retain skilled employees. Employees might compete against us if they resign.

We Have Substantial Indebtedness
--------------------------------

     As of March 31, 1999, our indebtedness was approximately $5.3 million, consisting of:

     . borrowings under a check overdraft bank facility in the aggregate maximum principal amount of approximately $1.3, which is payable on demand; and
     . an unsecured convertible note in the aggregate principal amount of $4.0 million.

Accordingly, we are subject to all of the risks associated with substantial indebtedness, including:

     . a substantial portion of our cash flow from operations will be used to pay our indebtedness;
     . we have reduced the funds available to us for operations, future business opportunities and other purposes;
     . our ability to obtain additional financing for acquisitions, working capital, capital expenditures, general corporate or other purposes may be impaired; and
     . we will be more vulnerable to economic downturns, less able to withstand competitive pressures and less flexible in reacting to changes in our industry and general economic conditions.

In the event we default under any of our debt instruments or if our creditors demand payment of a portion or all of our indebtedness, we may not have sufficient funds available to make such payments. Failure to repay such indebtedness would materially adversely affect our operations and financial condition.

Industry Risks

     A number of the following risk factors relate to our former CD-ROM software business. Accordingly, such risk factors will only be applicable to the extent we retain an interest in the CD-ROM software business,which is limited to the on-line rights to the game rights we sold.

We Experience Fluctuations in Quarterly Operating Results
---------------------------------------------------------

     Our quarterly operating results have fluctuated significantly in the past and will likely fluctuate significantly in the future. These fluctuations in operating results depend on a variety of factors, including:

     .  the demand for our products and the products of our competitors;
     .  the level of usage of the Internet;
     . the size and rate of growth of the interactive entertainment software market;
     . development and promotional expenses related to the introduction of new products or enhancements;
     . the degree of market acceptance for our new product introductions and enhancements;
     .  the timing of orders from significant customers; delays in shipment;
     .  the level of price competition;
     .  changes in computing platforms;
     .  the nature and magnitude of product returns;
     .  order cancellations;
     .  software defects and other quality problems;
     . the length of product life cycles; and . the percentage of our sales related to international sales.

As a software business, we operate with little backlog and net revenues in any quarter are substantially dependent on orders booked and shipped in that quarter. Our operating expenses are based to a significant degree on planned expenditures and expectations regarding future sales. Failure to meet our sales expectations could disproportionately adversely affect our operating results in any given quarter. As a result, we believe that period-to-period comparisons of operating results should not be relied upon as indicative of future results.

We Depend on the Frequent Introduction of New Products
------------------------------------------------------

     The market for interactive CD-ROM software games is characterized by short product life cycles and frequent introduction of new products. Most CD-ROM software games do not achieve sustained market acceptance or ever generate a sufficient level of sales to offset the costs associated with product development. Generally, the majority of sales of new products occur within the first six months following their release. Our success will depend upon our ability to develop new, commercially successful products and replace revenues from such products at the later stages of their life cycles. We believe that competition in the interactive entertainment software market may require us to increase our development, acquisition and marketing costs in order to:

     . develop higher quality, distinctive products that incorporate increasingly sophisticated effects; and
     .  support new product releases with increased marketing.

We Depend On a Limited Number of Products
-----------------------------------------

     We derive a significant portion of our revenues from a limited number of software products released each year. Many of these products have substantial development or acquisition costs and marketing budgets. Due to our dependence on a limited number of products, we may be adversely affected if one or more of our principal products fail to achieve anticipated results. We cannot predict whether we will:

     . continue to remain dependent upon non-recurring sales of a limited number of products for a substantial portion of our revenues;

     . introduce products which are commercially viable; or . introduce products which have life cycles sufficient to permit us to recoup the development, marketing and other costs associated with their development.


Our Products Have a Lengthy Development Cycle; We Face Product Development Risks
--------------------------------------------------------------------------------

     Our success will depend on the timely introduction of successful new products. The development of new interactive entertainment software products is lengthy, expensive and uncertain. The development of a product typically requires 12 to 24 months to complete from the time a new concept is approved. Product development of online products continues for the life of the product. Many of our proposed products are in the early stages of development and will require us to commit considerable time, effort and resources to complete their development.

     The development of new products is subject to a variety of risks, including:

     .    unanticipated delays;
     .    increased costs and expenses for product development; and
     . technical problems or other difficulties prior to or after the introduction of a new product.

We have, in the past, experienced significant delays in the introduction of certain new products. It is likely that we will experience delays in developing and introducing new products in the future. Many of our products are developed for us by third parties. As a result, we cannot always control the timing of their introduction. Delays in the work performed by third parties or poor quality of such work may result in product delays. Unanticipated delays, expenses, technical problems or difficulties could cause us to miss an important selling season or result in abandonment or material change in product commercialization.

     Our software products are complex and may contain undetected errors when first introduced. Despite extensive product testing, we have, in the past, released products with defects and have discovered software errors in certain of our product offerings after their introduction. In particular, the personal computer hardware environment is characterized by a wide variety of non-standard peripherals (such as sound cards and graphics cards) and configurations that make pre-release testing for programming or compatibility errors very difficult and time-consuming. Errors may be found in new products or releases after commencement of commercial shipments. Remedying such errors may:

     .  delay sales of our products;
     . cause us to incur additional costs; and . adversely affect our reputation.

Industry Factors May Adversely Affect Our Operating Results; We Face the Risks
------------------------------------------------------------------------------
of Changing Consumer Preferences and Uncertainty of Market Acceptance of our
----------------------------------------------------------------------------
Products
--------

     The level of demand and market acceptance of our newly introduced products is subject to a high degree of uncertainty. In recent years, the potential earnings derived from software sales has decreased. This decrease is due to the significant increases in:

     .  software acquisition and development costs;
     . promotion and marketing expenses; and . royalties and third-party participations payable to software developers, creative personnel, musicians and others.

     Our future operating results will depend on numerous factors beyond our control. These factors include:

     . the popularity, price and timing of new entertainment software products being released and distributed;
     . international, national, regional and local economic conditions (particularly economic conditions adversely affecting discretionary consumer spending);
     .  changes in consumer demographics;
     . the availability of other forms of entertainment; and . critical reviews and public tastes and preferences.

     Our ability to plan for product development and promotional activities will be significantly affected by our ability to anticipate and respond to relatively rapid changes in consumer tastes and preferences. In particular, the tastes and preferences of those consumers, primarily males over age 25 with annual household incomes of $50,000 or more, who comprise our principal target market. A decline in the popularity of software games or in the interactive entertainment software industry generally or in particular market segments could adversely affect our business and prospects.

     Our strategy is to primarily focus on online games. The level of demand or the market acceptance for our Internet online game products is uncertain. The success of our strategy will depend in part upon market acceptance of online games and a "pay-for-play" model. Online game play is a new and evolving concept. Demand and market acceptance for recently introduced products and services are subject to a high level of uncertainty and risk. We cannot predict whether:

     .  a viable market for online games will develop;
     . we will be able to attract and retain subscribers to our online game products;
     .  we will be successful in developing additional products for online use;
        or
     .  our online game products will ever achieve widespread market acceptance.

We Depend on the Continued Growth in Use of the Internet
--------------------------------------------------------

     Rapid growth of interest in and use of the Internet is a recent phenomenon. Our success is highly dependent upon the increased acceptance and use of the Internet. The novelty of the Internet may adversely affect our ability to retain new subscribers. New subscribers who are unfamiliar with the Internet may be more likely to discontinue our services after an initial trial period.

Risks Related to Online Games
-----------------------------

     We do not currently derive significant revenues from online games. Having completed the sale of our CD-ROM business, online games will become the primary factor in the success of our business. Online games, and particularly multiplayer online games such as our Warbirds product, have risks not associated with sales of our CD-ROM products. Such risks include:

     . the speed and reliability of the Internet and the fact that we do not control the performance of a player's Internet service provider which impacts game performance;
     . in multiplayer games, unanticipated player conduct can significantly affect the performance of the game and determine player satisfaction;
     . the uncertainty of whether subscription revenues will be sufficient to maintain the significant support, service and product enhancement demands of online users;
     . our limited experience in pricing strategies for online games or in predicting usage patterns of our customers; and
     . our inability to predict the legal standards that may apply to online products in the future.

The viability of our online game business, and our ability to compete in this business, will depend significantly on these and other factors outside our control.

We Face Infrastructure Risks of Online Game Play
------------------------------------------------

     The development and maintenance of an industry infrastructure for providing consumer access to online games will effect the extent and timing of the revenues we generate from online games. We cannot predict whether the infrastructure, including a reliable network foundation, and timely development of complementary products, such as high-speed modems, necessary to make local or wide area networks or the Internet a viable medium for use of real-time large-scale multiplayer simulation and strategy games will be developed. Further, if developed, we cannot predict whether such networks will become a viable medium for use of multiplayer simulation and strategy games. In addition, hardware restrictions, such as bandwidth (amount of data capable of transmission at a single time) and latency (delays introduced by the network), which limit use of content via local and wide area networks, may inhibit such networks from becoming a viable medium for delivery of multiplayer simulation and strategy games. If the necessary infrastructure or complementary products are not developed, or if such networks do not become a viable medium for delivery of multiplayer simulation and strategy games, we will be unable to generate significant revenues from online products.

Changes in Technology and Industry Standards May Make Our Products Obsolete or
------------------------------------------------------------------------------
Unmarketable
------------

     The interactive entertainment software industry is undergoing rapid changes, including:

     .  evolving industry standards;
     . frequent new platform introductions; and . changes in consumer requirements and preferences.

The introduction of new technologies, technologies that support multiplayer games and new media formats such as online delivery and digital video disks, could render our previously released products obsolete or unmarketable. The development cycle for products utilizing new operating systems, microprocessors or formats may be significantly longer than the current development cycle for our products. We may be required to invest resources in products that may not become profitable. We cannot predict whether:

     . our future product offerings will keep pace with technological changes . we will be successful in developing and marketing products for any future operating system or format.

Failure to develop and introduce new products and product enhancements in a timely fashion could result in significant product returns and inventory obsolescence.

     The overall market for the Internet is characterized by:

     .  rapidly changing technology;
     .  evolving industry standards;
     .  emerging competition; and
     .  frequent product and service introductions.

We may not successfully identify new product opportunities for Internet use and develop and bring such new products to market in a timely manner. Products or technologies developed by others could render our products or technology obsolete. We are also at risk with respect to fundamental changes in the way Internet connectivity services are delivered. Currently, Internet services are accessed primarily by computers and are delivered by telephone lines. We may have to develop new technology or modify our existing technology if the Internet becomes:

     . accessible by screen-based telephones, television or other consumer electronic devices; or
     . deliverable through other means such as coaxial cable or wireless transmission.

Pursuit of such technological advances may require us to expend substantial time and resources. We cannot predict whether we will succeed in adapting our products to alternate access devices and conduits.

We Face Intense Competition
---------------------------

     The interactive entertainment software industry is intensely and increasingly competitive. Industry competition is based primarily upon:

     .  product quality and features;
     .  the compatibility of products with popular platforms;
     . access to distribution channels (including access to retail shelf space);
     .  marketing effectiveness;
     .  reliability and ease of use; and
     .  price and the quality of user support services.

     As compared to us, many of our competitors have:

     . significantly greater financial, technical, marketing, sales and customer support and other resources; and
     . established reputations for success in the development, licensing and sale of their products and technology.

     As a result, our competitors may be able to:

     .  carry larger inventories;
     .  undertake more extensive marketing campaigns;
     . adopt more aggressive pricing policies; and . make higher offers or guarantees to third party software developers and licensors.

Increased competition may result in significant price competition, increased product development and production costs and reduced profit margins. Competition may also limit our ability to grow and retain our subscriber base for online game play. We may not be able to compete successfully against current or future competitors.


We Depend on Third-Party Software Developers
--------------------------------------------

     We rely on third-party software developers to develop a significant number of our products. Our payment of advances and guaranteed royalties to such independent software developers has increased and may continue to increase primarily due to the increased demand for quality interactive entertainment software programs. Sales of products associated with such royalties may not be sufficient to cover the amount of our prepayments. Moreover, independent developers are in high demand. As a result, we cannot predict whether such developers, including those that have developed products for us in the past, will be available to develop products for us in the future. The failure to obtain or renew product development agreements with such developers could materially adversely affect our future operations. In addition, many independent developers have limited financial resources. Therefore, we are subject to the risk that such developers may go out of business prior to completing a project.

We Depend on Third-Party Distribution Channels
----------------------------------------------

     We intend to expand the distribution of our online products by seeking out relationships with third-party providers of online or Internet services in the United States and abroad. We cannot predict whether we will be able to successfully negotiate relationships with providers of online or Internet services or, if completed, that such arrangements will generate significant revenues. Further, we are subject to the risk that:

     . the cost of any proposed online or Internet distributor relationship will exceed our expectations; or
     . we will incur significant costs in anticipation of an online or Internet distributor arrangement and such arrangement is delayed or abandoned.


We Have Limited Protection of Our Proprietary Information
----------------------------------------------------------

     We rely on a combination of the following to establish and protect our proprietary rights:

     .  trademark;
     .  trade secret;
     .  copyright;
     .  other proprietary rights laws;
     .  license agreements; and
     .  employee and third-party nondisclosure agreements;

     We are at risk that competitors may misappropriate our technology or independently develop software products with features based upon, or otherwise similar to, those of our products.

     To license our products to end users, we primarily rely on "shrink wrap" licenses that are not signed by the end-user. As a result, such licenses may be unenforceable under the laws of certain jurisdictions. In addition, effective copyright and trade secret protection may be unavailable or limited in certain foreign countries. The global nature of certain wide area networks, particularly the Internet, makes it virtually impossible to control the ultimate destination of our products. Despite our efforts to protect our proprietary rights, unauthorized parties may attempt to copy aspects of our products or to obtain and use information that we regard as proprietary. Unauthorized copying is common within the software industry. A significant amount of unauthorized copying of our products could adversely affect our business. As the number of software products in the industry increases and the functionality of these products further overlaps, software developers may become increasingly subject to infringement claims. Third parties may assert infringement claims against us in the future with respect to current or future products. As is common in the industry, from time to time, we receive notices from third parties claiming infringement of intellectual property rights of such parties. We investigate these claims and respond as we deem appropriate. Litigation may be necessary in the future:

     .  to enforce our  intellectual property rights;
     .  to protect our trade secrets;
     .  to determine the validity and scope of the proprietary rights of others;
        or

     .  to defend against claims of infringement of invalidity.

Even if we win, any such litigation could result in substantial costs and diversion of our resources.


We Face the Risks of Increased Government Regulation
----------------------------------------------------

     There are currently few laws or regulations directly applicable to access to or commerce on the Internet. Due to the increasing popularity and use of the Internet, it is possible that laws and regulations may be adopted both in the United States and abroad, covering issues such as:

     .  user privacy;
     .  defamation;
     .  pricing;
     .  taxation;
     .  content regulation;
     . quality of products and services; and . intellectual property ownership and infringement.

Such legislation could:

     .  expose us to substantial liability;
     .  dampen the growth in use of the Internet;
     . decrease the acceptance of the Internet as a communications and commercial medium; or
     . require us to incur significant expense in complying with any new regulations.

     Because the growing popularity and use of the Internet has burdened the existing telecommunications infrastructure and many areas with high Internet use have begun to experience interruptions in phone service, local telephone carriers have petitioned for increased regulations and the imposition of access fees. Increased regulation or the imposition of access fees could substantially increase the costs of communicating on the Internet, potentially decreasing the demand for our products. Also, a number of laws have recently been enacted in the United States intended to:

     . reduce the liability of online service providers for listing or linking to third-party Web sites that include materials that infringe copyrights; and
     . restrict the distribution of certain materials deemed harmful to children and impose additional restrictions on the ability of online services to collect user information from minors.

We are currently reviewing these pieces of legislation, and cannot currently predict the effect, if any, that such legislation will have on our business. In addition, a number of other countries have announced or are considering additional regulations. Such laws and regulations could fundamentally impair our ability to provide Internet navigation or other services, or substantially increase the cost of doing so. Moreover, the applicability to the Internet of existing laws governing issues such as property ownership, copyright, defamation, obscenity and personal privacy is uncertain. Any such new legislation or regulation in the United States or abroad or the application of existing laws and regulations to the Internet could have a material adverse effect on our business, operating results, and financial condition.

We are Subject to Risks Related to International Revenues and Operations
------------------------------------------------------------------------

     We distribute our on-line products in over 30 countries worldwide and maintain sales offices in the United Kingdom and Germany. International operations and sales of our products are subject to inherent risks, including:

     .  fluctuations in exchange rates;
     . the impact of possible recessionary environments in economies outside the United States;
     . the costs of transferring and localizing products for foreign markets; . longer accounts receivable collection periods and difficulty in collection of accounts receivable;
     .  unexpected changes in regulatory requirements;
     .  tariffs and other barriers;
     .  difficulties and costs of staffing and managing foreign offices; and

     .   potential political and economic instability.

     Revenues and expenses from our foreign operations generally are denominated in local currencies. As a result, exchange rate fluctuations between such local currencies and the U.S. dollar will subject us to currency translation risk from the reported results of our foreign operations. We intend to continue to expand our direct and indirect sales and marketing activities worldwide. We cannot predict whether we will be able to maintain or increase international market demand for our products.

Control by Shareholders

Our Officers, Directors and their Affiliated Entities Control Interactive Magic
-------------------------------------------------------------------------------

     As of March 31, 1999, our officers, directors and their affiliated entities owned approximately 44% of our outstanding shares of Common Stock. As a result, such persons are in the position to influence:

     . the election of the Company's directors; and . the outcome of corporate actions or other matters requiring shareholder approval.

The concentration of ownership may have the effect of delaying or preventing a change in control of Interactive Magic.

Stock and Market Risks

Our Stock Price May be Volatile
-------------------------------

     The market price of our Common Stock has been and could be subject to wide fluctuations in response to the following:

     .  variations in quarterly operating results;
     .  announcements of new products by us or our competitors;
     . failures to meet or exceed the expectations of securities analysts or investors; or
     .  general economic conditions.

Furthermore, the stock market has experienced significant price and volume fluctuations unrelated or disproportionate to the operating performance of particular companies. These market fluctuations may also adversely affect the market price of our Common Stock.

We Do Not Intend to Pay Dividends to Our Shareholders
-----------------------------------------------------

     We have not paid any cash dividends on our common stock and do not expect to do so in the foreseeable future.

Future Sales of Our Common Stock in the Public Market Could Adversely Affect Our
--------------------------------------------------------------------------------
Stock Price
------------

     Sales of shares of our common stock by existing shareholders could have an adverse effect on stock prices. As of June 30, 1999, we had 10,690,183 shares of common stock outstanding. All of these shares are eligible for sale, subject to Rule 144.

In general, under Rule 144 as currently in effect, a person (or persons whose shares are aggregated), including persons who may be deemed to be "affiliates" of the Company as that term is defined under the Securities Act of 1933, is entitled to sell within any three-month period a number of restricted shares beneficially owned for at least one year that does not exceed the greater of:

     . one percent (1%) of the then outstanding shares of common stock, or . the average weekly trading volume in the common stock during the four calendar weeks preceding such sale.

     Sales under Rule 144 are also subject to certain requirements as to the manner of sale, notice and the availability of current public information about us. However, a person who is not an affiliate and has beneficially owned such shares for at least two years is entitled to sell such shares without regard to the volume or other requirements. No prediction can be made as to the effect, if any, that sales of such securities or the availability of such securities for sale will have on the market prices prevailing from time to time.

     In addition, holders of 3,218,114 shares of common stock and warrants to purchase 500,000 shares of common stock have registration rights with respect to their respective securities The possibility that a substantial number of our securities may be sold in the public market may adversely affect prevailing market prices for our common stock and could impair our ability to raise capital through the sale of our equity securities.

We Face the Adverse Effects of Outstanding Options; Warrants and Convertible
----------------------------------------------------------------------------
Securities
----------

     As of June 30, 1999, we have outstanding:

     . warrants to purchase an aggregate of approximately 1,249,172 shares of Common Stock;
     . a convertible note, together with related warrants, which are convertible into and exercisable for an aggregate of up to 2,119,889 shares of Common Stock.

     We have authorized for issuance and granted the following options:

     . 2,875,000 shares of Common Stock in connection with our 1995 Incentive Stock Option Plan, 2,047,400 of which have been granted;
     . 800,000 shares of Common Stock in connection with our 1998 Stock Plan, under which options to purchase 484,750 shares have been granted; and
     . 500,000 shares of Common Stock in connection with our 1998 Stock Purchase Plan, none of which have been granted.

     The existence of these securities may adversely affect us or our shareholders for many reasons, including:

     .  the market price of our stock may be adversely affected;
     . if any of these securities are exercised, the value of the stock held by our shareholders will be diluted if the value of such stock immediately prior to the exercise of such securities exceeds the exercise price;
     . some of these securities give the holders the opportunity, at nominal cost, to profit from a rise in the market price of our stock;
     . the terms upon which we could issue additional common stock or obtain additional financing may be adversely affected.

     Holders of warrants and options are also likely to exercise them when, in all likelihood, we could obtain additional capital on terms more favorable than those provided by the warrants and options.

     We cannot predict the actual number of shares of our stock that may be issued upon conversion of the note and exercise of related warrants, which depends on:

     . the conversion price in effect from time to time during the term of the note;
     .  the timing of any conversion; and
     . the decision by us to make any payments of interest in the form of shares of common stock.

     However, the maximum number of shares of our common stock that we can issue upon conversion of the Convertible Note, payment of interest and exercise of related warrants without stockholder approval is 2,119,889 shares. The conversion price of the Convertible Note is likely to be below the market price of our common stock on any date of conversion.

     All or any portion of the Convertible Note is convertible into such number of shares of common stock as is determined by dividing the portion of the principal amount of the Convertible Note being converted, plus all accrued and unpaid interest thereon plus any default payments, if any, as of the relevant conversion date by the then current conversion price (which is determined by reference to the lower of the then current market price or a fixed conversion price, as each of such prices are defined in the Convertible Note). Without giving effect to the Maximum Share Limitation, if converted on July 30, 1999, the Note would have been convertible into approximately 2,281,640 shares of Common Stock. However this number of shares could prove to be significantly greater in the event of a decrease in the trading price of the Common Stock. Upon the conversion of all or any portion of the Convertible Note on a day when the common stock trades at a price higher than the fixed conversion price, the Company shall also deliver to the holder of the Convertible Note warrants (the "Warrants") exercisable for one share of common stock for every two shares of common stock issued as a result of such conversion at an exercise price equal to the applicable conversion price for an exercise period of three years. Purchasers of common stock could therefore experience substantial dilution of their investment upon conversion of the Convertible Note or the exercise of any Warrants. The Convertible Note and the Warrants are not registered and may be sold only if registered under the Securities Act or sold in accordance with an applicable exemption from registration, such as Rule 144. The shares of common stock issuable upon conversion of the

Convertible Note or upon the exercise of any Warrants are being registered pursuant to this Registration Statement. As of the date of this Prospectus, no Warrants have been issued.

     As of June 30, 1999, the Company had reserved 3,762,096 shares of common stock for issuance upon exercise of the Company's outstanding warrants and options (excluding the Warrants) and an additional 2,119,889 shares of Common Stock were reserved for issuance upon conversion of the Convertible Note and the Warrants.

Our Common Stock May be Delisted from the Nasdaq National Market if We do Not
-----------------------------------------------------------------------------
Meet the Listing Criteria.
--------------------------

     We have been notified by Nasdaq that we no longer meet their criteria for continued listing on the Nasdaq National Market. If we are unable to satisfy the continued listing requirements, our stock may be delisted from the Nasdaq National Market. If our stock is delisted from the Nasdaq National Market, the liquidity of our stock could be impaired, not only in the number of securities which could be bought and sold, but also through delays in the timing of transactions, reduction in coverage by security analysts and the news media and lower prices for our common stock than might otherwise be attained. We cannot assure that we will continue to meet the criteria for continued listing on the Nasdaq National Market.

If our stock is delisted from the Nasdaq National Market, trading, if any, in our stock would thereafter be conducted:

     . on the Nasdaq SmallCap Market, assuming we meet the requirements for listing on the Nasdaq SmallCap Market;
     . in the over-the-counter market in the "pink sheets;" or . on the National Association of Securities Dealers, Inc.'s "Electronic
        Bulletin Board."

Continued inclusion on the Nasdaq National Market generally requires that we maintain:

     . at least $4,000,000 in "net tangible assets" (total assets less total liabilities and goodwill);
     .  a minimum bid price of the Common Stock of $1.00 per share;
     . at least 750,000 shares in the public float valued at $5,000,000 or more;
     . at least two active market makers for the Common Stock; and . a least 400 holders of the Common Stock.

If our Common Stock is Delisted from Nasdaq it May Be Subject to Investor
-------------------------------------------------------------------------
Suitability Requirements Which may Adversely Affect Our Stock's Liquidity.
--------------------------------------------------------------------------

     If our stock was delisted from Nasdaq National Market and could not be quoted on Nasdaq SmallCap Market, it could become subject to Rule 15g-9 under the Exchange Act, which imposes additional sales practice requirements on broker-dealers that sell such securities to persons other than established customers and "accredited investors" (generally, individuals with net worth in excess of $1,000,000 or annual incomes exceeding $200,000, or $300,000 together with their spouses). For transactions covered by this rule, a broker-dealer must make a special suitability determination for the purchaser and have received the purchaser's written consent to the transaction prior to sale. Consequently, such rule may adversely affect the ability of broker-dealers to sell our common stock and may adversely affect the ability of shareholders to sell any of the shares of common stock in the secondary market.

If Our Common Stock is Delisted from Nasdaq it May Be a "Penny Stock" Which
---------------------------------------------------------------------------
Requires Significant Disclosure in Connection with Stock Trades, Which may
--------------------------------------------------------------------------
Adversely Affect Our Stock's Liquidity.
---------------------------------------

     If our stock is delisted from Nasdaq or we do not meet certain minimum net tangible assets or average revenue criteria, we may be subject to the Commission's "penny stock" rules. For any transaction involving a penny stock, unless exempt, the rules require:

     . delivery, prior to any transaction in a penny stock, of a disclosure schedule relating to the penny stock market;
     . disclosure about commissions payable to both the broker-dealer and the registered representative and current quotations for the securities; and
     . monthly statements to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks.

Commission regulations, subject to certain exceptions, define a "penny stock" to be any non-exchange listed equity security:

     .  that has a market price of less than $5.00 per share; or

     .    with an exercise price of less than $5.00 per share.

We cannot predict whether our common stock will qualify for exemption from these restrictions. In any event, even if our stock was exempt from such restrictions, it would remain subject to Section 15(b)(6) of the Exchange Act, which gives the Commission the authority to prohibit any person that is engaged in unlawful conduct while participating in a distribution of a penny stock from associating with a broker-dealer or participating in a distribution of a penny stock, if the Commission finds that such a restriction would be in the public interest. If our stock were subject to the rules on penny stocks, the market liquidity for our stock could be severely adversely affected.

We are Subject to Risks Associated with Year 2000 Compliance
------------------------------------------------------------

     Many currently installed computer systems and software products are coded to accept only two digit entries in the date code field. These date code fields will need to accept entries to distinguish 21st century dates from 20th century dates. The inability to recognize or properly treat the year 2000 may cause our systems and applications to process critical financial and operational information incorrectly. In addition, we are assessing the readiness of our customers and suppliers for the Year 2000 issue. We cannot assess the likelihood of third parties' year 2000 compliance or the impact that any non compliance may have on our operations at this time. If there are significant delays or unanticipated year 2000 issues with key business vendors, the year 2000 issue could have a material adverse effect on our product development and our future results of operations and financial condition.

Forward-Looking Information May Prove Inaccurate
------------------------------------------------

     This Prospectus contains various forward-looking statements that are based on our beliefs as well as assumptions made by and information currently available to us. When used in this Prospectus, the words "believe," "expect," "anticipate," "estimate" and similar expressions are intended to identify forward-looking statements. The accuracy of such forward-looking statements is subject to certain risks, uncertainties and assumptions, including those identified above under "Risk Factors." Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated or projected.

                                USE OF PROCEEDS

     The Company previously received $4,000,000 in gross proceeds from the sale of the Convertible Note. In addition, the Company may receive additional proceeds from the exercise of the Warrants issuable in connection with the conversion of the Convertible Note. All shares offered by this Prospectus are being re-sold by the Selling Stockholder and all proceeds from the sales of such shares will go to the Selling Stockholder. The Company will receive no proceeds from this offering.


                          MARKET FOR COMMON STOCK AND
                          RELATED STOCKHOLDER MATTERS

     The Company's common stock began trading July 22, 1998 (the date of its initial public offering) on the Nasdaq National Market (ticker symbol IMGK). The approximate number of record holders of the Company's common stock as of December 31, 1998 was 160. The following sets forth the quarterly high and low bid prices during each of the three quarters shown as reported on Nasdaq. These prices are based on quotations between dealers, which do not reflect retail mark-up, markdown or commissions and may not reflect actual transactions.

----------------------------------------------------------------------
                                                Price
----------------------------------------------------------------------
Quarter Ended                         High                     Low
----------------------------------------------------------------------
September 30, 1998                   $14.00                   $6.50
----------------------------------------------------------------------
December 31, 1998                    $ 6.50                   $4.13
----------------------------------------------------------------------
March 31, 1999                       $ 7.75                   $3.50
----------------------------------------------------------------------
June 30, 1999                        $ 4.03                   $2.06
----------------------------------------------------------------------

     The Company has never paid a cash dividend on its Common Stock. The Company does not anticipate paying any cash dividends in the foreseeable future and intends to retain future earnings, if any, for the development of its business. In addition, certain of the Company's loan agreements prohibit cash dividends.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

OVERVIEW

     The Company develops, publishes and distributes interactive real-time 3D simulation and strategy entertainment software. The Company historically generated revenues primarily from delivering its CD-ROM products for retail sale through its worldwide distribution network and from subscription and hourly fees for play of its online product. The Company has also historically generated revenues from licensing its CD-ROM products to OEMs, distributors outside of North America and other third parties. Since inception, the Company has published over 40 CD-ROM products, which have been distributed through more than 15,000 retail outlets in over 30 countries. Additionally, the Company has sold over 2.0 million hours of online game time over the Internet to players in more than 70 countries.

RECENT DEVELOPMENTS

On May 25, 1999, the Company executed an Agreement Regarding Assignment of Contracts (the "Agreement') to sell its rights under certain development contracts for CD-ROM products between the Company and third party developers (and assume certain liabilities thereto) for $2.5 million. This Agreement provides for the Company to retain the on-line rights to use these products. This transaction was consummated on June 30, 1999. The Company disposed of the portion of its business relating to CD-ROM products in order to focus solely on Internet entertainment.

                   First Quarter 1999 vs. First Quarter 1998

RESULTS OF OPERATIONS

NET REVENUES

Net revenues decreased by 76% to $ 1.2 million for the three months ended March 31, 1999 from $4.9 million for the three months ended March 31, 1998.

The following is a reconciliation of net revenue for the first quarter of 1998 to the same period for 1999:

                                              $ Thousand
                                              -----------
     Net revenue, first three months 1998       $ 4,913

     Lower CD-ROM revenue                        (4,534)
     Increased Online revenue                       109
     Increased advertising revenue Online           127
     Lower royalty & licensing revenue             (491)
     Lower returns, allowances & discounts        1,038
                                                -------

     Net revenue, first three months 1999       $ 1,162
                                                -------

The decrease in CD-ROM revenue reflects our intention to exit this line of business. As a comparison, the following table lists the CD-ROM titles released during the first quarter of 1999 and 1998:

          ---------------------------------------------
          1999                       1998
          ---------------------------------------------
          North v. South             Battles of Caesar
          ---------------------------------------------
                                     IF-22
          ---------------------------------------------
                                     IPanzer
          ---------------------------------------------
                                     Liberation Day
          ---------------------------------------------
                                     Semper Fi
          ---------------------------------------------

Online revenues and related advertising continued to increase as our usage hours and ad impressions both grew. The number of registered users at our Internet Entertainment Network (iEN) web sites is now over 500,000. The number of monthly ad impressions exceeded 12 million in March 1999.

COST OF REVENUES.

Cost of revenues consist of costs of products sold (including cost of Internet access) and royalties and amortization of software development costs. Cost of revenues in the first quarter of 1999 decreased by 73% to $ .5 million from $1.9 million in the same period of 1998. This decrease was due almost entirely to the lower level of CD-ROM revenue. Gross margins for the first three months of 1999 and 1998 were 57% and 62% respectively.

OPERATING EXPENSES

Operating expenses increased $1.2 million or 37% from the first quarter of 1998 to the same period in 1999. The following is a summary of major variances:


                                                     $ Thousand
                                                     ----------
     Operating expenses, first three months 1998       $3,219

     Decrease in sales & marketing expense               (145)
     Increase in product development expense              742
     Increase in goodwill amortization                    191
     Increase in general & administrative expense         403
                                                       ------

     Operating expenses, first three months 1999       $4,410
                                                       ------


SALES AND MARKETING. Sales and marketing expenses for the first three months of 1999 decreased 9% from the same period in 1998. The decrease was attributable to the lower number of titles released in 1999.

PRODUCT DEVELOPMENT. Product development expense increased $ 742 thousand in the first quarter of 1999 versus 1998, or 67%. Nearly all of this increase was due to our write-offs of capitalized development costs associated with a revaluation of estimated revenues to be derived from products to be released in 1999.

GENERAL AND ADMINISTRATIVE. General and administrative expense was $403 thousand higher in the first quarter of 1999 than the same period last year. The increase was due to the higher costs associated with being a public-traded corporation and the effect of the MPG-Net acquisition on professional fees in the quarter.

GOODWILL AMORTIZATION. Goodwill from the MPG-Net acquisition in the first quarter of 1999 is being amortized on a straight-line basis over a 36 month period.

OTHER EXPENSE

Other (income) / expense increased $2.0 million in the first three months of 1999 compared to 1998. The increase was due to higher interest expense relating to the $4,000,000 convertible debenture financing.

As explained in Footnote 6 of the Financial Statements, we recorded, as additional interest expense, the beneficial conversion feature and contingently issuable warrants related to the $4.0 million convertible debenture issued in the first quarter of 1999. This item is a non-cash charge to earnings with a corresponding increase in additional paid in capital. Therefore there is no net effect on total equity for the item.

INCOME TAX EXPENSE

The Company recorded $35,000 income tax expense for the first quarter of 1999 compared to $128,000 for the same period in 1998.

LIQUIDITY AND CAPITAL RESOURCES

The Company's capital requirements have been and will continue to be significant, and, to date, its cash requirements have exceeded its cash flow from operations. The Company historically has satisfied cash requirements through borrowings, the private sale of equity securities, and its initial public offering.

Net cash used in operations of $3.3 million during the three months ended March 31, 1999 is due primarily to the Company's operating loss. Offsetting the cash used from operations in the quarter was the $3.7 million proceeds from the issuance of the convertible debentures.

The Company maintains a revolving line of credit arrangement with a bank for up to $2.8 million. The principal balance outstanding at any point in time is payable on demand with interest payable monthly at the bank's current prime rate (7.75% as of March 31, 1999). The balance outstanding under this line as of March 31, 1999 was $1.3 million. Advances on the line of credit are collateralized by a personal guarantee of the Company's majority shareholder.

The Company's continuation as a going concern is dependent upon its ability to generate sufficient cash flow to meet its obligations on a timely basis, to obtain additional financing or refinancing as may be required, and ultimately to attain profitability.

We do not have any current arrangements or commitments for any future financing. We may not be able to obtain sufficient additional financing to satisfy cash requirements. We may be required to obtain financing on terms that are not favorable to us and our shareholders. If we are unable to obtain additional financing when needed, we may be required to delay or scale back product development and marketing programs in order to meet our short-term cash requirements, which could have a material adverse effect on our business, financial condition and results of operations.

                                 1998 vs. 1997


RESULTS OF OPERATIONS

NET REVENUES. Net revenues decreased by 24% to $12.6 million in 1998 from $16.5 million in 1997. The decline was attributable to lower net revenues in the CD-ROM business. Although the Company released a greater number of game titles in 1998, the average sales per title were lower than the prior year.

COST OF REVENUES. Cost of revenues consist of costs of products sold (including cost of Internet access) and royalties and amortization of software development costs. Cost of revenues in 1998 decreased by 3% to $ 6.1 million from $6.3 million in the same period of 1997, resulting in gross margins of 52% and 62%, respectively. The decrease in gross margin performance reflects the lower average sales per title in 1998 compared to 1997.

OPERATING EXPENSES

SALES AND MARKETING. Sales and marketing increased in 1998 to $8.5 million from $6.8 million in 1997. Increased expenditures in this area reflect an increase in staffing; in addition, there was a higher level of advertising and market support spending related to the greater number of titles released in 1998 compared to 1997.

PRODUCT DEVELOPMENT. Product development increased 54% to $6.0 million in 1998 from $3.9 million in 1997. The increase was due to the Company devoting more of its resources in 1998 to internally-developed products, as opposed to third party products, combined with the larger number of products developed and released in 1998 compared to 1997.

GENERAL AND ADMINISTRATIVE. General and administrative expenses increased to $2.7 million in 1998 from $1.9 million in 1997. The increased level of spending was due to a slight increase in staffing, and to the additional expenses associated with being a publicly held corporation.

OTHER EXPENSE. Other expense, comprised primarily of interest (income) expense, decreased in 1998 to $.5 million from $1.9 million in 1997. The decrease was due to the lower level of interest expense as the Company paid down debt with proceeds from the Company's initial public offering.

EXTRAORDINARY ITEM. The Company incurred a $.4 million extraordinary loss from the early extinguishment of debt in 1998. In conjunction with the repayment of debt from the proceeds from the initial public offering; the unamortized costs to obtain the original debt were written-off at repayment.

LIQUIDITY AND CAPITAL RESOURCES

The Company's capital requirements have been and will continue to be significant, and, to date, its cash requirements have exceeded its cash flow from operations. The Company historically has satisfied cash requirements through borrowings, the private sale of equity securities, customer advances, capital lease financings and its recent initial public offering.

Net cash used in operations of $10.7 million in 1998 was due primarily to the Company's operating loss.

The Company's financial statements include an explanatory paragraph from the Company's independent auditors that indicates substantial doubt may exist about the Company's ability to continue as a going concern based on net losses of $11.7 million and $4.3 million for the years ended December 31, 1998 and 1997, respectively, and negative cash flows from operations. The Company's continuation as a going concern is dependent on its ability to generate sufficient cash flow to meet its obligations on a timely basis, to obtain additional financing or refinancing as may be required, and ultimately attain profitability.

The Company maintains a revolving line of credit arrangement with a bank for up to $2.8 million. The principal balance outstanding at any point in time is payable on demand with interest payable monthly at the bank's current prime rate (7.75% at December 31, 1998). The balance outstanding under this line as of December 31, 1998 was $1.3 million. Advances on the line of credit are collateralized by a personal guarantee of the Company's majority shareholder. In consideration for this guarantee, the stockholder will receive from the Company an amount equal to 6% of the outstanding balance on the line of credit. At December 31, 1998 and 1997, the Company incurred $64,000 and $144,000 and owed the stockholder $117,000 and $174,000 relating to this guarantee, respectively. These amounts are due no earlier than December 31, 2000.

On January 25, 1999, the Company issued a convertible note for net proceeds to the Company of approximately $3.7 million. The note accrues interest at an annual interest rate of 6% and is due with principal on January 25, 2002. The holder of the convertible note may convert all or any portion of the note into the Company's common stock based on the conversion amount defined in the securities purchase agreement. The beneficial conversion feature will result in a portion of the proceeds of the convertible note being allocated to the conversion feature which will significantly increase the reported interest expense associated with this note. The Company granted to the holder of the note warrants to purchase one share of the Company's stock for every two shares of common stock issued as a result of the note conversion at an exercise price equal to the note conversion price.

On July 27, 1998, the Company consummated an initial public offering (the "offering") of 2,600,000 shares of its Common Stock at an initial public offering price of $8.00 per share. During August 1998, BlueStone Capital Partners, L.P. and Royce Investment Group, Inc. (collectively, the "underwriters") exercised in full their overallotment option to purchase an additional 390,000 shares of the Company's common stock at the initial public offering price. All such shares were sold by the Company. The net proceeds to the Company from the offering, including the net proceeds from exercise of the underwriters' overallotment option, were approximately $20.5 million. Concurrent with the closing of the offering, 82,634 shares of Series A Convertible Preferred Stock and 132,744 shares of Series C Redeemable Convertible Preferred Stock were converted into an equivalent number of shares of common stock, and 778,746 shares of Series B Convertible Preferred Stock were converted into 2,045,649 shares of common stock. The Company utilized $8.9 million in proceeds from the offering to repay indebtedness as described in the Company's Registration Statement on Form SB-2 declared effective on July 21, 1998. The remaining proceeds received by the Company from such offering were used to fund the operations and support the working capital of the Company.

On April 30, 1998, the Company closed on a one-year $5.0 million revolving line of credit bearing an interest rate of prime plus 2%. Borrowings on the line of credit were limited to the lesser of $5.0 million or 65% of the Company's outstanding eligible receivables and inventory. Borrowings on the line of credit were collateralized by the Company's accounts receivable, inventory, and intellectual property. The revolving line of credit was paid off by the Company in October 1998.

The Company's forecast of the period of time through which its financial resources will be adequate to support its operations is a forward-looking statement that involves risks and uncertainties, and actual results could vary. The factors described in the preceding paragraph will impact the Company's future capital requirements and the adequacy of its available funds.

Year 2000 Issue

     The Company's products are of a nature that they are not date dependent or subject to failure because of Year 2000 issues. The Company however, has assigned full-time information technology professionals to the task of identifying and resolving Year 2000 problems that may affect the Company's business, and has adopted a Year 2000 compliance plan. Under the Company's Year 2000 compliance plan, the Company has and will continue to inventory and collect documentation on all of its computers, computer related equipment, and equipment with embedded processors. In addition, the Company will contact critical vendors and suppliers to obtain assurances of their ability to ensure smooth delivery of products and services after December 1999. Additionally, the Company will prioritize and implement any necessary repairs or replacements to equipment in order to achieve Year 2000 compliance, which it expects to complete by the end of 1999. The Company will also implement a testing program, scheduled for completion by the end of 1999. The Company has not prepared estimates of costs for correction of Year 2000 problems. Based on information available at this time, including the Year 2000 compliance status of equipment that has been examined as well as the anticipated replacement schedule for equipment, the Company does not believe that the cost of remedial actions will have a material adverse effect on the Company's results of operations or financial condition. There can be no assurance, however, that there will not be a delay in, or increased costs associated with, the implementation of corrections as the Year 2000 compliance plan is performed. Failure to implement such changes could have an adverse effect on future results of operations. In addition, unexpected costs of correcting equipment that has not yet been fully evaluated could have an adverse effect on future results of operations.

Euro Conversion

     On January 1, 1999, the European Community began denominating significant financial transactions in a new monetary unit, the Euro. The Euro is intended to replace the traditional currencies of the individual EU member countries. The Company's operations in Europe are continuing to operate in the traditional currencies and are not converting internal financial systems to the Euro as a functional currency. The Company is evaluating when to convert its local currency in Europe to the Euro with as little disruption to customer and vendors as possible. The Company does not intend to make such a conversion in 1999.

Impact Of Adoption Of New Accounting Standards

     As of January 1, 1998 the Company adopted Statement of Financial Accounting Standards No. 130, Reporting Comprehensive Income, ("SFAS130"). SFAS 130 requires all non-owner changes in equity that are excluded from net earnings/loss under existing FASB standards to be included as items of comprehensive income/loss. Comprehensive loss consists of net loss and foreign currency translation adjustments and is presented in the consolidated statements of stockholders' equity (deficit). The adoption of SFAS 130 had no impact on previously reported stockholders' equity (deficit). Prior year financial statements have been reclassified to conform with these requirements.

     Effective January 1, 1998, the Company adopted Statement of Financial Accounting Standards No. 131, Disclosures about Segments of an Enterprise and Related Information ("SFAS 131"), which superceded Statement of Financial Accounting Standards No. 14, Financial Reporting for Segments of a Business Enterprise. SFAS 131 establishes standards for the way that public business enterprises report information about operating segments in annual financial statements and requires that those enterprises report selected information about operating segments in interim financial reports. SFAS 131 also establishes standards for related disclosures about products and services, geographic areas and major customers. The adoption of SFAS 131 did not affect the Company's results of operations, cash flows nor financial position.

     In June 1998, the Financial Accounting Standards Board issued SFAS 133,"Accounting for Derivative Instruments and Hedging Activities", which is required to be adopted in years beginning after June 15, 2000. Because the Company's minimal use of derivatives, management does not anticipate the adoption of the new Statement will have a significant effect on earnings or the financial position of the Company.

                                  THE COMPANY

Overview

     Interactive Magic, Inc. (or the "Company") is a developer and publisher of Internet and online games and an operator of online game services. The Company develops and publishes proprietary online multi-player games and is building the Interactive Magic Entertainment Network ("iEN"), an Internet distribution infrastructure which will offer online gamers a variety of free, subscription and pay-per-play games and services, including simulation, parlor, strategy, role playing and action games.

     The Company is the exclusive game site operator for AT&T WorldNet, an Internet service provider ("ISP"), and has been contracted to provide online games for America Online ("AOL"), the world's leading online Internet services company. The Company seeks to establish itself as a major provider of online gaming services for ISPs, Internet portals and online services in order to broaden its audience of users. GameHub, AT&T WorldNet's co-branded online gaming service, was launched in January 1999 and is currently being marketed by AT&T to new WorldNet subscribers as a premium service included with their subscription. The GameHub site offers consumers a mix of free and pay-per-play games in all categories, including strategy, role playing, simulation, action and parlor games. In addition to games, GameHub will offer chat rooms, forums and shopping areas. GameHub is expected to generate revenue from subscriber premiums, e-commerce and advertising. GameHub complements the Company's online gaming strategy by expanding the Company's network of player communities.

     Historically, the Company has generated revenue primarily from developing, publishing and distributing simulation and strategy games on CD-ROM for the PC platform. In June 1999, the Company sold the retail CD-ROM portion of its business for $2,500,000 in cash to focus its efforts exclusively on the development of its Internet properties and strategies. By focusing on delivering realistic games with high quality graphics, the Company believes it has built strong brand recognition and consumer loyalty among game enthusiasts.

     The Company introduced its first large-scale online multi-player game in April 1997 following the acquisition of Interactive Creations, Inc. ("ICI"). ICI's WarBirds, an award winning World War II air combat simulation game, has logged over 2.5 million hours of online game time with players in more than 70 countries.

     The Company operates its own Internet-based gaming service, the iEN, where it currently offers a variety of proprietary large-scale multi-player simulation games such as WarBirds, Dawn of Aces and ShockForce. The Company currently offers its online games through monthly subscriptions.

     To further expand its customer base and brand recognition, the Company has entered into a partnership with AOL to provide high-quality, large-scale multi-player games for AOL's game channel. Raider Wars, scheduled to be launched in the fourth quarter of 1999, is an online space combat simulation game that allows hundreds of players to fly different types of spaceships against one another. The Company also plans to launch Fighter Ops, a simplified, mass-market version of WarBirds, on AOL's games channel in the fourth quarter of 1999.

     The Company is a technological leader within the online gaming industry with a number of leading edge online and multi-player gaming technologies which enhance the play value of its games and augment its service capabilities. The Company's MEGAplayer technology enables the implementation of large-scale multi-player games on the Internet, allowing over 300 players to play simultaneously in the same game arena by minimizing latency and addressing problems such as onscreen "warping". The Company's MEGAvoice technology allows groups of up to four players to engage in real-time voice communication over the Internet while playing a game together.

     Through its acquisition of MPG-Net in February 1999, the Company has acquired the ICONS gaming services platform, which enables implementation of the key elements of a fully-integrated online gaming service. These elements include real-time chat, player tracking, customer e-mail, e-commerce, advertising, billing, database management and marketing. The Company's ICONS platform allows the Company to expand its online offerings from multiple individual online games to a comprehensive online gaming service incorporating a variety of community-building features.

Online Gaming Industry

     The evolution of the Internet into an accessible, easy-to-use, platform-independent global network capable of supporting multimedia applications, has led to the development of online gaming. Online gaming is an emerging market covering several gaming paradigms, including: (i) the electronic distribution of pay-for-play or subscription-based games and (ii) the implementation of multi-player features on traditional games with the use of the Internet or on-line services as the wide-area network connecting physically-distant players.

     The Internet and online services present a new platform on which traditional game publishers and distributors can market, advertise and distribute their products, whether through direct sales from Web sites or through sponsoring multi-player on-line tournaments featuring their games. The ability to compete on-line is an additional product feature that may increase demand for interactive entertainment software products. The development of the Internet has also led to the emergence of online gaming services that aggregate numerous licensed and/or proprietary software titles and online developers that make their server-based titles exclusively available online. As PC and Internet access prices continue to decline, these gaming services are attracting a rapidly growing number of users.

     Online gaming presents many distinct advantages for game developers and publishers over traditional CD-ROM publishing. The online gaming model eliminates traditional cost of sales such as product packaging, warehousing and physical distribution, and minimizes distribution issues such as return allowances and rebates. Online gaming allows for higher margins and encourages recurring revenues through subscription-based revenue models. Unlike CD-ROM products which have a limited shelf life, online-only games are often perpetual products which are continually under development and require continuous updates and maintenance. Revenue sources in the online gaming model include pay-for-play fees, subscriptions, e-commerce transaction fees, advertising and direct merchandising. Online gaming presents more favorable economics, eliminates distribution channel issues, provides for a larger number of potential revenue sources and enables the publisher to maintain a more intimate relationship with its customers.

     A 1998 Jupiter Communications report estimates that more than 3.7 million consumers in the United States are currently playing games over the Internet, generating revenues of approximately $81 million in 1998, and projects that 26.8 million consumers will generate $1.1 billion in revenues in 2002. These figures include subscription and pay-for-play revenues generated from online games and CD-ROM games with an online component, as well as advertising revenues from online gaming sites. Jupiter expects that by 2002, consumer revenues will account for $622 million, or 57% of total online gaming revenues. Advertising, in the form of sponsorships, banners and interstitials, is also expected to become an important revenue stream for online gaming sites, generating $464 million, or 43% of total online gaming revenues by 2002.

     The emerging popularity of online games is evidenced by the increasing number of industry participants. Two major categories of market participants have emerged in the online gaming industry: online gaming software developers and online gaming aggregators.

     Online gaming developers offer server-based games directly to consumers over the Internet or through retail channels involving an upfront charge to the buyer. These developers also maintain Web sites where they host their games and match up opponents. Under the online publishing model, game developers publish server-based titles (typically massively multi-player or "immersive" games) exclusively for online play and typically sell unlimited usage or time-based subscriptions to the game, typically ranging from $4.95 to $19.95 a month.

     Online gaming aggregators offer a variety of third-party games and related services and seek to generate revenues through a combination of usage fees and/or advertising. Online aggregators focus on providing server hosting, match-making services and tournaments for multi-player games published by third-parties, as well as community-building services such as chat rooms and bulletin boards. Typically, these services offer many of the same games on a non-exclusive basis. Chat accounts for as much as 50 percent of usage on aggregation sites, as consumers come for games and stay for community. Furthermore, aggregators seek to enhance their customers' online gaming experience by minimizing latency for Internet-based games. Latency, or the length of time it takes to communicate from the host server to the player's computer, is the most important technical constraint impeding game play on the Internet. The typical delay on the Internet is of the order of 4/10th of a second, which significantly affects the quality of multi-player action games. A majority of the competitors vying for the on-line and Internet gaming market are focused on multi-player action games which require low latency data links between the players and the host. Online game networks include Mpath's Mplayer, America Online's WorldPlay, Microsoft's Internet Gaming Zone, Kesmai's Gamestorm, Total Entertainment Network ("TEN"), Engage Games Online, SegaSoft's Heat.Net and Dwango.

     Traditional publishers of games for the PC platform are also increasingly including options for online play in their game software.

     As the Internet develops into a popular medium for online gaming, traditional game publishers, which are primarily focused on retail distribution, are increasingly using the Internet to directly promote traditional retail titles by providing free online play on their Web sites as an added benefit to retail buyers. According to a study conducted by Jupiter Communications, by offering free online play, publishers are able to increase retail sales of their products by 10%-15%.

Online Products

     The Company acquired ICI in April 1997 as a vehicle to enter the online gaming market. ICI had developed and launched a pioneer Internet gaming service with the online-only game WarBirds. WarBirds has been named "Online Only Game of the Year" every year since 1996 by PC Games magazine and is recognized as one of the world's leading real-time large-scale online multi-player games.

     The recent acquisition of MPG-Net provides the Company with the ICONS(TM) fully integrated gaming network platform which seamlessly controls game play, player tracking, chat, advertising, billing and e-commerce. Using the ICONS platform, the Company plans to position itself as a leading entertainment destination on the Web by expanding the scope of its services to include advertising and e-commerce and enhancing the community-building features of its gaming networks, such as chat and messaging.

     The Company currently operates two online gaming networks, Interactive Magic Online and AT&T WorldNet's GameHub, and has been contracted by AOL to provide exclusive online games for AOL's WorldPlay channel. The Company plans to fully integrate its the Company Online and GameHub gaming sites into a seamless network of distributed servers and databases which will form the basis for iEN. The acquisition of MPG-Net and its technology portfolio has enabled the Company to accelerate the development of its online game service offerings and to plan the launch of iEN, its fully integrated online gaming service, in the first quarter of 1999.

iEN

     The Company's iEN site currently offers four real-time large-scale online games, three of which are undergoing pre-release testing. WarBirds, the Company's only commercially released online game, is available on a subscription basis with membership to the Interactive Magic Online site. The Company currently offers players three subscription options on the Interactive Magic Online site. Users choose to pay $9.95, $19.95 or $29.95 for five, thirteen or twenty hours, respectively, of game play per month. Users pay an additional $1.99 for each hour played beyond this subscription allocation. The Company believes that this pricing plan caters to the needs of a variety of players ranging from novices to experts and provides players with an incentive for added game play.

     Interactive Magic Online is distinguished by the real-time large-scale nature of its online games. While a number of multi-player games are available over the Internet, generally only four, eight or 16 players can play simultaneously with or against each other. By contrast, large-scale multi-player games permit a significantly greater number, frequently hundreds, of simultaneous players. The Company is one of the few online developers that have the knowledge, skill and experience necessary and are recognized within the industry for their ability to successfully develop and operate large-scale online multi-player games.

     The Company hosts numerous playing arenas for large-scale multi-player online games on its highly scalable, redundant and secure high performance client-server network. This game server network can be expanded and distributed as needed to accommodate growth in the Company's customer base. The Company believes that its massively multi-player online games create a gaming experience that constantly engage the player, presenting fresh challenges. Large-scale online games are infinitely expandable and can grow organically through regular development and modification. As such, unlike the mission-oriented or level-based CD-ROM games, they have a perpetual shelf life. These games present ongoing submersive play experiences where players can chose to reenter the game environment at any time, 24 hours a day, seven days a week.

     The Company believes that as its massively multi-player games develop a loyal following, they become ideal environments around which to form communities. The Company believes that its customers wish to socialize and form relationships while competing online against one another. Accordingly, the Company designs its massively multi-player online games to be inherently conducive to community building by allowing hundreds of people from around the world to play simultaneously. WarBirds, for example, allows players to fly in squadrons, participate in organized special events, gain status and build careers as pilots for their online personas. In addition to playing games, the Company's customers are given the opportunity participate in a rich social environment, including chat, competitive tournaments and live event broadcasts.

     The Company's iEN game site currently includes the following online titles:

          WarBirds, an award winning World War II air combat simulation game, allows hundreds of players from around the world to simultaneously fly air combat missions in a single campaign. To date, there have been as many as [350] WarBirds players online at one time. WarBirds combines strategy, realism and community building to offer players a unique, compelling and engaging online gaming experience. Players choose to fly for one of four teams, select an airplane from an array of 50 historically accurate bombers or fighters and choose a role as a pilot, gunner or bomber. Individual combatants then engage in dogfights or fly bombing missions over enemy territories, with the outcome of each individual mission affecting the outcome of the overall campaign. The incorporation of 3D rolling terrain graphics, the Company's MEGAvoice technology, which allows groups of up to four players to engage in real-time voice communication, and the Company's MEGAplayer technology, which minimizes latency and onscreen "warping", add to the realism of the playing experience.

          WarBirds is played on a continuous basis, allowing players to enter the game 24 hours a day, seven days a week. WarBirds also incorporates a number of features that are conducive to community-building: players can fly in a squadron, participate in organized special events and advance and build careers as pilots. To encourage recurring play, the Company promotes the development of communities of regular WarBirds players that participate in special promotional events such as squadron conferences, conventions and competitions around the world. WarBirds has been named "Online Only Game of the Year" every year since 1996 by PC Games and in 1996 and 1997 by Computer Games/Strategy Plus.

          Dawn of Aces, launched in beta version in the third quarter of 1998, is a WWI air combat simulation game based on the WarBirds engine. Dawn Of Aces places players in the middle of an ongoing WWI air battle over Continental Europe and carries a more historic feel than WarBirds. Dawn of Aces allows players to fly either as Allied (British or French) or Central (German) pilots, with the goal of helping their side capture enemy aerodromes and advance front lines. Players can chose their aircraft from a variety of historically accurate models available to their team and can change sides in the on-going battle each time they rejoin the game.

Gamehub

     GameHub is an AT&T-sponsored and co-branded online gaming service primarily aimed at AT&T WorldNet's 1.4 million subscribers. AT&T WorldNet has begun marketing GameHub to its subscribers as a premium service option included with their subscription.

     GameHub complements the Company's online gaming strategy by expanding the Company's network of player communities. The GameHub site offers consumers a mix of free and pay-per-play games in all categories, including strategy, role-playing, simulation, action and parlor games. GameHub will charge for premium games exclusively available through the Company's sites, including WarBirds, Dawn of Aces and Shockforce. In addition to games, GameHub will offer chat rooms, forums and shopping areas. The Company expects GameHub to generate revenue from AT&T subscription fees, premium game subscriptions, e-commerce and advertising.

     The following MPG-Net games are currently offered on the GameHub site:

          The Kingdoms of Drakkar is a large-scale multi-player fantasy adventure role playing game where players choose characters, develop skills, and team with other players to explore fantasy lands using magical weapons and spells. The Kingdoms of Drakkar is a premium game on the GameHub site.

          Drakkar II is an advanced version of The Kingdoms of Drakkar role playing game which is currently in pre-release testing. Drakkar II features improved graphics and an overall enhanced gaming experience over the original title.

     GameHub also offers traditional parlor-style games developed by MPG-Net such as Chess, Checkers, Tic Tac Toe, Backgammon, Bingo, and Wari (based on the African board game). The Company plans to add the full roster of online games available on the Company Online to its GameHub offerings and has begun hosting other publishers' popular titles on the GameHub site. Third-party titles currently available on GameHub include Unreal and Total Annihilation by GT Interactive, Quake World and Quake II by id Software and Forsaken by Acclaim.

America Online

     The Company announced an online distribution relationship with AOL, the world's leading online services company, in October 1998. Under this agreement, the Company will receive royalties from AOL in exchange for contributing two exclusive online games to AOL's games channel.

iEN

     Beginning in the first quarter of 1999, the Company plans to fully integrate its Company Online and GameHub gaming sites into a seamless network of distributed servers and databases which will form the basis for iEN. The Company's branded and private label online gaming sites will serve as gateways to iEN. With the introduction of iEN, the Company plans to shift to a three-tier service structure in order to expand its user base and build a successful mainstream online entertainment service:

     The first tier of the Company's services will consist of free entertainment in the form of chat, messaging and online parlor games such as chess, checkers, Poker, Hearts, Spades, Bingo and backgammon to attract a large user audience to the Company's site. Following the lead of major Internet portals which have used free services to aggregate large communities of online users, the Company plans to offer these online gaming services free of charge in order to build a large and loyal customer base.

     The Company's second tier of services will consist of subscription-based access to more traditional action, simulation and strategy games and related services. The Company will also host multi-player arenas for a variety of popular Internet-enabled CD-ROM titles published by the Company and third-party publishers. Additional services will include tournament play with rankings, contests, special events and prizes. Players will be charged $9.95 per month for unlimited usage of these services.

     The third-tier of the Company's services will target avid gamers. In addition to all of the services included in the second-tier, the third tier will offer the most sophisticated online only games on a pay-per-play basis, including massively multi-player games such as WarBirds and Dawn of Aces. These games will only include titles that are differentiated enough from generic online gaming offerings to warrant premium pricing. The Company plans to offer hourly, daily and monthly game time purchases.

     The Company plans to expand the community-orientation of its services by providing feature-rich, easy-to-use chat and messaging services which enhance the social experience of playing the Company's broad offering of free, subscription-based and pay-per-play games. The Company believes that these chat rooms and messaging services will encourage player congregation at its sites and facilitate social interaction and player matching for multi-player games. These chat and messaging services will be enhanced in 1999 with the introduction of the Company's new Internet voice technology for chat rooms, messaging and voice-enabled games. To support these free services, the Company will leverage its Web traffic and draw revenue from advertising, sponsorship and e-commerce offerings. The Company will launch an online store which will sell both the Company and third-party products and will introduce interstitial and banner advertising throughout the Company site.

CD-ROM Products

     In June 1999, the Company sold the retail CD-ROM portion of its business for $2,500,000 in cash to focus its efforts exclusively on the development of its Internet properties and strategies.

Marketing

     The Company's online marketing focuses on strategies for increasing recurring revenues from the current customer base while recruiting new customers. The Company seeks to increase revenues from its current customer base through community building programs such as regular e-mail information updates, sponsorship of online events, contests and conventions attended by subscribers. For example, the Company is promoting the development of "communities" of regular WarBirds flyers that participate in special promotional events, such as squadron conferences, conventions and competitions around the world. To date, over 200 of these informal squadrons or communities exist. In addition, the Company is committed to providing extensive technical support to its customers. The Company believes that as a result of these efforts, it has developed significant customer loyalty, encouraging long term customer game play.

     The Company has begun developing distribution partnerships with ISPs as a means of marketing its online games. Beginning in December 1998, GTE's new dial-up and ADSL customers are being offered WarBirds software as part of their introductory service package.

Technology

     The Company has developed proprietary technologies that create an enhanced gaming experience for the user and enable the Company to create highly realistic games. The Company has filed a patent application on its MEGAplayer technology, which minimizes latency and addresses problems such as "warping", which is inherent in high and variable latency networks such as the

Internet. The Company also has developed its MEGAvoice technology, which allows groups of up to four players to engage in real-time voice communication over the Internet while playing the Company's games. This technology utilizes bandwidth efficiently while limiting any impact on latency and networked game play. In 1999, the Company plans to launch new Internet voice technology which will further enhance the chat features of its online gaming sites.

     As part of the MPG-NET acquisition, the Company obtained the ICONS online gaming platform which provides features such as player tracking, chat, messaging and billing and enables advertising and e-commerce. The acquisition of MPG-Net's ICONS software technology enables the Company to expand its online offering from multiple individual online games to a comprehensive online gaming service incorporating a variety of community-building features. The ICONS system involves the use of trained systems operators available online within the Company services to offer tours, answer questions and to generally assist both new visitors and service members with the utilization of services and the purchase of various products, games and game-related merchandise.

Product Development

     While the development cycle for new CD ROM products ranges from 6 to 24 months, the development cycle for new online products is continuous throughout the life of the product. Generally, each new internally developed product begins as brief design document proposed by the Company's internal development staff. Following management approval, the product's designer drafts a detailed product design specification, programmers develop the software design and create a schedule based on that design, and artists develop storyboards and the art production schedule. The Company then develops the overall project schedule and budget, including a scheduled release date and a marketing and sales plan.

     The Company typically reviews externally developed products in various stages of development, and, once the Company has selected and contracted for a product, the Company's product development staff then manages the product development process with the external developer in a manner similar to the Company's internal development process.

     Throughout the development phase of each product, whether internally or externally developed, the Company implements a number of quality control procedures. The software is carefully designed, implemented and tested by the programmers, followed by frequent testing releases. Each product is played and critiqued by the Company's in-house playtest staff and other Company employees. Products are then submitted to groups of up to 50 external playtesters. This product test process reduces implementation defects and provides design and playability feedback in a timely manner for incorporation in the finished product.

Properties

     The Company leases approximately 15,000 square feet in an office park in Morrisville, North Carolina. The lease is noncancellable and expires in May 2001. All of the Company's United States and Corporate operations are conducted from this facility. The Company also leases space for its offices in the United Kingdom and Germany.

Legal Proceedings

     The Company is not currently a party to any material pending legal proceeding.

                       DIRECTORS AND EXECUTIVE OFFICERS

Current  Directors

The following table sets forth information regarding the Directors of the
Company:

                                                    Year First
                                                    Elected As            Term
Name                                                 Director            Expires            Age
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J.W. Stealey (2)                                       1995                1999              50
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J. Nicholas England (1)                                1997                1999              50
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David H. Kestel (2)                                    1997                1999              65
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W. Joseph McClelland (1) (2)                           1997                1999              52
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(1) Member of Audit Committee
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(2) Member of Compensation Committee
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The current executive officers of the Company are as follows:

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Name                                          Office                                Officer Since
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J.W. Stealey                Chairman of the Board of Directors and Chief                1995
                            Executive Officer
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Carl L. Linke               Vice President-Operations                                   1998
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Michael W. Oliver           Chief Financial Officer, Secretary and Treasurer            1999
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Joseph Rutledge             Senior Vice President-Technology                            1995
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Raymond Rutledge            Vice President-Licensing                                    1995
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Biographies of the Directors and Executive Officers

J. W. Stealey has been Chairman of the Board of Directors and Chief Executive Officer of the Company since January 1995. Previously, he was founder, Chairman and Chief Executive Officer of MicroProse, Inc., a developer and publisher of flight simulation and strategy software titles from 1982 to 1993. Prior to 1982, Mr. Stealey was Group Director of Business Development of General Instruments. Prior to joining General Instruments Corporation, Mr. Stealey held management consulting positions with Cresap, McCormick and Paget and McKinsey & Co. in New York, New York. Mr. Stealey earned a B.S. degree in Aeronautical Engineering from the United States Air Force Academy. After graduation from the Academy, Mr. Stealey spent six years as an operational pilot in the United States Air Force. Mr. Stealey also received an M.B.A. in finance and strategic management from the Wharton School of Business of the University of Pennsylvania.

J. Nicholas England has served as a Director of the Company since February 1997. Since 1993, Mr. England has been a Research Professor in the Department of Computer Science at the University of North Carolina at Chapel Hill. From 1987 to 1993, he worked as Director of Product Development for advanced graphics, imaging and visualization hardware and software for Sun Microsystems, Inc. Previously, Mr. England founded two computer graphics companies. Mr. England is a Director of Numerical Design Limited in Chapel Hill, North Carolina, a private software company. He received a B.S. in Electrical Engineering from North Carolina State University.

David H. Kestel, CLU, has served as a Director of the Company since February 1997. Since 1992, Mr. Kestel has served as President of The Kestel Group, Inc., an estate planning, executive compensation and employee benefits company based in Potomac, Maryland. From 1978 to 1992, he worked at Blue Cross and Blue Shield of the National Capital Area, most recently as Senior Vice President, Marketing, and served as President of two domestic life insurance companies and two offshore reinsurance companies. Mr. Kestel received a B.B.A. and an M.B.A. from the University of Michigan. Mr. Kestel is a Member, Chartered Life Underwriter.

W. Joseph McClelland has served as a Director of the Company since February 1997. Since 1990, Mr. McClelland has been Vice

President and a Member of the Board of GEC-Marconi Defense Systems Inc., an Arlington, Virginia-based subsidiary of GEC-Marconi Ltd., which produces and sells electronic warfare equipment to government customers. From 1988 to 1990, he was Director, Avionics, Armament and Electronic Combat, at the HQ United States Air Force Systems Command at Andrews Air Force Base in Maryland, where he supervised headquarters staff and provided corporate oversight of advanced programs. From 1986 to 1988, he was Director, United States Air Force Research and Development Liaison Office in London, England, where he initiated and managed U.S./U.K. cooperative research and development programs. Mr. McClelland received a B.S. in Engineering Mechanics and Mathematics from the United States Air Force Academy. He received an M.S. in Applied Mechanics from the University of Utah. Mr. McClelland is a graduate of the United States Air Force Test Pilot School.

Avi Suriel has served as a Director of the Company since February 1998. Since 1996, Mr. Suriel has been a Director of Vertical Financial Holdings, a European-based merchant banking firm focusing primarily on investments in the high technology industry. From 1993 to 1996, Mr. Suriel was a Director in the Investment Banking Division of Salomon Smith Barney. From 1990 to 1993, he was a Senior Associate in the Fixed Income Division at Morgan Stanley & Co. Incorporated. From 1988 to 1990, he was a Research Analyst in the Fixed Income Division at Merrill Lynch, Pierce, Fenner & Smith. Mr. Suriel also provides consulting services as a principal of Suriel Financial Consulting, which he founded. Mr. Suriel received a B.A. degree in Economics and International Relations from Hebrew University, Israel, and an M.B.A. in Finance from Fordham University.

Carl E. Linke has been Vice President of Operations since October 1998. Prior to joining the Company, Mr. Linke was responsible for the opening and operations of an office of Academy Graduates Executive Search, a personnel search boutique focused on former officers from the Nation's military forces. From 1990 to 1995 Mr. Linke served as Vice President of Operations for two software related companies in the Chicago area. For over twenty years Mr. Linke was an officer in the United States Army serving in operations positions and unit commands. He completed his service as a Lieutenant Colonel. Mr. Linke received a B.S. degree in Engineering from the United States Military Academy in 1970 and a Master of Science degree in Industrial Relations from the Krannert School of Management at Purdue University in 1977.

Michael W. Oliver was appointed Chief Financial Officer, Secretary and Treasurer effective January 1, 1999. Mr. Oliver was President of The Oliver Group from October 1997 to December, 1998. He was Treasurer of Reichhold Chemicals, Inc. from July 1990 to September 1997. He was Executive Vice President and Chief Financial Officer of The Harris Organization from January 1988 to June 1990; and Controller-Natural Resources of Eastern Enterprises from November 1979 to December 1987. Mr. Oliver received his B.A. in Economics from the University of Pittsburgh at Johnstown in 1975 and his M.B.A. from the Katz School of Business in 1977.

Joseph Rutledge has been Senior Vice President of Development for the Company since September 1994. Mr. Rutledge oversees the Company's internal software development activities. Prior to joining the Company, Mr. Rutledge founded and operated JR Associates, a private software consulting company which designed multimedia and "edutainment" products. From 1978 to 1994, Mr. Rutledge served as a technical systems consultant for Honeywell Inc., McDonnell Douglas Corp. and other defense technology companies. Mr. Rutledge is a graduate of the University of Pittsburgh with a B.S. degree in Mathematics. Mr. Rutledge is the brother of Raymond Rutledge.

Raymond Rutledge has served as the Company's Vice President of Licensing since February 1995. Mr. Rutledge oversees product development from external sources. From 1993 to 1995, Mr. Rutledge served as Vice President of Development for MicroProse, Inc., where he was responsible for overseeing development of hit releases such as F-15 Strike Eagle III, F-14 Fleet Defender, 1942 Pacific Air War and Ultimate Football. From 1988 to 1992, Mr. Rutledge served as Executive Vice President of RJO Enterprises, Inc., a systems engineering and software company. Mr. Rutledge graduated from the University of Pittsburgh with a B.S. degree in Electrical Engineering. He also earned a master's degree in Computer Science from Adelphi University. Mr. Rutledge is the brother of Joseph Rutledge.

                             EXECUTIVE COMPENSATION

                                                                                                     Other              Restricted
                                                                                                     Annual               Stock
Name and Principal Position                    Year        Salary $           Bonus $(1)          Compensation            Awards
J.W. Stealey                                       1998        170,742                 -                14,306(2)               (3)
  Chairman of the Board and                        1997        160,000                 -                16,832(2)               (3)
  Chief Executive Officer                          1996        150,000                 -                16,760(2)               (3)

Robert L. Pickens                                  1998        138,750            20,000                 7,215(2)               (3)
  President (4)                                    1997        114,000                 -                 5,071(2)               (3)
                                                   1996        122,124                 -                 3,454(2)               (3)

Joseph Rutledge                                    1998        125,000            12,508                     -                  (3)
  Senior Vice President                            1997         93,000                 -                     -                  (3)
     Technology                                    1996         92,000                 -                     -                  (3)

Raymond Rutledge                                   1998        120,000            24,396                     -                  (3)
  Vice President Licensing                         1997         93,000                 -                     -                  (3)
                                                   1996         92,000                 -                     -                  (3)

Douglas B. Kubel                                   1998        120,000            14,746                     -                  (3)
  Vice President (5)                               1997         93,000                 -                     -                  (3)
                                                   1996         92,000                 -                     -                  (3)
Stock Options Granted During 1998

(1) Amount paid during year, earned in prior year
(2) Use of Company auto and country club expenses
(3) None awarded
(4) Mr. Pickens resigned as President effective October 23,1998.
(5) Mr. Kubel resigned as Vice President effective March 15, 1999.

Stock Options Granted During 1998




                         Number            % of Total                                              Potential Realizable Value at
                         Of Securities     Options                                                 Assumed Annual Rates of Stock
                         Underlying        Granted to          Exercise or                         Price Appreciation for the
                         Options           Employees in        Base Price         Expiration            Option Term/(2)/
Name                     Granted           Fiscal Year (1)     ($ / Share)        Date                 5%                 10%
Douglas Kubel                    30,000            6%             $4.1250           10/8/03         $ 77,826          $197,226
Carl Linke                      100,000           21%             $4.2500           10/7/03         $267,280          $677,341
Joseph Rutledge                  50,000           10%             $4.1250           10/8/03         $129,710          $328,709
Raymond Rutldge                  50,000           10%             $4.1250           10/8/03         $129,710          $328,709
J.W. Stealey                     50,000           10%             $4.1250           10/8/03         $129,710          $328,709

(1)  Based upon 484,750 total options granted under the 1998 Stock Option Plan.
(2) The compounding assumes a 10-year exercise period for all option grants. These amounts represent certain assumed rates of appreciation only. Actual gains, if any, on stock option exercises are dependent on the future performance of the Common Stock and overall stock market conditions. The amounts reflected in this table may not be necessarily achieved.

No options were exercised by the Named Officers during 1998. The following table sets forth certain information concerning the number and value of unexercised options held by the Named Officers as of December 31, 1998:


     Number of Securities                           Value of Unexercised
Underlying Unexercised Options at                     In-the-Money Options
        December 31, 1998                           at December 31, 1998/(1)/
----------------------------------               --------------------------

                        Excercisable       Unexercisable         Excercisable         Unexercisable
Name
Douglas Kubel                    97,554              82,446               $270,391            $160,829
Carl Linke                            0             100,000                      -            $  3,100
Robert Pickens                   62,813              64,687               $206,089            $212,238
Joseph Rutledge                 138,125             111,875               $453,188            $210,812
Raymond Rutledge                124,938             105,062               $409,921            $188,458
J.W. Stealey                     37,500             243,750               $123,038            $643,494

(1) Options are considered in-the-money if the market value of shares covered thereby is greater than the option exercise price. Value is calculated based on the difference between the fair market value of the shares of Common Stock at December 31, 1998 ($4.28), as quoted on the Nasdaq Stock Market, and the exercise price of the options.

                             CERTAIN TRANSACTIONS



     The Company, Mr. Stealey and Mr. Pickens are parties to a January 3, 1995 Stock Purchase and Stockholder Agreement (the "Co-Sale Agreement"). The Co-Sale Agreement grants Mr. Pickens a co-sale right to participate in any transfer of shares of Common Stock by Mr. Stealey on the same terms and conditions as offered to the third party by Mr. Stealey. The co-sale right entitles Mr. Pickens to participate in such transfer in the same proportion to the number of shares to be sold by Mr. Stealey that the number of shares of Common Stock owned by Mr. Pickens prior to the transfer bears to the number of shares of Common Stock owned by Mr. Stealey prior to the transfer. Mr. Pickens resigned from his position as President of the Company in October 1998.

     The Company has also entered into a marketing agreement, dated January 3, 1995, with Mr. Stealey, pursuant to which Mr. Stealey makes his T-28 Trojan aircraft and his services as a pilot available to the Company in consideration for which the Company pays all of the expenses to store, operate and maintain such aircraft and to maintain Mr. Stealey's pilot license.

     On March 6, 1995, the Company issued a demand Promissory Note to Mr. Pickens in the principal amount of $600,000 at an annual interest rate of 12%, which increased to 14% on June 30, 1996 because the balance thereunder exceeded $400,000 on that date. In consideration of this loan, the Company issued warrants to Mr. Pickens to purchase 13,845 shares of Common Stock at an exercise price of $1.00 per share. In connection with the Company's Series B Preferred Stock financing, Mr. Pickens, on February 4, 1998, converted the outstanding principal of $600,000 into 132,744 shares of Series C Preferred Stock, which shares will be converted into 132,744 shares of Common Stock in connection with the Recapitalization. Also in connection with the Recapitalization, Mr. Pickens has forgiven $50,000 of the accrued interest outstanding in connection with this loan in payment of the $1.00 per share exercise price of his 50,000 Recapitalization Options. The Company paid Mr. Pickens $111,421 of the remaining $183,864 in accrued interest due to him under this loan upon the consummation of the Company's initial public offering in July 1998.

     On April 11, 1995, the Company entered into a joint development agreement with NDL for the development of the Company's DEMON technology. J. Nicholas England, a director of the Company, is a director of NDL. To date, the Company has paid $322,500 to NDL for the rights to the technology which includes amounts paid pursuant to a royalty of 1% of net sales based on products that incorporate the DEMON technology.

     On December 4, 1995, the Company entered into a leasehold agreement with Southport Business Park Limited Partnership ("Southport") for the Company's principal executive offices located at 215 Southport Drive in Morrisville, North Carolina. The term of the lease is for a period of five years commencing April 1, 1996 at a monthly rent of $13,962, subject to adjustment in certain circumstances. J. W. Stealey has executed a personal guarantee in favor of Southport in connection with the leasehold agreement.

     Since the Company's inception, Mr. Stealey has executed several personal guaranties and pledges of personal collateral in favor of BB&T, one of the Company's primary bank creditors, in connection with revolving and term loans extended by BB&T to the Company. On January 24, 1997, the Company issued a $2,500,000 Promissory Note to BB&T secured by Mr. Stealey's guarantee and pledge of collateral. The January 24, 1997 note has been paid in full, and Mr. Stealey's guarantee and pledge in respect thereof have been extinguished. On August 25, 1997, the Company issued a $2,750,000 Promissory Note to BB&T secured by Mr. Stealey's guarantee and pledge of collateral in replacement of the January 24, 1997 note. On November 25, 1997, the Company issued a $250,000 Promissory Note to BB&T secured by Mr. Stealey's guarantee and pledge of collateral. The November 25, 1997 note has been paid in full, and Mr. Stealey's guarantee and pledge in respect thereof have been extinguished. On March 27, 1998, the Company issued a $250,000 Promissory Note to BB&T secured by Mr. Stealey's guarantee and pledge of collateral. In connection with his guaranties to BB&T, the Company is obligated to pay Mr. Stealey a fee equal to 6% per annum of the indebtedness borrowed. As of March 31, 1998, the Company owed Mr. Stealey an aggregate of $144,385 in consideration of his guaranties to BB&T.

     On May 20, 1996, the Company issued a Promissory Note to Mr. Stealey in the principal amount of $1,000,000, payable on November 17, 1996, with interest at the annual rate of 15%, increasing to 17% if the Company did not repay Mr. Stealey by November 17, 1996. In connection with this loan, the Company issued warrants to Mr. Stealey to purchase 25,000 shares of Common Stock at a price of $2.00 per share. Under the original terms of the note, if the note was not repaid by November 17, 1996, the Company was obligated to issue additional warrants to Mr. Stealey to purchase 25,000 shares of Common Stock per 180 days prorated over the time until repayment occurred. On March 20, 1997, in connection with a loan to the Company made by Petra, Mr. Stealey waived his right under the note to accrue additional warrants after November 16, 1997. On February 4, 1998, in connection with the Company's Series B Preferred Stock financing, Mr. Stealey converted the $1,000,000 principal outstanding under the May 20, 1996 note into 221,239 shares of Common Stock. [In connection with the recapitalization effected in connection with the Company's initial public offering in July 1998 (the "Recapitalization"), Mr. Stealey has forgiven $268,750 of the accrued interest outstanding under this note in payment of the $1.00 per share exercise price of his 268,750 Recapitalization options.

     On July 10, 1996, the Company issued a Promissory Note to Mr. Stealey in the principal amount of $1,000,000, payable on January 6, 1997, with interest at the annual rate of 15%, increasing to 17% if the Company did not repay Mr. Stealey by January 6, 1997. In connection with this loan, the Company issued warrants to Mr. Stealey to purchase 50,000 shares of Common Stock at a price of $6.00 per share. Under the original terms of the note, if the note was not repaid by January 6, 1997, the Company was obligated to issue additional warrants to Mr. Stealey to purchase 250,000 shares of Common Stock per 180 days prorated over the time until repayment occurred. On March 20, 1997, in connection with a loan to the Company by Petra, Mr. Stealey waived his right under the note to accrue additional warrants after January 6, 1998. On February 4, 1998, in connection with the Company's Series B Preferred Stock financing, Mr. Stealey converted the $1,000,000 principal outstanding under the July 10, 1996 note into 221,239 shares of Common Stock. The Company paid Mr. Stealey $234,729 accrued interest due to him in connection with the loan upon consummation of the Company's initial public offering.

     The Company has borrowed approximately $870,000 from Laura M. Stealey, the former wife of Mr. Stealey, under a $1,000,000 credit line established by Ms. Stealey in favor of the Company, which is guaranteed by Mr. Stealey, pursuant to a Letter Agreement dated October 31, 1996. In consideration of the credit line, the Company granted to Ms. Stealey a warrant exercisable for 14,948 shares of Common Stock at a purchase price of $5.82 per share. On March 24, 1997, in connection with a loan to the Company by Petra, Ms. Stealey waived her right to convert debt under the credit line into shares of the Company's Common Stock. The Company repaid the entire principal amount, plus the $117,175 in accrued interest thereon through March 31, 1998, of this credit line upon the consummation of the Company's initial public offering.

     On February 4, 1998, Vertical Financial Holdings, Suriel Financial Consulting and several other investors purchased an aggregate of 778,746 shares of the Company's Series B Preferred Stock for $3,500,000. Mr. Suriel, a director of the Company, is a Director of Vertical Financial Holdings and founder and a principal of Suriel Financial Consulting. All of the Series B Preferred Stock investors have signed a proxy agreement with Vertical Financial Holdings granting Vertical Financial Holdings voting rights with respect to their shares. In connection with the Recapitalization, the 778,746 shares of Series B Preferred Stock converted into 2,045,649 shares of Common Stock.

     The Company and General Capital, an affiliate of Vertical Financial Holdings, have also signed a Marketing Agreement dated February 4, 1998, pursuant to which the Company is obligated to pay $400,000 to General Capital for marketing services when the Company's shareholders' equity equals or exceeds $5,000,000. The Company satisfied such obligation upon the consummation of the Company's initial public offering.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth the only shareholders known by the Company to be the beneficial owners, as of March 31, 1999, of more than five percent (5%) of the outstanding shares of the Company:

Name and Address                            Shares Beneficially Owned            Percent of Shares Outstanding (1)
J.W. Stealey                                        2,725,617 (2)                           25.5%
  215 Southport Drive
  Morrisville, NC 27560

Vertical Financial Holdings                         2,045,649 (3)                           19.1%
  Hambrechtikerstrasse 61
  Ch-8640 Rapperswil
  Switzerland

(1) Based on 10,690,183 shares outstanding
(2) Includes 50,000 shares subject to options and 236,389 shares subject to warrants. Excludes 600,000 shares held in trusts for Mr. Stealey's children over which Mr. David Kestel is the trustee. Mr. Stealey has neither voting power nor dispositive power over the shares held in the trusts. Mr. Stealey disclaims beneficial ownership of the shares held in the trusts.
(3) Includes 427,394 shares owned by entities beneficially owned by Vertical Financial Holdings and 1,220,084 shares owned by other entities over which Vertical Financial Holdings has voting power pursuant to a proxy agreement.

The table below gives the number of shares of Common Stock of the Company beneficially owned as of March 31, 1999 by persons who were members of the Board and executive officers of the Company during 1998.


Name and Position                 Shares Beneficially Owned             Percent of Shares Outstanding (1)
J.W. Stealey                                 2,725,617 (2)                                  25.5%
  Chairman of the Board and
  Chief Executive Officer

Robert L. Pickens                              300,401 (4)                                   2.8%
  President (3)

Joseph Rutledge                                151,038 (5)                                   1.4%
  Vice President

Raymond Rutledge                               138,831 (6)                                   1.3%
  Vice President

Doug Kubel                                     187,582 (8)                                   1.8%
  Vice President (7)

J. Nicholas England                             41,000 (9)                                   0.4%
  Director

David H. Kestel                                 41,000 (9)                                   0.4%
  Director

W. Joseph McClelland                            41,000 (9)                                   0.4%
  Director


  Director

(1)  Based on 10,690,183 shares outstanding.
(2) Includes 50,000 shares subject to options and 236,389 shares subject to warrants. Excludes 600,000 shares held in trusts for Mr. Stealey's children over which Mr. David Kestel is the trustee. Mr. Stealey has neither voting power nor dispositive power over the shares held in the trusts. Mr. Stealey disclaims beneficial ownership of the shares held in the trusts.
(3)  Mr. Pickens resigned as President effective October 23,1998.
(4)  Includes 62,813 shares subject to options and 13,845 subject to warrants.
(5)  Includes 144,375 shares subject to options.
(6)  Includes 129,625 shares subject to options.
(7)  Mr. Kubel resigned as Vice President effective March 15, 1999.
(8)  Includes 180,000 shares subject to options.
(9)  Includes 41,000 shares subject to warrants.

                            SELLING SECURITY HOLDERS

     The following table sets forth certain information regarding the beneficial ownership of common stock by the Selling Stockholder as of July 30, 1999, and the number of shares of common stock covered by this Prospectus:

                                         Beneficial Ownership                                   Beneficial Ownership
                                          Prior to Offering (1)                                    After Offering(2)
                                        --------------------------                             -------------------------
Name and Address                         Number           Percent     Number of Shares         Number           Percent
of Selling Stockholder                   of Shares        of Class    Offered Hereby(1)        of Shares        of Class
----------------------                  ----------        --------    -----------------        ----------       -------
 RGC International Investors, LDC           2,119,889        19.99%         2,119,889                --              --
   c/o Rose Glen Capital
   Management, LP
   Three Bala Plaza East, Suite 200
   251 St. Asaphs Road
   Bala Cynwyd, PA 19004

_______________________________________
(1) The number of shares set forth in the table represents the maximum number of shares of common stock which may be issued by the Company upon conversion of the Convertible Note and exercise of the Warrants without obtaining shareholder approval as required by Nasdaq marketplace rules (the "Maximum Share Limitation"). The actual number of shares of common stock issuable upon conversion of the Convertible Note and exercise of the Warrants is indeterminate, is subject to adjustment and could be materially less or more than such number depending on factors which cannot be predicted by the Company at this time, including, among other factors, the future market price of the common stock. The actual number of shares of common stock offered hereby, and included in the Registration Statement of which this Prospectus is a part, includes such additional number of shares of common stock as may be issued or issuable upon conversion of the Note and exercise of the Warrants by reason of any stock split, stock dividend or similar transaction involving the common stock, in accordance with Rule 416 under the Securities Act. Pursuant to the terms of the Convertible Note, if the Convertible Note had been actually converted on July 30, 1999, the conversion price would have been approximately $1.75 (85% of the average of the lowest closing bid prices of the Common Stock reported on the Nasdaq National Market on any two trading days during the 22 consecutive trading day period ending on the trading day immediately preceding such date). At that price and without giving effect to the Maximum Share Limitation, the Convertible Note would be convertable into approximately 2,281,640 shares of common stock. No warrants would have been issued in connection with such conversion. Pursuant to the terms of the Convertible Note and the Warrants, the Convertible Note is convertible and the Warrants are exercisable by any holder only to the extent that the number of shares of Common Stock thereby issuable, together with the number of shares of common stock owned by such holder and its affiliates (but not including shares of common stock underlying the unconverted portion of the Convertible Note or unexercised portions of the Warrants) would not exceed 4.99% of the then outstanding common stock as determined in accordance with Section 13(d) of the Exchange Act. Accordingly, the number of shares of common stock set forth in the table for this Selling Stockholder exceeds the number of shares of common stock that this Selling Stockholder could own beneficially at any given time through its ownership of the Convertible Note. In that regard, beneficial ownership of this Selling Stockholder set forth in the table is not determined in accordance with Rule 13d-3 under the Exchange Act.

(2) Assumes the sale of all shares offered hereby.

                              PLAN OF DISTRIBUTION

     The shares of common stock (the "Shares") being offered by the Selling Stockholder or its respective pledgees, donees, transferees or other successors in interest, will be sold from time to time in one or more transactions (which may involve block transactions) on the Nasdaq National Market or on such other market on which the common stock may from time to time be trading, in privately-negotiated transactions, through the writing of options on the Shares, short sales or any combination thereof. The sale price to the public may be the market price prevailing at the time of sale, a price related to such prevailing market price, at negotiated prices or such other price as the Selling Stockholder determines from time to time. The Shares may also be sold pursuant to Rule 144. The Selling Stockholder shall have the sole and absolute discretion not to accept any purchase offer or make any sale of Shares if it deems the purchase price to be unsatisfactory at any particular time.

     The Selling Stockholder or its respective pledgees, donees, transferees or other successors in interest, may also sell the Shares directly to market makers acting as principals and/or broker-dealers acting as agents for themselves or their customers. Such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Stockholder and/or the purchasers of Shares for whom such broker-dealers may act as agents or to whom they sell as principal or both (which compensation as to a particular broker-dealer might be in excess of customary commissions). Market makers and block purchasers purchasing the Shares will do so for their own account and at their own risk. It is possible that a Selling Stockholder will attempt to sell shares of common stock in block transactions to market makers or other purchasers at a price per share which may be below the then market price. There can be no assurance that all or any of the Shares offered hereby will be issued to, or sold by, the Selling Stockholder. The Selling Stockholder and any brokers, dealers or agents, upon effecting the sale of any of the Shares offered hereby, may be deemed "underwriters" as that term is defined under the Securities Act or the Exchange Act, or the rules and regulations thereunder.

     The Selling Stockholder, alternatively, may sell all or any part of the Shares offered hereby through an underwriter. The Selling Stockholder has not entered into any agreement with a prospective underwriter and there is no assurance that any such agreement will be entered into. If the Selling Stockholder enters into such an agreement or agreements, the relevant details will be set forth in a supplement or revisions to this Prospectus.

     The Selling Stockholder and any other persons participating in the sale or distribution of the Shares will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including, without limitation, Regulation M, which provisions may restrict certain activities of, and limit the timing of purchases and sales of any of the Shares by the Selling Stockholder or any other such person. Furthermore, under Regulation M, persons engaged in a distribution of securities are prohibited from simultaneously engaging in market making and certain other activities with respect to such securities for a specified period of time prior to the commencement of such distributions, subject to specified exceptions or exemptions. The foregoing may affect the marketability of the Shares.

The Company has agreed to indemnify the Selling Stockholder, or its transferees or assignees, against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the Selling Stockholder or its respective pledgees, donees, transferees or other successors in interest, may be required to make in respect thereof.


                           DESCRIPTION OF SECURITIES

Common Stock

     As of the date of this Prospectus, the Company has authorized 50,000,000 shares of Common Stock, $.10 par value per share. As of the date of this Prospectus, 10,690,183 shares of Common Stock were issued and outstanding and held of record by approximately 200 shareholders. Holders of Common Stock are entitled to one vote for each share held on matters which are submitted to a vote of shareholders and are not entitled to cumulative voting in the election of directors. Subject to any preferential rights of holders of Preferred Stock, holders of Common Stock are entitled to receive dividends, if any, as declared from time to time by the Board of Directors out of assets legally available for such purpose. On liquidation, holders of Common Stock are entitled to a pro rata portion of all assets available for distribution after payment of creditors and the liquidation preference of any outstanding shares of Preferred Stock. Holders of Common Stock have no preemptive rights or other rights to subscribe for additional shares. All outstanding shares of Common Stock are, and the shares offered hereby will be, upon issuance, validly issued, fully paid and non-assessable.


Preferred Stock

     As of the date of this Prospectus, the Company has authorized 25,000,000 shares of Preferred Stock, $.10 par value per share, and (giving effect to the Recapitalization) there are no shares of Preferred Stock outstanding. The Company may issue shares of Preferred Stock in one or more series as may be determined by the Company's Board of Directors, who may establish, from time to time, the number of shares to be included in each series, may fix the designation, powers, preferences and rights of the shares of each such series and any qualifications, limitations or restrictions thereof, and may increase or decrease the number of shares of any such series without any further vote or action by the shareholders. Any Preferred Stock so issued by the Board of Directors may rank senior to the Common Stock with respect to the payment of dividends or upon liquidation, dissolution or winding up of the Company, or both. In addition, any such shares of Preferred Stock may have class or series voting rights. Under certain circumstances, the issuance of Preferred Stock or the existence of the unissued Preferred Stock may tend to discourage or render more difficult a merger or other change in control of the Company.

Warrants

     As of the date of this Prospectus, the Company has the following warrants outstanding:

                        Number of Shares                  Exercise Price                           Expiration Date
                      Underlying Warrants
                               73,845                     $         1.00                  August 31, 2002 - December 31, 2004
                              132,933                     $1.03 - $ 3.19                  March 6, 2001 - December 31, 2004
                               60,000                     $         3.75                  January 20, 2004
                              131,334                     $4.31 - $ 4.65                  July 15, 1999 - December 31, 2004
                              203,334                     $5.00 - $ 5.38                  January 26, 2004 -December 31, 2004
                              178,952                     $         6.00                  July 10, 2003 - December 31, 2004
                              493,774                     $6.00 - $ 8.27                  March 6, 2001 - November 25, 2003
Total                       1,274,172                     $         4.95


Certain Articles of Incorporation and Bylaws Provisions Having Potential Anti-Takeover Effects

General

     A number of provisions of the Company's Articles of Incorporation and Bylaws address matters of corporate governance and the rights of shareholders. The following summary of such provisions is not intended to be complete and is qualified in all respects by the Company's Articles of Incorporation and Bylaws. Certain of these provisions, as well as the ability of the Board of Directors to issue shares of Preferred Stock and to set the voting rights, preferences and other terms thereof, may delay or prevent takeover attempts not first approved by the Board of Directors (including takeovers which certain shareholders may deem to be in their best interests). These provisions also could delay or frustrate the removal of incumbent directors or the assumption of control by shareholders.

Classification of Board of Directors

     The Board of Directors currently consists of five members. The Articles of Incorporation provide that if the size of the Board increases to nine or more members, the Board of Directors of the Company will be divided into three classes as nearly equal in number as possible. The directors of each class will serve a term of three years. As a result of a classification of the Board of Directors, approximately one-third of the members of the Board of Directors will be elected each year, and two annual meetings will be required for the Company's shareholders to change a majority of the members constituting the Board of Directors.

Nomination and Removal of Directors; Filling Vacancies

     The Company's Bylaws provide that nominations to the Board of Directors may only be made by the Board of Directors, a nominating committee of the Board or by any shareholder entitled to vote in elections of directors who complies with certain notice procedures. In addition, the Articles of Incorporation and Bylaws provide that a director may be removed by the shareholders only upon the affirmative vote of the holders of two-thirds of the voting power of all shares of capital stock entitled to vote generally in the election of directors, and the Bylaws specify that vacancies on the Board of Directors may be filled only by the Board of Directors. The purpose of these provisions is to prevent a majority shareholder from circumventing the classified board system by removing directors and filling the vacancies with new individuals selected by that shareholder. Accordingly, these provisions may have the effect of impeding efforts to gain control of the Board by anyone who obtains a controlling interest in the Company's Common Stock.

Amendment of Articles of Incorporation

     The Articles of Incorporation of the Company provide that amendments to the Articles of Incorporation may be adopted only upon the affirmative vote of the holders of at least two-thirds of the voting power of all shares of capital stock of the Company entitled to vote thereon. However, if such amendment has received the prior approval by an affirmative vote of a majority of Disinterested Directors, as defined below, then the affirmative vote of the holders of at least a majority of the voting power of all shares of capital stock of the Company entitled to vote thereon, or such greater percentage approval as required by North Carolina law, is sufficient to adopt such amendment. A Disinterested Director is defined as any member of the Board of Directors who is unaffiliated with, and not a nominee of, a Control Person, as defined below, and was a member of the Board of Directors prior to the time a Control Person became such, and any successor of a Disinterested Director who is unaffiliated with, and not a nominee of, a Control Person, who is recommended to succeed a Disinterested Director by a majority of Disinterested Directors then on the Board of Directors. A Control Person is defined as any corporation, person, group, or other entity, which together with its affiliates, prior to a Business Combination, as defined below, beneficially owns 10% or more of the shares of any class of equity or convertible securities of the Company, and any affiliate of any such corporation, person, group, or other entity; provided, however, any corporation, person, group or other entity which, together with its affiliates, prior to July 2, 1998 beneficially owned 10% or more of the shares of any class of equity or convertible securities of the Company, and any affiliate of any such party is not considered to be a Control Person.

Amendment of Bylaws

     Subject to certain restrictions described below, either the Board of Directors or the shareholders of the Company may amend the Company's Bylaws. The Board of Directors may amend the Bylaws and adopt new Bylaws except that: (i) a bylaw adopted or amended by the shareholders may not be readopted, amended, or repealed by the Board of Directors if neither the Articles of Incorporation nor a bylaw adopted by the shareholders authorizes the Board of Directors to adopt, amend, or repeal that particular bylaw or the Bylaws generally; (ii) a bylaw that fixes a greater quorum or voting requirement for the Board of Directors may not be adopted by the Board of Directors by a vote of less than a majority of the directors then in office and may not itself be amended by a quorum or vote of directors less than the quorum or vote therein prescribed or prescribed by a bylaw adopted or amended by the shareholders; and (iii) if a bylaw fixing a greater quorum or voting requirement for the Board of Directors is originally adopted by the shareholders, it may be amended or repealed only by the shareholders, unless the Bylaws permit amendment or repeal by the Board of Directors. The shareholders of the Company generally may adopt, amend, or repeal the Bylaws upon the affirmative vote of the holders of two-thirds of the voting power of all shares of capital stock entitled to vote thereon.

Supermajority Vote Requirement

     The Articles of Incorporation of the Company provide that, unless otherwise more restrictively required by applicable law, any Business Combination, as defined below, must be approved by a majority of a quorum of the Board of Directors and must receive the level of shareholder approval, if any, as follows: (i) to the extent shareholder approval is otherwise required by law, by an affirmative vote of the shareholders holding at least a majority of the shares of capital stock of the Company entitled to vote thereon, provided that such Business Combination has been approved by an affirmative vote of at least two-thirds of the full Board of Directors before such Business Combination is submitted for approval to the shareholders or (ii) by an affirmative vote of the shareholders holding at least two-thirds of the shares of capital stock of the Company entitled to vote thereon provided that such Business Combination has been approved by an affirmative vote of at least a majority of a quorum of the Board of Directors (but less than two-thirds of the full Board of Directors). In addition, if the Business Combination is approved by the affirmative vote of the shareholders holding at least two-thirds of the shares of Common Stock entitled to vote and by a majority of a quorum of the Board of Directors but less than two-thirds of the full Board of Directors, the Business Combination must grant to shareholders not voting to approve the Business Combination certain "fair price" rights.

     The Company's Articles of Incorporation define a Business Combination as
(i) any merger or consolidation of the Company into any other corporation, person, group, or other entity where the Company is not the surviving or resulting entity; (ii) any merger or consolidation of the Company with or into any Control Person or with any corporation, person, group or other entity where the merger or consolidation is proposed by or on behalf of a Control Person;
(iii) any sale, lease, exchange, or other disposition of all or substantially all of the assets of the Company; (iv) any sale, lease, exchange, or other disposition of more than 10% of the total assets of the Company to a Control Person; (v) the issuance of any securities of the Company to a Control Person;
(vi) the acquisition by the Company of any securities of a Control Person unless such acquisition begins prior to the person becoming a Control Person or is an attempt to prevent the Control Person from obtaining greater control of the Company; (vii) the acquisition by the Company of all or substantially all of the assets of any Control Person or any entity where the acquisition is proposed by or on behalf of a Control Person; (viii) the adoption of any plan or proposal for the liquidation or dissolution of the Company which is proposed by or on behalf of a Control Person; (ix) any reclassification of securities or recapitalization of the Company which has the effect of increasing the proportionate share of the outstanding shares of any class of equity or convertible securities of the Company which is beneficially owned or controlled by a Control Person; (x) any of the above transactions which are between the Company and any of its subsidiaries and which are proposed by or on behalf of any Control Person; or
(xi) any agreement, plan, contract, or other arrangement providing for any of the above transactions.

     The requirement of a supermajority vote of shareholders to approve certain business transactions, as described above, may discourage a change in control of the Company by allowing shareholders holding less than a majority of the shares of Common Stock to prevent a transaction favored by shareholders holding a majority of such shares. Also, in some circumstances, the Board of Directors could cause a two-thirds vote to be required to approve a transaction thereby enabling management to retain control over the affairs of the Company and their positions with the Company.

Fair Price Provision

     The "fair price" provision of the Company's Articles of Incorporation applies to Business Combinations that have not received the approval of two-thirds of the full Board of Directors and only to shareholders who vote against such Business Combinations and who elect to sell their shares to the Company for cash at their fair price. This "fair price" provision requires that the consideration for such shares be paid in cash by the Company and that the price per share be at least equal to the greater of the following:

     (i) The highest price per share paid for the Company's Common Stock during the four years immediately preceding the Business Combination vote by any shareholder who beneficially owned five percent or more of the Company's Common Stock and who votes in favor of the Business Combination;

     (ii) The cash value of the highest price per share previously offered pursuant to a tender offer to the shareholders of the Company within the four years immediately preceding the Business Combination vote; or

     (iii) The highest price per share, including commissions and fees, paid by a Control Person in acquiring any of its holdings of the Company's Common Stock.

     The fair price provision is intended to prevent some of the potential inequities of two-step takeover attempts by encouraging negotiations with the Company. However, some shareholders may find the fair price provision disadvantageous to the extent it discourages changes in control in which shareholders might receive for at least some of their shares a substantial premium above the market price at the time an acquisition transaction is made.

     The Company is not aware of any pending or threatened effort to acquire control of the Company or to change management. The Board of Directors does not presently intend to propose any additional anti-takeover provisions.

Constituencies

     The Company's Articles of Incorporation expressly authorize the Board of Directors of the Company, any committee of the Board of Directors, or any individual director in determining what is in the best interest of the Company and its shareholders, to consider, in addition to the long-term and short-term interests of the shareholders, the social and economic effects of the matter to be considered on the Company and its subsidiaries, their employees, clients, creditors, and the communities in which the Company and its subsidiaries operate or are located. When evaluating a business combination or a proposal by another person to make a business combination or a tender offer or any other proposal relating to a potential change in control of the Company, the Board of Directors may consider such matters as (i) the business and financial condition and earnings prospects of the acquiring person, and the possible effect of such condition upon the Company and its subsidiaries and the communities in which the Company and its subsidiaries operate, (ii) the competence, experience, and integrity of the acquiring person and its management and (iii) the prospects for successful conclusion of the business combination, offer or proposal. The consideration of any of the above factors is completely discretionary with the Company's Board of Directors. The constituency provision of the Company's Articles of Incorporation may discourage or make more difficult certain acquisition proposals or business combinations and therefore, may adversely affect the ability of shareholders to benefit from certain transactions opposed by the Company's Board of Directors.

Special Meetings of Shareholders

     The Company's Bylaws provide that special meetings of shareholders may be called only by the Board of Directors, the Chairman of the Board, the President or holders of 20% or more of the voting power of the outstanding shares of the Company. As a result, this provision would prevent shareholders owning less than 20% of the voting power of the outstanding Common Stock from compelling shareholder consideration of any proposal (such as a proposal for a Business Combination) over the opposition of the Company's Board of Directors.

Shareholder Proposals

     The Company's Bylaws provide that shareholders who desire to bring any business before a meeting of shareholders must follow specified procedures, including advance written notice to the Company. The shareholder proposal provision may make it more difficult for shareholder proposals to be considered at shareholder meetings.

                       DISCLOSURE OF COMMISSION POSITION
               ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

     As permitted by North Carolina law, Article IX of the Company's Articles of Incorporation provides for the limitation of the personal liability of directors for monetary damages for breach of duty as a director provided that the limitation of liability does not apply to (i) acts or omissions not made in good faith that the director at the time of such breach knew or believed were in conflict with the best interests of the corporation; (ii) any liability under the North Carolina Business Corporation Act for unlawful distributions; (iii) any transaction from which the director derived an improper personal benefit or
(iv) acts or omissions occurring prior to the date the provision became effective.

     The North Carolina Business Corporation Act also contains provisions prescribing the extent to which present or former directors, officers, or employees of a corporation shall or may be indemnified against liabilities which they may incur in those capacities. Under those provisions, the availability or requirement of indemnification or reimbursement of expenses is dependent upon numerous factors, including whether the action is brought by the corporation or by outsiders and the extent to which the potential indemnitee is successful in his defense. The statute also permits a corporation to purchase and maintain insurance on behalf of its directors and officers against liabilities which they may incur in their capacities as such, whether or not the corporation would have the power to indemnify them under other provisions of the statute.

     As permitted by North Carolina law, Article IX of the Bylaws of the Company provides for the indemnification of directors and officers, employees or agents of the Company within the limitations permitted by North Carolina law.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and persons controlling the Company pursuant to the foregoing provision, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.


                                 LEGAL MATTERS

     The validity of the common stock offered under this Prospectus will be passed upon for us by our counsel, Wyrick Robbins Yates & Ponton LLP, Raleigh, North Carolina.

                                    EXPERTS

     The consolidated financial statements of the Company at December 31, 1998 and 1997, and for the years then ended appearing in this Prospectus and the Registration Statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon appearing elsewhere herein and in the Registration Statement, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.


                      WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and special reports, proxy statements and other information with the Commission. You may read and copy any document we file at the Commission's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the Commission at 1-800-SEC 0330 for further information on the public reference rooms. Our Commission filings are also available to the public from the SEC's website at http://www.sec.gov.
                                                  ------------------

     This prospectus is part of a registration statement we filed with the Commission. As such, it does not contain all of the information set forth in the registration statement and the exhibits and schedules filed with the registration statement. For further information about us and the common stock described by this prospectus, please see the registration statement and the exhibits and schedules filed with it, copies of which can be inspected at, or obtained from, the Commission's public reference rooms.

     We have authorized no one to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of this document.

                         INDEX TO FINANCIAL STATEMENTS


     Report of Independent Auditors............................     F-1

     Consolidated Balance Sheets...............................     F-2

     Consolidated Statements of Operations.....................     F-4

     Consolidated Statements of Stockholder's Equity (Deficit).     F-5

     Consolidated Statements of Cash Flows.....................     F-7

     Notes to Consolidated Financial Statements................     F-9

     Unaudited Interim Financial Statements and Notes Thereto..     F-32

           Report of Independent Auditors


The Board of Directors and Stockholders
Interactive Magic, Inc.

We have audited the accompanying consolidated balance sheets of Interactive Magic, Inc. (the "Company") as of December 31, 1998, and 1997, and the related consolidated statements of operations, stockholders' equity (deficit), and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Interactive Magic, Inc. at December 31, 1998, and 1997, and the consolidated results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.

As discussed in Note 2 to the consolidated financial statements, the Company's recurring losses and negative cash flows from operations raise substantial doubt about its ability to continue as a going concern. Management's plans as to these matters are also described in Note 2. The 1998 consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

                                                           /s/ Ernst & Young LLP


Raleigh, North Carolina
February 19, 1999

                            Interactive Magic, Inc.

                          Consolidated Balance Sheets
                       (In thousands, except share data)



                                                                            December 31
                                                                       1998              1997
                                                                    ----------------------------
Assets
Current assets:
  Cash and cash equivalents                                         $  2,943             $   384
  Trade receivables, net of allowances of $2,871 and $3,650,
    respectively                                                       2,109               2,830
  Inventories                                                            892                 637
  Advance royalties, net                                               1,586               1,989
  Software development costs, net                                        912                 425
  Prepaid expenses and other                                             252                 109
                                                                    ----------------------------
Total current assets                                                   8,694               6,374

Property and equipment, net                                            1,082               1,196

Noncurrent assets:
  Royalties receivable                                                   726                  90
  Other                                                                   18                  87
                                                                    ----------------------------
Total noncurrent assets                                                  744                 177


                                                                    ----------------------------
 Total assets                                                       $ 10,520             $ 7,747
                                                                    ============================

                                                                                  December 31
                                                                            1998              1997
                                                                         ----------------------------
Liabilities and stockholders' equity (deficit)
Current liabilities:
  Accounts payable and accrued expenses                                  $  1,698            $  2,776
  Royalties and commissions payable                                           768                 858
  Lines of credit                                                           1,348               3,983
  Current portion of long-term debt                                             -                 745
  Current portion of capital lease obligations                                 23                  35
                                                                         ----------------------------
Total current liabilities                                                   3,837               8,397

Noncurrent liabilities:
  Accrued interest payable to related parties                                 117                 982
  Long-term debt, less current portion                                          -               3,759
  Capital lease obligations, less current portion                              15                  38
  Notes payable to related parties                                              -               3,470
                                                                         ----------------------------
Total noncurrent liabilities                                                  132               8,249

Stockholders' equity (deficit):
  Series A Convertible Preferred Stock, $.10 par value; 82,634
   shares authorized, issued and outstanding at December 31, 1997               -                   8
  Class A Common Stock, $.10 par value; 10,000,000 shares
   authorized; 3,145,696 shares issued and outstanding at
   December 31, 1997                                                            -                 314
  Class B Common Stock, $.10 par value; 10,000,000 shares
   authorized; 7,875 shares issued and outstanding at December
   31, 1997                                                                     -                   1
  Common stock, $.10 par value; 50,000,000 shares authorized
   9,850,867 shares issued and outstanding at December 31, 1998               985                   -
  Additional paid-in capital                                               31,522               5,047
  Accumulated deficit                                                     (25,862)            (14,210)
  Accumulated other comprehensive loss                                        (94)                (59)
                                                                         ----------------------------
Total stockholders' equity (deficit)                                        6,551              (8,899)
                                                                         ----------------------------
Total liabilities and stockholders' equity (deficit)                     $ 10,520            $  7,747
                                                                         ============================

                            Interactive Magic, Inc.

                     Consolidated Statements of Operations
                (In thousands, except share and per share data)


                                                                          Year ended December 31
                                                                           1998            1997
                                                                        --------------------------
 Net revenues:
  CD-ROM product sales                                                  $     9,177     $   14,067
  Online sales                                                                1,773          1,615
  Royalties and licenses                                                      1,616            820
                                                                        --------------------------
Total net revenues                                                           12,566         16,502

Cost of revenues:
  Cost of products and services                                               3,157          3,715
  Royalties and amortized software costs                                      2,942          2,634
                                                                        --------------------------
Total cost of revenues                                                        6,099          6,349
                                                                        --------------------------
Gross profit                                                                  6,467         10,153

Operating expenses:
  Sales and marketing                                                         8,490          6,760
  Product development                                                         5,983          3,878
  General and administrative                                                  2,684          1,941
                                                                        --------------------------
Total operating expenses                                                     17,157         12,579
                                                                        --------------------------
Operating loss                                                              (10,690)        (2,426)

Other (income) expense:
  Interest expense - third parties                                              554            622
  Interest expense - related parties                                            134          1,053
  Other                                                                        (161)           230
                                                                        --------------------------
Total other (income) expense                                                    527          1,905
                                                                        --------------------------
Loss before income taxes and extraordinary item                             (11,217)        (4,331)
Income tax (expense) benefit                                                    (28)            33
                                                                        --------------------------
Loss before extraordinary item                                              (11,245)        (4,298)
Extraordinary loss on early extinguishment of debt                             (407)             -
                                                                        ==========================
Net loss                                                                $   (11,652)    $   (4,298)
                                                                        ==========================

Basic loss per share:
Loss before extraordinary item                                          $     (1.73)    $    (1.36)
Extraordinary item                                                            (0.06)             -
                                                                        --------------------------
Net loss per share                                                      $     (1.79)    $    (1.36)
                                                                        ==========================

Weighted average shares used in computing basic loss per share            6,515,213      3,152,930
                                                                        ==========================

                            Interactive Magic, Inc.

           Consolidated Statements of Stockholders' Equity (Deficit)
                       (In thousands, except share data)


                                                        Series A Convertible         Series B Convertible
                                                          Preferred Stock               Preferred Stock           Common Stock
                                                       ---------------------------------------------------------------------------
                                                         Shares         Amount       Shares         Amount       Shares    Amount
                                                       ---------------------------------------------------------------------------
Balance at December 31, 1996                              82,634        $     8            -        $     -          -     $     -
 Issuance of common stock                                      -              -            -              -           -          -
 Issuance of warrants                                          -              -            -              -           -          -
 Exercise of stock options                                     -              -            -              -           -          -
 Comprehensive loss
   Net loss                                                    -              -            -              -           -          -
   Other comprehensive loss                                    -              -            -              -           -          -
 Total comprehensive loss
                                                       ---------------------------------------------------------------------------
Balance at December 31, 1997                              82,634              8            -              -           -          -
 Exercise of stock options                                     -              -            -              -           -          -
 Issuance of common stock                                      -              -            -              -           -          -
 Exercise of warrants                                          -              -            -              -           -          -
 Issuance of preferred stock                                   -              -      778,746             78           -          -
Conversion of notes payable into common stock                  -              -            -              -           -          -
 Recapitalization contemporaneous with the initial
  public offering (Note 8)                               (82,634)            (8)    (778,746)           (78)  6,793,699        679
 Issuance of common stock                                      -              -            -              -   2,990,000        299
 Exercise of warrants                                          -              -            -              -      18,330          2
 Exercise of stock options                                     -              -            -              -      48,838          5
 Issuance of warrants                                          -              -            -              -           -          -
 Comprehensive loss
   Net loss                                                    -              -            -              -           -          -
   Other comprehensive loss                                    -              -            -              -           -          -
Total comprehensive loss                                       -              -            -              -           -          -
                                                       ---------------------------------------------------------------------------
Balance at December 31, 1998                                   -        $     -            -        $    -    9,850,867    $   985
                                                       ===========================================================================

                                                                    Accumulated
        Class A                 Class B            Additional          Other
      Common Stock            Common Stock           Paid-in        Comprehensive     Accumulated
-----------------------------------------------
    Shares     Amount       Shares     Amount        Capital             Loss            Deficit         Total
----------------------------------------------------------------------------------------------------------------
 3,145,178   $    314        6,750     $      1         $ 4,703          $(62)          $ (9,912)       $ (4,948)
       518          -            -            -              15             -                  -              15
         -          -            -            -             328             -                  -             328
         -          -        1,125            -               1             -                  -               1

         -          -            -            -               -             -             (4,298)         (4,298)
         -          -            -            -               -             3                  -               3
                                                                                                        --------
                                                                                                          (4,295)
----------------------------------------------------------------------------------------------------------------
 3,145,696        314        7,875            1           5,047           (59)           (14,210)         (8,899)
   268,750         27      102,500           10             381             -                  -             418
                    -       48,604            5              (5)            -                  -               -
   516,769         52            -            -             (52)            -                  -               -
         -          -            -            -           3,091             -                  -           3,169
         -          -      442,478           44           1,956             -                  -           2,000

(3,931,215)      (393)    (601,457)         (60)            460             -                  -             600
         -          -            -            -          20,176             -                  -          20,475
         -          -            -            -              (2)            -                  -               -
         -          -            -            -              76             -                  -              81
         -          -            -            -             394             -                  -             394

         -          -            -            -               -             -            (11,652)        (11,652)
         -          -            -            -               -           (35)                 -             (35)
                                                                                                        --------
         -          -            -            -               -             -                  -         (11,687)
----------------------------------------------------------------------------------------------------------------
         -   $      -            -     $      -         $31,522          $(94)          $(25,862)       $  6,551
================================================================================================================

See accompanying notes.

                            Interactive Magic, Inc.

                     Consolidated Statements of Cash Flows
                                 (In Thousands)

                                                                       Year ended December 31
                                                                       1998             1997
                                                                     -------------------------
Operating activities
Net loss                                                             $(11,652)         $(4,298)
Adjustments to reconcile net loss to net cash used in operating activities:
 Extraordinary loss                                                       407                -
 Issuance of warrants                                                     394                -
 Depreciation and amortization                                            461              422
 Amortization of capitalized software development costs                   963              576
 Issuance of common stock for services                                      -               15
 Noncash interest expense                                                  39              147
 Write-off of investment                                                    -              120
 Changes in operating assets and liabilities:
   Trade and royalties receivables                                         85           (1,752)
   Inventories                                                           (255)            (227)
   Advance royalties                                                      403             (911)
   Prepaid expenses and other                                             126              (87)
   Accounts payable and accrued expenses                               (1,078)           1,084
   Royalties and commissions payable                                      (90)             374
   Accrued interest                                                      (546)             764
                                                                     -------------------------
 Net cash used in operating activities                                (10,743)          (3,773)

Investing activities
Increase in note receivable                                              (200)               -
Purchase of property and equipment                                       (347)            (382)
Software development costs                                             (1,450)            (849)
                                                                     -------------------------
Net cash used in investing activities                                  (1,997)          (1,231)

Financing activities
Proceeds from issuance of common stock                                 20,655                -
Proceeds from issuance of preferred stock                               3,169                -
Proceeds from long-term debt                                              350            4,192
Payments on long-term debt                                             (5,300)               -
Proceeds from notes payable to related parties                              -              500
Payments on notes payable to related parties                             (870)               -
Net (payments on) borrowings from lines-of-credit                      (2,635)             469
Payments on capital lease obligations                                     (35)             (68)
                                                                     -------------------------
Net cash provided by financing activities                              15,334            5,093

                            Interactive Magic, Inc.

                                 (In Thousands)


                                                                             December 31
                                                                         1998            1997
                                                                      --------------------------
Effect of currency exchange rate changes on cash and cash
 equivalents                                                                (35)               3
                                                                      --------------------------
Net increase in cash and cash equivalents                                 2,559               92
Cash and cash equivalents at beginning of year                              384              292
                                                                      --------------------------
Cash and cash equivalents at end of year                              $   2,943        $     384
                                                                      ==========================

SUpplemental disclosure of cash flow information
Cash paid for interest                                                $   1,376        $     760
                                                                      ==========================
Cash paid for income taxes                                            $      -         $       8
                                                                      ==========================

Noncash investing and financing activities
Conversion of notes payable into stock                                $  2,600         $       -
                                                                      ==========================
Exercise of stock options for forgiveness of accrued interest         $    319         $       -
                                                                      ==========================

See accompanying notes.

                            Interactive Magic, Inc.

                  Notes to Consolidated Financial Statements

                               December 31, 1998


1. Description of Business

Interactive Magic, Inc. (the "Company") develops, publishes, and distributes 3-D interactive, simulation and strategy entertainment software to customers around the world via (1) retail distribution through international and domestic software outlets and (2) proprietary, pay-for-play online service on the Internet. The Company has agreements with various software licensors to manufacture, market, sell and distribute software in the United States. Through its wholly owned subsidiaries located in the United Kingdom and Germany, and through its online services, the Company also distributes its products internationally.

2. Basis of Presentation

The accompanying consolidated financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. As shown in the consolidated financial statements during the years ended December 31, 1998 and 1997, the Company incurred losses of $11,652,000 and $4,298,000, respectively, and has experienced negative cash flows from operations. These factors, among others, indicate that the Company may be unable to continue as a going concern for a reasonable period of time. The consolidated financial statements do not include any adjustments relating to the recoverability and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

The Company's continuation as a going concern is dependent upon its ability to generate sufficient cash flow to meet its obligations on a timely basis, to obtain additional financing or refinancing as may be required, and ultimately to attain profitability. The Company is actively pursuing potential acquirers for the purchase of the retail CD-ROM portion of its business (see Note 16). Management expects the anticipated disposition of its CD-ROM operations will substantially reduce or eliminate its operating losses and expects to be able to attract additional capital, if needed, for its online operations. However, there can be no assurance that management's plans will be executed as anticipated.

                            Interactive Magic, Inc.

3. Business Combination

On April 23, 1997, the Company acquired 100% of the outstanding capital stock of Interactive Creations, Inc. ("ICI") in exchange for 655,696 shares of the Company's Class A Common Stock (the "Merger"). Subsequent to the merger, ICI's name was changed to iMagic Online Corporation. The merger constituted a tax-free reorganization and was accounted for under the pooling of interests method of accounting in accordance with Accounting Principles Board Opinion No. 16.
The accompanying consolidated financial statements include the operations of the combined entities for the years ended December 31, 1998 and 1997.

4. Significant Accounting Policies and Other Matters

Consolidation

The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries, iMagicOnline Corporation, Interactive Magic Ltd. and Interactive Magic GmbH. All significant intercompany accounts and transactions have been eliminated in consolidation.

Cash and Cash Equivalents

Cash and cash equivalents include amounts in demand deposit accounts and investments with an original maturity date of three months or less when purchased.

Inventories

Inventories consist of pre-packaged CD-ROM software packages and related materials and are stated at the lower of cost or market. Costs are determined using the first-in, first-out ("FIFO") cost flow assumption.

Inventories consist of the following (in thousands):

                                                  December 31
                                             1998             1997
                                           -------------------------
      Finished goods                       $ 1,065            $  645
      Components                               117                79
                                           -------------------------
                                             1,182               724
      Inventory valuation reserve             (290)              (87)
                                           -------------------------
                                           $   892            $  637
                                           =========================

                            Interactive Magic, Inc.

4. Significant Accounting Policies and Other Matters (continued)

Advance Royalties

Advance royalties represent prepayments made to independent software developers under development agreements. Advance royalties are expensed as part of royalties and amortized software costs at the contractual royalty rate based on actual net product sales. Management continuously evaluates the future realization of advance royalties, and charges to cost of revenues any amount that management deems unlikely to be amortized at the contractual royalty rate through product sales. At December 31, 1998 and 1997, the reserve for advance royalties was $1,654,000 and $1,050,000, respectively.

Note Receivable

In connection with the merger with MPG-Net, Inc. (Note 15), the Company entered into a loan agreement to assist MPG-Net, Inc. in funding its current operations. As of December 31, 1998 the Company had advanced MPG-Net, Inc. funds totaling $200,000 at an 18% annual interest rate. The note receivable is included in prepaid expenses and other current assets on the balance sheet.

Property and Equipment

Property and equipment are stated at cost. Depreciation for equipment, furniture and fixtures and purchased software is computed using the straight-line method over the estimated useful lives of the assets, ranging from five to seven years. Leasehold improvements are amortized on a straight-line basis over the term of the estimated useful life of the asset or the remaining lease term, whichever is less. Depreciation expense, including amortization of equipment leased under capital leases, was $461,000 and $415,000 for the years ended December 31, 1998 and 1997, respectively.

Property and equipment consists of the following (in thousands):

                                                          December 31
                                                     1998             1997
                                                  --------------------------
Equipment                                           1,547             $1,287
Furniture and fixtures                                188                167
Software                                              488                425
Leasehold improvements                                 59                 54
                                                  --------------------------
                                                    2,282              1,933
Less accumulated depreciation and amortization     (1,200)              (737)
                                                  --------------------------
                                                  $ 1,082             $1,196
                                                  ==========================

                            Interactive Magic, Inc.

4. Significant Accounting Policies and Other Matters (continued)

Software Development Costs

Costs incurred in the development of software for sale to customers are capitalized after a product's technological feasibility has been established. Capitalization of such costs is discontinued when a product is available for general release to customers. Capitalized software development costs are capitalized at the lower of cost or net realizable value and amortized using the greater of the revenue curve method or the straight-line method over the estimated economic life of the related product. Amortization begins when a product is ready for general release to customers.

Information related to net capitalized software development costs is as follows (in thousands):

                                                     1998      1997
                                                    ----------------
  Balance at beginning of year                      $  425    $ 152
  Capitalized                                        1,450      849
  Amortized                                           (963)    (576)
                                                    ---------------
  Balance at end of year                            $  912    $ 425
                                                    ===============

Fair Value of Financial Instruments

The carrying value of cash and cash equivalents, trade receivables, accounts payable and other liabilities approximates fair value at December 31, 1998 and 1997.

Revenue Recognition

In October 1997, the Accounting Standards Executive Committee (AcSEC) issued Statement of Position (SOP) 97-2 Software Revenue Recognition as amended in March 1998 by SOP 98-4 and October 1998 by SOP 98-9. These SOPs provide guidance on applying generally accepted accounting principles in recognizing revenue on software transactions. The Company adopted SOP 97-2 for software transactions entered into beginning January 1, 1998. Based on the current requirements of the SOPs, application of these statements did not have a material impact on the Company's revenue recognition policies. However, AcSEC is currently reviewing further modifications to the SOP with the objective of providing more definitive, detailed implementation guidelines. This guidance could lead to unanticipated changes in the Company's operations and revenue recognition practices.

                            Interactive Magic, Inc.

4. Significant Accounting Policies and Other Matters (continued)

Revenue from CD-ROM product sales is recognized at the time of product shipment. Revenue from online sales is recognized at the time the game is played and is based upon actual usage by the customer on an hourly basis. Revenue from royalties and licenses is recognized when earned under the terms of the relevant agreements with original equipment manufacturers ("OEMs"), international distributors and other third parties. With respect to license agreements that provide customers the right to multiple copies in exchange for guaranteed amounts, net revenue is recognized upon delivery of the product master or the first copy provided collectibility is probable. Per copy royalties on sales that exceed the guarantee are recognized as earned. The Company accepts product returns and provides price protection on certain unsold merchandise. Revenue is recorded net of an allowance for estimated future returns, markdowns, price protection and warranty costs. Such reserves are based upon management's evaluation of historical experience, current industry trends and estimated costs.

The accounts receivable allowance consists primarily of reserves for product returns, markdowns, price protection and warranty costs. The allowance also includes a reserve for doubtful accounts, which management records based on historical experience and current evaluation of potential collectibility issues. The Company does not require collateral for unpaid balances. Credit losses have historically been within management's expectations.

Product Development

Product development expenses (excluding capitalized software development costs) are charged to operations in the period incurred and consist primarily of payroll and payroll related costs.

Advertising

The Company expenses advertising costs as incurred. Advertising expense was approximately $3,590,000 and $2,529,000 for the years ended December 31, 1998 and 1997, respectively.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Significant estimates include provisions for doubtful accounts, sales returns and allowances, warranty provisions, and estimates regarding the recoverability of prepaid royalty advances and inventory. Actual results could differ from those estimates.

                            Interactive Magic, Inc.

4. Significant Accounting Policies and Other Matters (continued)

Foreign Currency Translation

The Company follows the principles of the Financial Accounting Standards Board ("FASB") Statement of Financial Accounting Standards ("SFAS") No. 52, "Foreign Currency Translation," using the local currency of its operating subsidiaries as the functional currency. Accordingly, all assets and liabilities outside the United States are translated into U.S. dollars at the rate of exchange in effect at the balance sheet date. Income and expense items are translated at the weighted average exchange rate prevailing during the period. Adjustments resulting from translation of financial statements are reflected as a component of accumulated other comprehensive income (loss).

Employee Stock Compensation

The Company has elected to continue to follow Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB No. 25") and related interpretations in accounting for its employee stock options as permitted by SFAS No. 123 "Accounting for Stock-Based Compensation" and make the required pro forma disclosures required by SFAS No. 123 (see Note 10). Under APB No. 25, because the exercise price of the Company's employee stock options is not less than the estimated fair value of the underlying stock on the date of grant, no compensation expense is recognized.

Income Taxes

The Company accounts for income taxes under the provisions of SFAS No. 109, "Accounting for Income Taxes". Under SFAS No. 109, the liability method is used in accounting for income taxes and deferred tax assets and liabilities are determined based on differences between the financial reporting and tax bases of assets and liabilities.

Basic Net Loss Per Share

Basic net loss per share has been calculated in accordance with SFAS No. 128, "Earnings Per Share". SFAS No. 128 requires companies to compute earnings per share under two different methods (basic and diluted). Basic net loss per share is calculated by dividing net loss by the weighted average shares of common stock outstanding during the period. All shares used in computing basic net loss per share reflect the retroactive effect of the Company's July 1998 one-for-two reverse stock split.

                            Interactive Magic, Inc.

4. Significant Accounting Policies and Other Matters (continued)

Had the Company been in a net income position, diluted earnings per share would have been presented and would have included potential common shares related to outstanding options and warrants. The diluted earnings per share computation is not included, as all potential common shares are antidilutive. The Company evaluated the requirements of the Securities and Exchange Commission Staff Accounting Bulletin No. 98 ("SAB 98"), and concluded that there are no nominal issuances of common stock or potential common stock which would be required to be shown as outstanding for all periods as outlined in SAB 98.

Impact of Recently Issued Accounting Pronouncements

Effective January 1, 1998, the Company adopted SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information" which superseded SFAS No. 14, "Financial Reporting for Segments of a Business Enterprise". SFAS No. 131 establishes standards for the way that public business enterprises report information about operating segments in annual financial statements and requires that those enterprises report selected information about operating segments in interim financial reports. SFAS No. 131 also establishes standards for related disclosures about products and services, geographic areas and major customers. The adoption of SFAS No. 131 did not affect net earnings, financial position or cash flows of the Company in 1998.

As of January 1, 1998, the Company adopted SFAS No. 130, "Reporting Comprehensive Income". SFAS No. 130 requires all non-owner changes in equity that are excluded from net earnings/loss under existing FASB standards to be included as items of comprehensive income/loss. Comprehensive loss consists of net loss and foreign currency translation adjustments and is presented in the consolidated statements of stockholders' equity (deficit). The adoption of SFAS No. 130 had no impact on previously reported stockholders' equity (deficit). Prior year financial statements have been reclassified to conform with these requirements.

In June 1998, the Financial Accounting Standards Board issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities", which is required to be adopted in years beginning after June 15, 2000. Because of the Company's minimal use of derivatives, management does not anticipate the adopting of the new statement will have a significant effect on earnings or the financial position of the Company.

                            Interactive Magic, Inc.

5. Lines of Credit

The Company maintains a revolving line of credit arrangement with a bank for up to $2,750,000. The principal balance outstanding at any point in time is payable on demand with interest payable monthly at the current prime rate (7.75% at December 31, 1998). The weighted-average interest rate on the line of credit was 8.5% and 8.1% for the years ended December 31, 1998 and 1997, respectively. The balance outstanding as of December 31, 1998 and 1997 was $1,316,000 and $2,439,000, respectively. Advances on the line of credit are collateralized by a personal guarantee of the Company's majority stockholder. In consideration for this guarantee, the Company will pay the stockholder as additional interest expense an amount equal to 6% of the outstanding balance on the line of credit. At December 31, 1998 and 1997, the Company incurred $64,000 and $144,000 and owed the stockholder $117,000 and $174,000 relating to this guarantee, respectively. These amounts are due no earlier than January 1, 2000.

The Company also entered into a line of credit agreement with its bank to borrow up to $150,000. The line of credit is collateralized by the Company's net property and equipment. The principal balance outstanding at any point in time is payable on demand with interest payable monthly at the current prime rate. The weighted-average interest rate on the line of credit was 8.5% and 8.1% for the years ended December 31, 1998 and 1997, respectively. The balance outstanding at December 31, 1998 and 1997 was $32,000 and $44,000, respectively.

During 1996, the Company also executed a line of credit agreement with another bank, the terms of which stipulated that the Company may borrow up to 75% of its eligible domestic accounts receivable up to a maximum of $1,500,000. The agreement entitled the bank to a perfected first lien security interest in all of the Company's assets. Borrowings under this credit agreement were $1,500,000 at December 31, 1997. Interest was payable monthly at prime plus 2.0%. The weighted-average interest rate on the line of credit was 10.1% for the year ended December 31, 1997. Also, monthly fees of an additional 0.5% were paid on outstanding advances under the line with a $15,000 minimum per quarter. The line of credit agreement expired and the related outstanding borrowings were repaid in full in February 1998.

On April 30, 1998, the Company closed on a $5 million line of credit bearing an interest rate of the bank's prime plus 2%. Borrowings on the line of credit were limited to the lesser of $5 million or 65% of the Company's outstanding eligible receivables and inventory. Borrowings on the line of credit were collateralized by the Company's accounts receivable, inventory, and intellectual property. The line of credit expired on October 15, 1998 and all outstanding borrowings were repaid in full.

                            Interactive Magic, Inc.

6. Notes Payable to Related Parties

Notes payable to related parties consisted of the following at December 31, 1997(in thousands):

Note payable to a stockholder, due on demand after January 1, 1999, interest at
 14% per annum                                                                          $     600

Note payable to a stockholder, principal and interest due on demand after
 January 1, 1999, stated interest at 15% per annum until November 17, 1996, 17%
 thereafter                                                                                 1,000

Note payable to a stockholder, principal and interest due on demand after
 January 1, 1999, stated interest at 15% per annum until January 6, 1997, 17%
 thereafter                                                                                 1,000

Note payable to related party, principal and interest due January 1, 1999,
 interest at 10% per annum                                                                    870
                                                                                      --------------
                                                                                        $   3,470
                                                                                      ==============

On February 4, 1998, the $600,000 and the two $1 million notes payable to stockholders were converted into 132,744 shares of Series C Redeemable Convertible Preferred Stock and 442,478 shares of Class B Common Stock, respectively. In connection with the Company's July 1998 initial public offering, the Series C Redeemable Convertible Preferred Stock was converted into 132,744 shares of common stock and the 442,478 shares of Class B Common Stock were exchanged for an equal number of shares of common stock (see Note 9). Utilizing proceeds from the Company's initial public offering, the $870,000 note payable to a related party was repaid in full during 1998.

                            Interactive Magic, Inc.

7. Long-Term Debt

Long-term debt, other than to related parties, consisted of the following at December 31, 1997 (in thousands):

Note payable due January 31, 1998, stated interest at prime plus 2% until an additional round of equity investment is received by the Company at which time the interest will be prime plus 4%, collateralized by property and equipment
 (net of unamortized discount of $5 at December 31, 1997)                                  $     495

Subordinated note payable due March 24, 2002, stated interest at 13.5% per annum, collateralized by property, equipment and inventory (net of unamortized
 discount of $276 at December 31, 1997)                                                        2,724

Note payable due January 9, 1998, stated interest rate at prime (8.5% at
 December 31, 1997), collateralized by a personal guarantee of the Company's
 major shareholder                                                                               250

Junior, subordinated note payable, due August 30, 2002, interest payable in arrears every six months, at stated interest rate of 11% per annum for the first twelve months, 12.0% per annum for next twelve months, and 12.5%
 thereafter until maturity, collateralized by the assets of the Company (net of
 unamortized discount of $165 at December 31, 1997)                                            1,035
                                                                                         ----------------
                                                                                               4,504
Less current portion                                                                             745
                                                                                         ----------------
Long-term debt, less current portion                                                       $   3,759
                                                                                         ================

All of the aforementioned long-term debt was repaid in full utilizing proceeds from the Company's July 1998 initial public offering. As a result of the early extinguishment of the long-term debt, the Company recorded an extraordinary loss of $407,000 which consists of the difference between the principal amount and the net carrying amount of the extinguished debt.

8. Leases

The Company rents its facilities and certain office equipment under noncancelable operating leases which expire at various times through 2001. The monthly rent under certain facility leases are periodically adjusted based on changes in the Consumer Price Index.

                            Interactive Magic, Inc.

8. Leases (continued)

Property and equipment includes the following amounts for capital leases (in thousands):

                                                        December 31
                                                  1998                1997
                                              ---------------------------------
Leased equipment                                $    157            $    157
Leased furniture and fixtures                         53                  53
                                              ----------------------------------
                                                     210                 210
Less:  accumulated amortization                     (125)                (85)
                                                $     85            $    125
                                              ==================================

The following is a schedule of future minimum lease payments for capital and operating leases for the years ending December 31 (in thousands):

                                                            Capital             Operating
                                                            Leases                Leases
                                                         ------------------------------------
 1999                                                        $        28       $   329
 2000                                                                 16           247
 2001                                                                  -            20
                                                         ------------------------------------
 Total future minimum lease payments                                  44       $   596
                                                                            =================
 Less: amounts representing interest                                  (6)
                                                         -------------------
 Present value of future minimum lease payments                       38
 Less: current portion                                               (23)
                                                         -------------------
                                                             $        15
                                                         ===================

Total rent expense incurred was approximately $462,000 and $309,000 for the years ended December 31, 1998 and 1997, respectively.

                            Interactive Magic, Inc.

9. Stockholders' Equity (Deficit)

Stock Split

On July 1, 1998, the Company effected a one-for-two reverse stock split of the Company's capital stock in connection with the Company reincorporating in North Carolina. All references in the financial statements with regard to number of shares of each class of stock have been restated to reflect the reverse stock split for all periods presented.

Initial Public Offering

On July 27, 1998, the Company consummated an initial public offering ("IPO" or "Offering") of 2,600,000 shares of its common stock at a price of $8.00 per share. During August 1998, BlueStone Capital Partners, L.P. and Royce Investment Group, Inc. (collectively, the "underwriters") exercised in full their overallotment option to purchase an additional 390,000 shares of the Company's common stock at the IPO price. All of such shares were sold by the Company. The net proceeds to the Company from the offering and the exercise of the overallotment option were approximately $20.5 million.

Recapitalization

The Company was recapitalized through the exchange of securities which was effective as of the closing date of the Company's initial public offering as follows:

  Class A Common Stock: Exchanged for an aggregate of 3,931,215 shares of common stock.

  Class B Common Stock: Exchanged for an aggregate of 601,457 shares of common stock.

  Series A Convertible Preferred Stock: Converted into an aggregate of 82,634 shares of common stock.

  Series B Convertible Preferred Stock: Converted into an aggregate of 2,045,649 shares of common stock.

  Series C Redeemable Convertible Preferred Stock: Converted into an aggregate of 132,744 shares of common stock.

Upon consummation of the offering, the Company has authorized capital of 50,000,000 shares of $.10 par value common stock and 25,000,000 shares of $.10 par value preferred stock.

                            Interactive Magic, Inc.

9.  Stockholders' Equity (Deficit) (continued)

During 1997, the Company issued 1,037 shares of its Class A Common Stock for services rendered. These transactions were valued based on the estimated fair value of the common stock at the time the related services were performed.

Convertible Preferred Stock

On February 4, 1998, the company issued 778,746 shares of its Series B Convertible Preferred Stock ("Series B Preferred") for net proceeds of $3,169,000. These shares were converted into 2,045,649 shares of common stock in connection with the Company's initial public offering. The Company and an affiliate of the holders of the Series B Preferred entered into a marketing agreement pursuant to which the Company was obligated to pay to the affiliate $400,000 for marketing services related to the Company's IPO. The Company satisfied its obligation during 1998 from proceeds of the IPO.

10. Stock Options, Stock Plans and Warrants

Employee Stock Options and Stock Plans

Effective January 2, 1995, the Company adopted two employee incentive stock option plans (the "1995 Plans"). One plan provided for the granting of options to purchase Class A Common Stock which was voting stock, and one plan provided for the granting of options to purchase Class B Common Stock which was non-voting. The 1995 Plans are intended as incentives to induce key employees of the Company to remain in the employ of the Company or of any subsidiary of the Company, and to encourage such employees to own stock in the Company. This purpose is carried out by granting options to purchase shares of Common Stock. The Company may grant incentive stock options ("ISOs") within the meaning of
Section 422 of the Internal Revenue Code of 1986, as amended to eligible participants under the 1995 Plans. The exercise price of an ISO may not be less than 100% of the fair market value of the underlying shares at the time the ISO is granted.

The 1995 Plans are administered by the Board of Directors. The Board has the authority to administer the 1995 Plans and determine, among other things, the interpretation of any provisions of the 1995 Plans, the eligible employees who are to be granted stock options, the number of shares which may be issued and the option exercise price.

                            Interactive Magic, Inc.

10. Stock Options, Stock Plans and Warrants (continued)

The Company's incentive stock options vest over time with 20% vesting during the second year after the date of grant with an additional 5% vesting each calendar quarter thereafter. Incentive stock options generally may only be exercised if the participant has been employed by the Company continuously for at least one year as of the last day of the first twelve-month period following the date of option grant. The option is only exercisable if the participant is employed by the Company and for limited periods of time after the participant's termination of employment. If the participant ceases to be employed on account of termination by the Company for cause or resignation (other than retirement as defined in the option agreement), the right to exercise any unexercised portion of the option terminates. If the participant is terminated by the company without cause, the participant shall be entitled to purchase, within three months, option shares equal to an additional 25% of the participant's option shares that were not exercisable as of the termination date. The option becomes immediately and fully exercisable in the event of a change in control as defined in the option agreement.

Performance options vest upon the earlier of the Company's achievement of certain performance standards or seven years from the date of grant. The number
and exercise price of the options are fixed at the date of grant.   Options are
exercisable only in the event the participant is employed by the Company and for limited periods of time after the participant's termination of employment. If the participant ceases to be an employee on account of resignation (other than retirement as defined in the option agreement) or termination for cause, the right to exercise any unexercised portion of the option shall terminate. The option becomes immediately and fully exercisable as of a change in control as defined in the agreement.

As the exercise price of the options was not less than the fair value of the stock on the date of grant, no compensation expense was recorded related to these options.

During May 1998, the Company's 1998 Stock Plan (the "Plan") was adopted by the Board of Directors and approved by the shareholders of the Company. The Company anticipates that no future grants will be made under the Company's 1995 incentive stock plans after the effective date of the 1998 Plan. A total of 800,000 shares of Common Stock have been reserved for issuance under the Plan. The Plan provides for grants to employees of incentive stock options. In addition, the Plan provides for grants of nonqualified stock options and stock purchase rights to employees, directors and consultants of the Company. The Plan is administered by the Board of Directors or by a Committee appointed by the Board. The administrator determines the terms of options and stock purchase rights granted, including the exercise price and the number of shares subject to option or stock purchase right. The exercise price of incentive stock options granted under the Plan must be at least equal to the fair market value of the Company's Common Stock on the date of the grant. The maximum term of options granted under the plan is 10 years.

                            Interactive Magic, Inc.

10. Stock Options, Stock Plans and Warrants (continued)

During May 1998, the Company's 1998 Employee Stock Purchase Plan (the "Purchase Plan") was adopted by the Company's Board of Directors and approved by the Company's shareholders. The Purchase Plan is intended to qualify under Section 423 of the Internal Revenue Code of 1986, as amended. The Company has reserved 500,000 shares of Common Stock for issuance under the Purchase Plan. Under the Purchase Plan, an eligible employee may purchase shares of Common Stock from the Company through payroll deductions of up to 10% of his or her base compensation, not to exceed $25,000 per year, at a price per share equal to 85% of the fair market vale of a share of the Company's Common Stock on the last day of the offering period. The maximum number of shares that an employee may purchase in any offering period is 2,500 shares. Any employee who is customarily employed for at least 20 hours per week, and more than five months per calendar year and who is employed on or before the commencement date of an offering period is eligible to participate in the Purchase Plan.

The following table summarizes the ISO and PSO activity under the Company's 1995 and 1998 Stock Plans:

                                                                                              Weighted-
                                            Shares             Shares                          Average
                                          Available          Available                        Exercise
                                          for Grant          for Grant         Options        Price Per       Options
                                          1995 Plans         1998 Plans      Outstanding        Share       Exercisable
                                       -----------------------------------------------------------------------------------
Balances at December 31, 1996             1,004,880                 -         1,863,370         $1.78           54,644
  Options authorized for grant              607,500                 -                 -             -                -
  Options granted                          (330,316)                -           330,316          5.63                -
  Options exercised                               -                 -            (1,125)         1.00                -
  Options canceled                          199,513                 -          (199,513)         4.90                -
                                       -----------------------------------------------------------------------------------
Balances at December 31, 1997             1,481,577                 -         1,993,048          2.14        1,007,328
  Options authorized for grant                    -           800,000                 -             -                -
  Options granted                          (254,684)         (484,750)          739,434          4.80                -
  Options exercised                               -                 -          (420,088)         1.19                -
  Options canceled                          322,626             7,800          (330,426)         4.70                -
                                       -----------------------------------------------------------------------------------
Balances at December 31, 1998             1,549,519           323,050         1,981,968         $2.72          810,797
                                       ===================================================================================

                            Interactive Magic, Inc.

10. Stock Options, Stock Plans and Warrants (continued)

The following summarizes information about the Company's stock options outstanding at December 31, 1998:

                              Options Outstanding                                        Options Exercisable
------------------------------------------------------------------------------------------------------------------------
                                                        Weighted
                                                         Average         Weighted                           Weighted
                                                        Remaining         Average                            Average
                                      Number           Contractual        Exercise           Number         Exercise
Range of Exercise Prices            Outstanding            Life             Price          Exercisable        Price
------------------------------------------------------------------------------------------------------------------------
          $1.000                       999,500             4.38            $1.00            517,377            $1.00
     $2.000 - $4.125                   481,389             7.65             3.44             84,561             2.06
          $4.250                       150,000             6.17             4.25                  -                -
          $6.000                       351,079             6.49             6.00            208,859             6.00
                              ------------------------------------------------------------------------------------------
                                     1,981,968             5.68            $2.72            810,797            $2.46
                              ==========================================================================================

The Company has adopted the disclosure-only provisions of SFAS No. 123. The fair value for each option was estimated at the date of grant using a Black-Scholes option pricing model with the following weighted average assumptions:

                                                     Year ended December 31
                                                      1998           1997
                                                   --------------------------
 Expected dividend yield                                0%             0%
 Risk-free interest rate                                5%             6%
 Expected volatility                                   66%            59%
 Expected life (in years from vesting)                3.4            1.9

For purpose of pro forma disclosures, the estimated fair values of the stock options are amortized to expense over the vesting period. The grant date Black-Scholes weighted-average value of options was $2.19 and $0.95 per share for 1998 and 1997, respectively.

                            Interactive Magic, Inc.

10. Stock Options, Stock Plans and Warrants (continued)

The following table shows pro forma net loss and net loss per share as if the fair value accounting method prescribed by SFAS No. 123 had been used to account for stock based compensation (in thousands, except per share data):

                                                         Year Ended December 31
                                                          1998            1997
                                                     -------------------------------
 Net loss as reported                                   $(11,652)          $(4,298)
 Pro forma compensation expense                             (585)             (484)
                                                     -------------------------------
Pro forma net loss                                      $(12,237)          $(4,782)
                                                     ===============================
 Net loss per share:
  Historical                                            $  (1.79)          $ (1.36)
  Pro forma (for SFAS 123 disclosure purposes)          $  (1.88)          $ (1.52)

Stock Warrants

Warrants issued in connection with notes payable were recorded at their estimated fair value and credited to additional paid in capital. The resulting debt discount was amortized to interest expense over the term of the related debt. Warrants issued to members of the Board of Directors, consultants and financial advisors are recorded at their estimated fair value and the related general and administrative expense is charged when the warrants are issued. The estimated fair value of warrants issued to the placement agent in connection with the issuance of preferred stock in February 1998 was recorded as a stock issuance cost.

The following summarizes the activity of warrants:


                                                 Warrants
                                                Outstanding
                                            --------------------
Balance at December 31, 1996                      261,157
Issued                                            488,897
                                            --------------------
Balance at December 31, 1997                      750,054
Issued                                            514,993
Exercised                                        (535,875)
                                            --------------------
Balance at December 31, 1998                      729,172
                                            ====================

                            Interactive Magic, Inc.

10. Stock Options, Stock Plans and Warrants (continued)

All of the Company's outstanding warrants at December 31, 1998 were exercisable at prices ranging from $1.00 to $8.00 per share.

In connection with the conversion of a note payable, the Company had an additional commitment to issue 48,604 shares of its Class B common stock to the former holder of the note. The Company satisfied its commitment in August 1998 by issuing 48,604 shares of the Company's common stock.

Common Stock Reserved for Future Issuance

The Company has reserved authorized shares of Common Stock for future issuance as follows at December 31, 1998:

Outstanding incentive stock options                            1,374,468
Outstanding performance based stock options                      607,500
Possible future issuance under stock option plan               1,872,569
Stock purchase warrants                                          729,172
                                                        ----------------------
                                                               4,583,709
                                                        ======================

11. Income Taxes

At December 31, 1998, the Company has a cumulative domestic federal net operating loss carryforward available to offset future taxable income of approximately $19 million which begins to expire in the year 2011. State tax losses of approximately $19 million will begin to expire in 2001. The Company also has $350,000 of research credits to carryforward for use against future domestic federal income taxes. U.S. tax laws impose limitations on the use of net operating losses and credits following certain changes in ownership. If such a change occurs, the limitations could reduce the amount of these benefits that would be available to offset future taxable income each year, starting with the year of ownership change.

                            Interactive Magic, Inc.

11. Income Taxes (continued)

Deferred income taxes reflect the net tax effect of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company's deferred tax assets and liabilities consisted of the following at (in thousands):

                                                                    December 31
                                                               1998             1997
                                                           ------------------------------
Deferred tax assets:
 Net operating loss carryforwards                              $7,797          $3,669
 Sales and accounts receivable reserves                           782           1,048
 Accrued salaries                                                  42              10
 Other reserves                                                    91             191
 Accrued interest to related party                                 77             397
 Depreciation                                                     (78)             17
 Research and development credit carryforward                     354              78
                                                           ------------------------------
Total deferred tax assets                                       9,065           5,410

Deferred tax liabilities:
 Accounting method change                                          54              72
                                                           ------------------------------
Total deferred tax liabilities                                     54              72

Less:
 Valuation allowance                                            9,011           5,338
                                                           ------------------------------
Total net deferred taxes                                       $    -          $    -
                                                           ==============================


The Company has recorded a valuation allowance for the full amount of its deferred income tax assets as of December 31, 1998 and 1997, based on management's evaluation of the criteria set forth in SFAS No. 109.

For financial reporting purposes, (loss) income before income taxes and extraordinary item includes the following components (in thousands):

                                                                    December 31
                                                               1998             1997
                                                           ------------------------------
Pretax (loss) income:
 United States                                                $(11,195)         $(4,873)
 Foreign                                                           (22)             542
                                                           ------------------------------
                                                              $(11,217)         $(4,331)
                                                           ==============================

                            Interactive Magic, Inc.

11. Income Taxes (continued)

Significant components of the provision for income tax (expense) benefit attributable to continuing operations are as follows (in thousands):

                                                           December 31
                                                    1998                1997
                                              --------------------------------------
  Current:
    Federal                                     $       -                $    41
    Foreign                                           (28)                   (15)
    State                                               -                      7
                                              --------------------------------------
  Total current (expense) benefit               $     (28)               $    33
                                              ======================================

12. Retirement Plan

The Company has a qualified 401(k) Retirement Plan. The Plan covers substantially all of the Company's full-time employees. Effective November 20, 1996, the Plan requires six months of full-time service for an employee to be eligible to participate. Participants may contribute up to 15% of their compensation to the Plan, subject to the yearly maximums established by the Internal Revenue Service. Employer matching contributions are at the discretion of the Company's Board of Directors. There were no discretionary employer contributions made during the years ended December 31, 1998 and 1997.

13. Significant Customers

Revenues from significant customers, those representing 10% or more of net revenues for the respective periods, are summarized as follows:

                                                      Year ended December 31
                                                    1998                1997
                                              --------------------------------------
 Customer 1                                          13%                  -
 Customer 2                                          16%                  -
 Customer 3                                           -                  19%
 Customer 4                                           -                  10%

Additionally, two customers comprised 22% of accounts receivable at December 31, 1998 and three customers comprised 40% of accounts receivable at December 31, 1997.

                            Interactive Magic, Inc.

14. Geographic Information

In addition to domestic sales, the Company sells its product through its subsidiaries to international customers. These sales amounted to 54% and 37% of net revenues during the years ended December 31, 1998 and 1997, respectively.

The following table presents information related to the Company's operations by geographic location (in thousands):

                                                     Year ended December 31
                                                    1998               1997
                                                 -----------------------------
Net revenue:
 United States                                   $    6,283          $  10,396
 United Kingdom                                       2,010              1,650
 Germany                                              1,759              2,310
 Other                                                2,514              2,146
                                                 -----------------------------
                                                 $   12,566          $  16,502
                                                 =============================

Long-lived assets:
 United States                                   $      989          $   1,099
 United Kingdom                                          73                 80
 Germany                                                 20                 17
                                                 -----------------------------
                                                 $    1,082          $   1,196
                                                 =============================

                            Interactive Magic, Inc.

15. Subsequent Events

On January 25, 1999, the Company issued a $4 million convertible debenture ("the debenture") for net cash proceeds to the Company of approximately $3.7 million. The Company also issued 200,000 warrants to the debenture broker, which represented additional debt issuance costs, valued at $390,000. These warrants were recorded as additional paid-in capital and the resulting debt issuance costs will be amortized to interest expense over the term of the debenture. These warrants have a weighted average exercise price of $4.85 and were exercisable upon issuance.

The debenture accrues interest at an annual interest rate of 6% and the accrued interest and principal are due on January 25, 2002. The holder of the convertible debenture may convert all or any portion of the debenture into the Company's common stock where the number of shares to be issued will be determined by dividing the principal plus interest due by the conversion price. The conversion price will be equal to the lesser of a conversion price ranging from 77% to 93% of the market price of the Company's common stock (as defined in the securities purchase agreement) or a conversion price ranging from 104% to 120% of a fixed conversion price (as defined in the securities purchase agreement). On the date of conversion, if the Company's common stock trades at a price higher than the fixed conversion price, the Company is obligated to issue to the holder of the debenture warrants to purchase the Company's stock at a one-for-two ratio of common stock issued as a result of the debenture conversion at an exercise price equal to the debenture conversion price (the "contingently issuable warrants").

The contingently issuable warrants were valued at approximately $1.1 million at the date of issuance and were recorded as additional paid-in capital. The beneficial conversion feature of the debenture also resulted in a portion of the proceeds of the debenture being allocated to the conversion feature based on its intrinsic value of $2.1 million, which was recorded as additional paid-in capital. The debenture was convertible at the date of issuance and the value of the conversion feature was therefore immediately recorded as additional interest expense and accreted into the carrying value of the debenture. Based on the recorded fair value of the contingently issuable warrants, the carrying value assigned to the debenture at the date of issuance was $2.9 million. The difference between the initial carrying value of the debenture and the $4 million face value will be accreted into the carrying value as additional interest expense over the term of the debenture.

On February 12, 1999 the Company completed the acquisition of MPG-Net, Inc. ("MPG-Net") Company by exchanging 600,000 shares of its common stock valued at approximately $3.1 million for all of the outstanding common stock of MPG-Net and issuing 150,000 shares of its common stock valued at approximately $.8 million in full settlement of certain debt obligations of MPG-Net. MPG-Net is primarily in the business of developing, publishing and distributing interactive, real time 3-D entertainment for multi-user online/Internet play, as well as creating entertainment platforms on the Internet such as online game channels, game hubs and websites. The merger was originally accounted for under the pooling-of-interests method in accordance with Accounting Principles Board Opinion No. 16. Subsequent to the merger, the management of the Company began to explore and evaluate various business strategies, including the potential sale of its CD-ROM business. During the second quarter, the Company consummated an agreement to sell a significant portion of its CD-ROM business. Although the CD-ROM asset disposition was not contemplated at the time of the MPG-Net merger, the proximity of the transaction to the closing of the merger made it impracticable to overcome the presumption that the asset disposition was done in contemplation of the merger. Therefore, the pooling treatment was rescinded, and the Company accounted for the MPG-Net merger as a purchase business combination. The excess of the aggregate purchase price over the fair value of the net assets acquired of approximately $4.3 million is being amortized over 3 years.

                            Interactive Magic, Inc.

                          Interim Financial Statements

                            Interactive Magic, Inc.

                          Consolidated Balance Sheets
                       (In thousands, except share data)

                                                                              March 31        December 31
                                                                                1999             1998
                                                                             (Unaudited)       (Audited)
                                                                           ------------------------------
Assets
Current assets:
   Cash and cash equivalents                                                   $ 3,255          $ 2,943
   Trade receivables, net of allowances of $1,521 and $2,871,
     respectively                                                                1,404            2,109
   Inventories                                                                     834              892
   Advance royalties, net                                                        1,812            1,586
   Software development costs, net                                                 344              912
   Prepaid expenses and other                                                      123              252
                                                                           ------------------------------
Total current assets                                                             7,772            8,694

Property and equipment, net                                                      1,173            1,082

Noncurrent assets:
   Royalties receivable                                                            706              726
   Goodwill                                                                      4,182                0
   Other                                                                            57               18
                                                                           ------------------------------
Total noncurrent assets                                                          4,945              744



                                                                           ------------------------------
Total assets                                                                   $13,890          $10,520
                                                                           ==============================

                                                                    March 31        December 31
                                                                      1999             1998
                                                                   (Unaudited)       (Audited)
                                                                ---------------------------------
Liabilities and stockholders' equity (deficit)
Current liabilities:
  Accounts payable and accrued expenses                              $  1,380         $  1,698
  Royalties and commissions payable                                       488              768
  Lines of credit                                                       1,323            1,348
  Current portion of capital lease obligations                             52               23
                                                                ---------------------------------
Total current liabilities                                               3,243            3,837

Noncurrent liabilities:
  Accrued interest payable to related parties                             145              117
  Long-term debt                                                        2,296                -
  Capital lease obligations, less current portion                          35               15
                                                                ---------------------------------
Total noncurrent liabilities                                            2,476              132

Stockholders' equity (deficit):
  Preferred Stock, $.10 par value; 25,000,000 shares authorized;
    none issued and outstanding                                             -                -
Common stock, $.10 par value; 50,000,000 shares authorized;
    10,675,183 and 9,850,867 shares issued and outstanding at
    March 31, 1999 and December 31, 1998, respectively                  1,068              985
  Additional paid-in capital                                           39,171           31,522
  Accumulated deficit                                                 (31,960)         (25,862)
  Accumulated other comprehensive loss                                   (108)             (94)
                                                               ----------------------------------
Total stockholders' equity (deficit)                                    8,171           (6,551)
                                                               ----------------------------------
Total liabilities and stockholders' equity (deficit)                 $ 13,890         $ 10,520
                                                               ==================================

                            Interactive Magic, Inc.

                     Consolidated Statements of Operations
                (In thousands, except share and per share data)
                                  (Unaudited)


                                                                     Three months ended March 31
                                                                         1999            1998
                                                                     ----------------------------
Net revenues:
  CD-ROM product sales                                                $        561     $    4,057
  Online sales                                                                 467            358
  Royalties and licenses                                                         7            498
  Advertising and other                                                        127              0
                                                                     ----------------------------
Total net revenues                                                           1,162          4,913

Cost of revenues:
  Cost of products and services                                                416            968
  Royalties and amortized software costs                                        89            909
                                                                     ----------------------------
Total cost of revenues                                                         505          1,877
                                                                     ----------------------------
Gross profit                                                                   657          3,036

Operating expenses:
  Sales and marketing                                                        1,522          1,667
  Product development                                                        1,845          1,103
  General and administrative                                                   852            449
  Goodwill amortization                                                        191              0
                                                                     ----------------------------
Total operating expenses                                                     4,410          3,219
                                                                     ----------------------------
Operating loss                                                              (3,753)          (183)

Other (income) expense:
  Interest expense - third parties                                           2,345            200
  Interest expense - related parties                                            18            107
  Other                                                                        (53)             -
                                                                     ----------------------------
Total other expense                                                          2,310            307
                                                                     ----------------------------
Loss before income taxes                                                    (6,063)          (490)
Income tax expense                                                              35            128
                                                                     ----------------------------
Net loss                                                              $     (6,098)    $     (618)
                                                                     ============================

Basic loss per share:
Net loss per share                                                    $      (0.59)    $    (0.18)
                                                                     ============================

Weighted average shares used in computing basic loss per share          10,316,300      3,429,558
                                                                     ============================

                            Interactive Magic, Inc.

           Consolidated Statements of Stockholders' Equity (Deficit)
                       (In thousands, except share data)


                                                          Series A Convertible         Series B Convertible
                                                             Preferred Stock             Preferred Stock           Common Stock
                                                      ------------------------------------------------------------------------------
                                                         Shares         Amount        Shares        Amount       Shares      Amount
                                                      ------------------------------------------------------------------------------
Balance at December 31, 1997                             82,634         $    8               -      $    -               -        -
  Exercise of stock options                                   -              -               -           -               -        -
  Issuance of common stock                                    -              -               -           -               -        -
  Exercise of warrants                                        -              -               -           -               -        -
  Issuance of preferred stock                                 -              -         778,746          78               -        -
  Conversion of notes payable into common stock               -              -               -           -               -        -
  Recapitalization contemporaneous with the initial
     public offering (Note 8)                           (82,634)            (8)       (778,746)        (78)      6,793,699      679
  Issuance of common stock                                    -              -               -           -       2,990,000      299
  Exercise of warrants                                        -              -               -           -          18,330        2
  Exercise of stock options                                   -              -               -           -          48,838        5
  Issuance of warrants                                        -              -               -           -               -        -
  Comprehensive loss
     Net loss                                                 -              -               -           -               -        -
     Other comprehensive loss                                 -              -               -           -               -        -
  Total comprehensive loss
                                                     ------------------------------------------------------------------------------
Balance at December 31, 1998                                  -              -               -           -       9,850,867      985
  Exercise of stock options                                   -              -               -           -          74,316        8
  Issuance of warrants                                        -              -               -           -               -        -
  Issuance of convertible debenture (Note 6)                  -              -               -           -               -        -
  Issuance of common stock (Note 3)                           -              -               -           -         750,000       75
  Comprehensive loss
     Net loss                                                 -              -               -           -               -        -
     Other comprehensive loss                                 -              -               -           -               -        -
  Total comprehensive loss
                                                     ------------------------------------------------------------------------------
Balance at March 31, 1999 (Unaudited)                         -         $    -               -      $    -      10,675,183   $1,068
                                                     ==============================================================================

                                                             Accumulated
       Class A               Class B          Additional         Other
     Common Stock          Common Stock        Paid-In      Comprehensive     Accumulated
                                               Capital           Loss           Deficit       Total
-----------------------------------------
   Shares      Amount    Shares    Amount
----------------------------------------------------------------------------------------------------
 3,145,696     $  314      7,875   $    1        $ 5,047              $ (59)     $(14,210)  $ (8,899)
   268,750         27    102,500       10            381                  -             -        418

         -          -     48,604        5             (5)                 -             -          -
   516,769         52          -        -            (52)                 -             -          -
         -          -          -        -          3,091                  -             -      3,169
         -          -    442,478       44          1,956                  -             -      2,000

(3,931,215)      (393)  (601,457)     (60)           460                  -             -        600
         -          -          -        -         20,176                  -             -     20,475
         -          -          -        -             (2)                 -             -          -
         -          -          -        -             76                  -             -         81
         -          -          -        -            394                  -             -        394

         -          -          -        -              -                  -       (11,652)   (11,652)
         -          -          -        -              -                (35)            -        (35)
                                                                                             -------
                                                                                             (14,687)
----------------------------------------------------------------------------------------------------
         -          -          -        -         31,522                (94)      (25,862)     6,551
         -          -          -        -            199                  -             -        207
         -          -          -        -            466                  -             -        466
         -          -          -        -          3,201                  -             -      3,201
         -          -          -        -          3,783                  -             -      3,858

         -          -          -        -              -                  -        (6,098)    (6,098)
         -          -          -        -              -                (14)            -        (14)
                                                                                            --------
                                                                                              (6,112)
----------------------------------------------------------------------------------------------------
         -     $    -           -  $    -        $39,171              $(108)     $(31,960)  $  8,171
====================================================================================================

See accompanying notes.

                            Interactive Magic, Inc.

                     Consolidated Statements of Cash Flows
                                 (In Thousands)
                                  (Unaudited)

                                                                         Three months ended March 31
                                                                          1999                1998
                                                                       -------------------------------
Operating activities
Net loss                                                                   $(6,098)            $  (618)
Adjustments to reconcile net loss to net cash used in operating activities:
     Issuance of warrants                                                       76                   -
     Depreciation and amortization                                             317                  89
     Amortization of capitalized software development costs                    212                 250
     Noncash interest expense                                                2,194                  33
     Write-off of capitalized software development costs                       393                   -
     Changes in operating assets and liabilities net of effects of purchase of MPG-Net (Note 3):
       Trade and royalties receivables                                         767              (1,698)
       Inventories                                                              58                (128)
       Advance royalties                                                      (226)                367
       Prepaid expenses and other                                              (46)                 22
       Accounts payable and accrued expenses                                  (650)                254
       Royalties and commissions payable                                      (280)                 77
       Accrued interest                                                         28                  18
                                                                       -------------------------------
 Net cash used in operating activities                                      (3,255)             (1,334)

Investing activities
Proceeds from acquisition of MPG-Net (Note 3)                                   18                   -
Purchase of property and equipment                                             (36)                (51)
Increase in notes receivable                                                  (200)                  -
Software development costs                                                     (37)               (583)
                                                                       -------------------------------
Net cash used in investing activities                                         (255)               (634)

Financing activities
Proceeds from issuance of common stock                                         207                   9
Proceeds from issuance of preferred stock                                        -               3,169
Payments on long-term debt                                                       -                 (20)
Proceeds from issuance of convertible debentures                             3,660                   -

                            Interactive Magic, Inc.

                                 (In Thousands)
                                  (Unaudited)


                                                                   Three months ended March 31
                                                                     1999               1998
                                                               -------------------------------------
Net borrowings from lines-of-credit                                         (25)             (1,426)
Payments on capital lease obligations                                        (6)                (12)
                                                               -------------------------------------
Net cash provided by financing activities                                 3,836               1,720

Effect of currency exchange rate changes on cash and cash
  equivalents                                                               (14)                (20)
                                                               -------------------------------------
Net increase  (decrease) in cash and cash equivalents                       312                (268)
Cash and cash equivalents at beginning of period                          2,943                 384
                                                               -------------------------------------
Cash and cash equivalents at end of period                             $  3,255             $   116
                                                               =====================================

Supplemental disclosure of cash flow information
Cash paid for interest                                                 $     26             $   276
                                                               =====================================

Noncash investing and financing activities
Issuance of common stock in connection with acquisition of
  MPG-Net (Note 3)                                                     $  3,891             $     -
                                                               =====================================
Contingently issuable warrants provided to holder of
  convertible debenture (Note 6)                                       $  1,067             $     -
                                                               =====================================
Issuance of warrants to broker in connection with convertible
  debenture (Note 6)                                                   $    390             $     -
                                                               =====================================

See accompanying notes.

                            Interactive Magic, Inc.

                   Notes to Consolidated Financial Statements

(Information as of March 31, 1999 and for the three months ended March 31, 1999 and 1998 is unaudited)


1. Description of Business

Interactive Magic, Inc. (the "Company") develops, publishes, and distributes 3-D interactive, simulation and strategy entertainment software to customers around the world via (1) retail distribution through international and domestic software outlets and (2) proprietary, pay-for-play online service on the Internet. The Company also provides real-time 3-D entertainment for multi-user online/Internet play, as well as creating interactive entertainment platforms on the internet, such as online game channels, game hub and websites. The Company has agreements with various software licensors to manufacture, market, sell and distribute software in the United States. Through its wholly owned subsidiaries located in the United Kingdom and Germany, and through its online services, the Company also distributes its products internationally.

2. Basis of Presentation

The condensed consolidated financial statements include the accounts of Interactive Magic, Inc. (the "Company"), a North Carolina corporation, and its wholly owned subsidiaries, iMagicOnline Corporation, Interactive Magic Ltd. And Interactive Magic GmbH. All significant intercompany accounts and transactions have been eliminated.

The accompanying consolidated financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. As shown in the consolidated financial statements during the three months ended March 31, 1999 and 1998, the Company incurred losses of $6,098,000 and $618,000, respectively, and has experienced negative cash flows from operations. These factors, among others, indicate that the Company may be unable to continue as a going concern for a reasonable period of time. The consolidated financial statements do not include any adjustments relating to the recoverability and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

The Company's continuation as a going concern is dependent upon its ability to generate sufficient cash flow to meet its obligations on a timely basis, to obtain additional financing or refinancing as may be required, and ultimately to attain profitability. On May 25, 1999, the Company executed an Agreement Regarding Assignment of Contracts (the "Agreement") to sell its rights under certain development contracts for CD-ROM products between the Company and third party developers (and assume certain liabilities thereto) for $2.5 million. The Agreement provides for the Company to retain the right to use these products on the Internet. The transaction was consummated during the second quarter of 1999.

While the financial information furnished is unaudited, the condensed consolidated financial statements included in this report reflect all adjustments (consisting only of normal recurring adjustments) which the Company considers necessary for the fair presentation of the results of operations for the interim periods covered and of the financial condition of the Company at the date of the interim balance sheet. The results for interim periods are not necessarily indicative of the results for the entire year. The condensed consolidated financial statements should be read in conjunction with the Interactive Magic, Inc. consolidated financial statements and the notes thereto, included in the Company's Annual Report on Form 10-KSB for the year ended December 31, 1998.

                            Interactive Magic, Inc.

3. Business Combination

On February 12, 1999 the Company completed the acquisition of MPG-Net, Inc. ("MPG-Net") Company by exchanging 600,000 shares of its common stock valued at approximately $3.1 million for all of the outstanding common stock of MPG-Net and issuing 150,000 shares of its common stock valued at approximately $.8 million in full settlement of certain debt obligations of MPG-Net. MPG-Net is primarily in the business of developing, publishing and distributing interactive, real time 3-D entertainment for multi-user online/Internet play, as well as creating entertainment platforms on the Internet such as online game channels, game hubs and websites. The merger was accounted for as a purchase in accordance with Accounting Principles Board Opinion No. 16 and, accordingly, the operating results of MPG-Net have been included in the Company's consolidated financial statements since the date of acquisition. The excess of the aggregate purchase price over the fair market value of the net assets acquired of approximately $4.3 million is being amortized over 3 years.

The following unaudited consolidated pro forma data summarizes the combined operating results of the Company and MPG-Net as if the acquisition had occurred at January 1, 1998:

                                                               Three months ended         Three Months Ended
                                                                 March 31, 1999             March 31, 1998
                                                          ---------------------------------------------------------
Net revenues                                                             $ 1,256                      $ 4,965
Net loss before extraordinary items                                       (6,581)                      (1,249)
Net loss                                                                  (6,088)                      (1,249)
Loss per share                                                           $ (0.58)                     $ (0.32)

                            Interactive Magic, Inc.

4. Significant Accounting Policies and Other Matters

Cash and Cash Equivalents

Cash and cash equivalents include amounts in demand deposit accounts and investments with an original maturity date of three months or less when purchased.

Inventories

Inventories consist of pre-packaged CD-ROM software packages and related materials and are stated at the lower of cost or market. Costs are determined using the first-in, first-out ("FIFO") cost flow assumption.


Inventories consist of the following (in thousands):

                                                                    March 31         December 31
                                                                      1999               1998
                                                               ------------------------------------
 Finished goods                                                          $  856              $1,065
 Components                                                                 329                 117
                                                               ------------------------------------
                                                                          1,185               1,182
 Inventory valuation reserve                                               (351)               (290)
                                                               ------------------------------------
                                                                         $  834              $  892
                                                               ====================================


Advance Royalties

Advance royalties represent prepayments made to independent software developers under development agreements. Advance royalties are expensed as part of royalties and amortized software costs at the contractual royalty rate based on actual net product sales. Management continuously evaluates the future realization of advance royalties, and charges to cost of revenues any amount that management deems unlikely to be amortized at the contractual royalty rate through product sales. At March 31, 1999 and December 31, 1998, the reserve for advance royalties was $1,724,000 and $1,654,000, respectively.

                            Interactive Magic, Inc.

4. Significant Accounting Policies and Other Matters (continued)


Property and Equipment

Property and equipment are stated at cost. Depreciation for equipment, furniture and fixtures and purchased software is computed using the straight-line method over the estimated useful lives of the assets, ranging from five to seven years. Leasehold improvements are amortized on a straight-line basis over the term of the estimated useful life of the asset or the remaining lease term, whichever is less. Depreciation expense, including amortization of equipment leased under capital leases, was $126,000 and $89,000 for the three months ended March 31, 1999 and 1998, respectively.

Property and equipment consists of the following (in thousands):

                                                                         March 31          December 31
                                                                           1999                1998
                                                                   ---------------------------------------
Equipment                                                                    $ 2,413               $ 1,547
Furniture and fixtures                                                           411                   188
Software                                                                         537                   488
Leasehold improvements                                                            77                    59
                                                                   ---------------------------------------
                                                                               3,438                 2,282
Less accumulated depreciation and amortization                                (2,265)               (1,200)
                                                                   ---------------------------------------
                                                                             $ 1,173               $ 1,082
                                                                   =======================================

                            Interactive Magic, Inc.

4. Significant Accounting Policies And Other Matters (continued)


Software Development Costs

Costs incurred in the development of software for sale to customers are capitalized after a product's technological feasibility has been established. Capitalization of such costs is discontinued when a product is available for general release to customers. Capitalized software development costs are capitalized at the lower of cost or net realizable value and amortized using the greater of the revenue curve method or the straight-line method over the estimated economic life of the related product. Amortization begins when a product is ready for general release to customers.

Information related to net capitalized software development costs is as follows (in thousands):

                                                           March 31, 1999        December 31, 1998
                                                       ---------------------------------------------
Balance at beginning of period                             $      912               $      425
Capitalized                                                        37                    1,450
Written off                                                      (393)                       -
Amortized                                                        (212)                    (963)
                                                       ---------------------------------------------
Balance at end of period                                   $      344               $      912
                                                       =============================================

Fair Value Of Financial Instruments

The carrying value of cash and cash equivalents, trade receivables, accounts payable and other liabilities approximates fair value at March 31, 1999 and December 31, 1998.

Revenue Recognition

In October 1997, the Accounting Standards Executive Committee (AcSEC) issued Statement of Position (SOP) 97-2 Software Revenue Recognition as amended in March 1998 by SOP 98-4 and October 1998 by SOP 98-9. These SOPs provide guidance on applying generally accepted accounting principles in recognizing revenue on software transactions. The Company adopted SOP 97-2 for software transactions entered into beginning January 1, 1998. Based on the current requirements of the SOPs, application of these statements did not have a material impact on the Company's revenue recognition policies.

                            Interactive Magic, Inc.

4. Significant Accounting Policies And Other Matters (continued)


However, AcSEC is currently reviewing further modifications to the SOP with the objective of providing more definitive, detailed implementation guidelines. This guidance could lead to unanticipated changes in the Company's operations and revenue recognition practices

Revenue from CD-ROM product sales is recognized at the time of product shipment. Revenue from online sales is recognized at the time the game is played and is based upon actual usage by the customer on an hourly basis. Revenue from royalties and licenses is recognized when earned under the terms of the relevant agreements with original equipment manufacturers ("OEMs"), international distributors and other third parties. With respect to license agreements that provide customers the right to multiple copies in exchange for guaranteed amounts, net revenue is recognized upon delivery of the product master or the first copy; provided collectibility is probable. Per copy royalties on sales that exceed the guarantee are recognized as earned. The Company accepts product returns and provides price protection on certain unsold merchandise. Revenue is recorded net of an allowance for estimated future returns, markdowns, price protection and warranty costs. Such reserves are based upon management's evaluation of historical experience, current industry trends and estimated costs.

Revenue from certain software development contracts with fixed price components is recognized on the percentage of completion basis in accordance with the American Institute of Certified Public Accountants' SOP 81-1, "Accounting for Performance of Construction-Type and Certain Production-Type Contracts." In accordance with SOP 81-1, the Company recognizes percentage of completion revenue based upon the ratio of accumulated incurred costs to the total estimated costs to complete each contract.

The accounts receivable allowance consists primarily of reserves for product returns, markdowns, price protection and warranty costs. The allowance also includes a reserve for doubtful accounts, which management records based on historical experience and current evaluation of potential collectibility issues. The Company does not require collateral for unpaid balances. Credit losses have historically been within management's expectations.

                            Interactive Magic, Inc.

4. Significant Accounting Policies And Other Matters (continued)


Product Development

Product development expenses (excluding capitalized software development costs) are charged to operations in the period incurred and consist primarily of payroll and payroll related costs.

Advertising

The Company expenses advertising costs as incurred. Advertising expense was approximately $521,000 and $638,000 for the three months ended March 31, 1999 and 1998, respectively.

Use Of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Significant estimates include provisions for doubtful accounts, sales returns and allowances, warranty provisions, and estimates regarding the recoverability of prepaid royalty advances and inventory. Actual results could differ from those estimates.

Foreign Currency Translation

The Company follows the principles of the Financial Accounting Standards Board ("FASB") Statement of Financial Accounting Standards ("SFAS") No. 52, "Foreign Currency Translation," using the local currency of its operating subsidiaries as the functional currency. Accordingly, all assets and liabilities outside the United States are translated into U.S. dollars at the rate of exchange in effect at the balance sheet date. Income and expense items are translated at the weighted average exchange rate prevailing during the period. Adjustments resulting from translation of financial statements are reflected as a component of accumulated other comprehensive loss.

Income Taxes

The Company accounts for income taxes under the provisions of SFAS No. 109, "Accounting for Income Taxes". Under SFAS No. 109, the liability method is used in accounting for income taxes and deferred tax assets and liabilities are determined based on differences between the financial reporting and tax bases of assets and liabilities.

                            Interactive Magic, Inc.

4. Significant Accounting Policies And Other Matters (continued)


Basic Net Loss Per Share

Basic net loss per share has been calculated in accordance with SFAS No. 128, "Earnings Per Share". SFAS No. 128 requires companies to compute earnings per share under two different methods (basic and diluted). Basic net loss per share is calculated by dividing net loss by the weighted average shares of common stock outstanding during the period. All shares used in computing basic net loss per share reflect the retroactive effect of the Company's July 1998 one-for-two reverse stock split.

Had the Company been in a net income position, diluted earnings per share would have been presented and would have included potential common shares related to outstanding options and warrants. The diluted earnings per share computation is not included, as all potential common shares are antidilutive. The Company evaluated the requirements of the Securities and Exchange Commission Staff Accounting Bulletin No. 98 ("SAB 98"), and concluded that there are no nominal issuances of common stock or potential common stock which would be required to be shown as outstanding for all periods as outlined in SAB 98.

5. Lines Of Credit

The Company maintains a revolving line of credit arrangement with a bank for up to $2,750,000. The principal balance outstanding at any point in time is payable on demand with interest payable monthly at the current prime rate (7.75% at March 31, 1999). The weighted-average interest rate on the line of credit was 7.75% and 8.50% for the three months ended March 31, 1999 and 1998, respectively. The balance outstanding as of March 31, 1999 and December 31, 1998 was $1,316,000. Advances on the line of credit are collateralized by a personal guarantee of the Company's majority stockholder. In consideration for this guarantee, the Company will pay the stockholder an amount equal to 6% of the outstanding balance on the line of credit (which has been recorded as interest expense). At March 31, 1999 and December 31, 1998, the Company owed the stockholder $145,000 and $117,000 relating to this guarantee, respectively. These amounts are due no earlier than January 1, 2000.

The Company also entered into a line of credit agreement with its bank to borrow up to $150,000. The Company's net property and equipment collateralize the line of credit. The principal balance outstanding at any point in time is payable on demand with interest payable monthly at the current prime rate. The weighted-average interest rate on the line of credit was 7.75% and 8.50% for the three months ended March 31, 1999 and 1998, respectively. The balance outstanding at March 31, 1999 and December 31, 1998 was $7,000 and $32,000, respectively.

                            Interactive Magic, Inc.

6. Long-term Debt

On January 25, 1999, the Company issued a $4 million convertible debenture ("the debenture") for net cash proceeds to the Company of approximately $3.7 million. The Company also issued 200,000 warrants to the debenture broker, which represented additional debt issuance costs, valued at $390,000. These warrants were recorded as additional paid-in capital and the resulting debt issuance costs will be amortized to interest expense over the term of the debenture. These warrants have a weighted average exercise price of $4.85 and were exercisable upon issuance. For the three months ended March 31, 1999, amortization of the debt issuance costs was approximately $42,000.

The debenture accrues interest at an annual interest rate of 6% and the accrued interest and principal are due on January 25, 2002. The holder of the convertible debenture may convert all or any portion of the debenture into the Company's common stock where the number of shares to be issued will be determined by dividing the principal plus interest due by the conversion price. The conversion price will be equal to the lesser of a conversion price ranging from 77% to 93% of the market price of the Company's common stock (as defined in the securities purchase agreement) or a conversion price ranging from 104% to 120% of a fixed conversion price (as defined in the securities purchase agreement). On the date of conversion, if the Company's common stock trades at a price higher than the fixed conversion price, the Company is obligated to issue to the holder of the debenture warrants to purchase the Company's stock at a one-for-two ratio of common stock issued as a result of the debenture conversion at an exercise price equal to the debenture conversion price (the "contingently issuable warrants").

The contingently issuable warrants were valued at approximately $1.1 million at the date of issuance and were recorded as additional paid-in capital. The beneficial conversion feature of the debenture also resulted in a portion of the proceeds of the debenture being allocated to the conversion feature based on its intrinsic value of $2.1 million, which was recorded as additional paid-in capital. The debenture was convertible at the date of issuance and the value of the conversion feature was therefore immediately recorded as additional interest expense and accreted into the carrying value of the debenture. Based on the recorded fair value of the contingently issuable warrants, the carrying value assigned to the debenture at the date of issuance was $2.9 million. The difference between the initial carrying value of the debenture and the $4 million face value will be accreted into the carrying value as additional interest expense over the term of the debenture. For the three months ended March 31, 1999, the Company recorded approximately $59,000 in interest expense related to such accretion. For the three months ended March 31, 1999, interest expense related to this debenture totaled $2.2 million.

                            Interactive Magic, Inc.

7. Leases

The Company rents its facilities and certain office equipment under noncancelable operating and capital leases which expire at various times through 2001.The monthly rent under certain facility leases is periodically adjusted based on changes in the Consumer Price Index.

Property and equipment includes the following amounts for capital leases (in thousands):

                                                                             March 31 1999         December 31 1998
                                                                       ----------------------------------------------
   Leased equipment                                                             $   247                $    157
   Leased furniture and fixtures                                                     53                      53
                                                                          ------------------------------------------ ----
                                                                                    300                     210
   Less:  accumulated amortization                                                 (174)                   (125)
                                                                          ------------------------------------------ ----
                                                                                $   126                $     85
                                                                          ==============================================


Total rent expense incurred was approximately $103,000 and $99,000 for the three months ended March 31, 1999 and 1998, respectively.


8. Stockholders' Equity (Deficit)


Recapitalization

The Company was recapitalized through the exchange of securities, which was effective as of the closing date of the Company's initial public offering in July 1998, as follows:

  Class A Common Stock: Exchanged for an aggregate of 3,931,215 shares of common stock.

  Class B Common Stock: Exchanged for an aggregate of 601,457 shares of common stock.

  Series A Convertible Preferred Stock: Converted into an aggregate of 82,634 shares of common stock.

  Series B Convertible Preferred Stock: Converted into an aggregate of 2,045,649 shares of common stock.





                            Interactive Magic, Inc.

            Notes to Consolidated Financial Statements (continued)



8. Stockholders' Equity (Deficit) (continued)

  Series C Redeemable Convertible Preferred Stock: Converted into an aggregate of 132,744 shares of common stock.

Upon consummation of the initial public offering, the Company has authorized capital of 50,000,000 shares of $.10 par value common stock and 25,000,000 shares of $.10 par value preferred stock.


9. Stock Options, Stock Plans And Warrants

Employee Stock Options And Stock Plans

Effective January 2, 1995, the Company adopted two employee incentive stock option plans (the "1995 Plans"). One plan provided for the granting of options to purchase Class A Common Stock which was voting stock, and one plan provided for the granting of options to purchase Class B Common Stock which was non-voting. The 1995 Plans are intended as incentives to induce key employees of the Company to remain in the employ of the Company or of any subsidiary of the Company, and to encourage such employees to own stock in the Company. This purpose is carried out by granting options to purchase shares of Common Stock. The Company may grant incentive stock options ("ISOs") within the meaning of
Section 422 of the Internal Revenue Code of 1986, as amended to eligible participants under the 1995 Plans. The exercise price of an ISO may not be less than 100% of the fair market value of the underlying shares at the time the ISO is granted.

The 1995 Plans are administered by the Board of Directors. The Board has the authority to administer the 1995 Plans and determine, among other things, the interpretation of any provisions of the 1995 Plans, the eligible employees who are to be granted stock options, the number of shares which may be issued and the option exercise price.

                            Interactive Magic, Inc.

9. Stock Options, Stock Plans And Warrants (continued)

The Company's incentive stock options vest over time with 20% vesting during the second year after the date of grant with an additional 5% vesting each calendar quarter thereafter. Incentive stock options generally may only be exercised if the participant has been employed by the Company continuously for at least one year as of the last day of the first twelve-month period following the.

date of option grant. The option is only exercisable if the participant is employed by the Company and for limited periods of time after the participant's termination of employment. If the participant ceases to be employed on account of termination by the Company for cause or resignation (other than retirement as defined in the option agreement), the right to exercise any unexercised portion of the option terminates. If the participant is terminated by the company without cause, the participant shall be entitled to purchase, within three months, option shares equal to an additional 25% of the participant's option shares that were not exercisable as of the termination date. The option becomes immediately and fully exercisable in the event of a change in control as defined in the option agreement

Performance options vest upon the earlier of the Company's achievement of certain performance standards or seven years from the date of grant. The number
and exercise price of the options are fixed at the date of grant.   Options are
exercisable only in the event the participant is employed by the Company and for limited periods of time after the participant's termination of employment. If the participant ceases to be an employee on account of resignation) (other than retirement as defined in the option agreement) or termination for cause, the right to exercise any unexercised portion of the option shall terminate. The option becomes immediately and fully exercisable as of a change in control as defined in the agreement.

During May 1998, the Company's 1998 Stock Plan (the "Plan") was adopted by the Board of Directors and approved by the shareholders of the Company. The Company anticipates that no future grants will be made under the Company's 1995 incentive stock plans after the effective date of the 1998 Plan. A total of 800,000 shares of Common Stock have been reserved for issuance under the Plan. The Plan provides for grants to employees of incentive stock options. In addition, the Plan provides for grants of nonqualified stock options and stock purchase rights to employees, directors and consultants of the Company. The Plan is administered by the Board of Directors or by a Committee appointed by the Board. The administrator determines the terms of options and stock purchase rights granted, including the exercise price and the number of shares subject to option or stock purchase right. The exercise price of incentive stock options granted under the Plan must be at least equal to the fair market value of the Company's Common Stock on the date of the grant. The maximum term of options granted under the plan is 10 years.

During May 1998, the Company's 1998 Employee Stock Purchase Plan (the "Purchase Plan") was adopted by the Company's Board of Directors and approved by the Company's shareholders. The

Purchase Plan is intended to qualify under Section 423 of the Internal Revenue Code of 1986, as amended. The Company has reserved 500,000 shares of Common Stock for issuance under the Purchase Plan. Under the Purchase Plan, an eligible employee may purchase shares of Common Stock from the Company through payroll deductions of up to 10% of his or her base compensation, not to exceed $25,000 per year, at a price per share equal to 85% of the fair market vale of a share of the Company's Common Stock on the last day of the offering period. The maximum number of shares that an employee may purchase in any offering period is 2,500 shares. Any employee who is customarily employed for at least 20 hours per week, and more than five months per calendar year and who is employed on or before the commencement date of an offering period is eligible to participate in the Purchase Plan.

                            Interactive Magic, Inc.

9. Stock Options, Stock Plans And Warrants (continued)

The following table summarizes the activity under the Company's Stock Option
Plans:

                                              Options         Weighted-Average Exercise              Options
                                            Outstanding            Price Per Share                   Exercisable
                                        -----------------------------------------------------------------------------
Balances at December 31, 1997                1,993,048                 $2.14                          1,007,328
   Options granted                             739,434                  4.80                             -
   Options exercised                          (420,088)                 1.19                             -
   Options canceled                           (330,426)                 4.70                             -
                                        -----------------------------------------------------------------------------

Balances at December 31, 1998                1,981,968                  2.72                            813,072
   Options granted                             623,330                  4.25                             -
   Options exercised                           (74,316)                 2.92                             -
   Options canceled                           (110,770)                 5.71                             -
                                        -----------------------------------------------------------------------------
Balances at March 31, 1999 (Unaudited)       2,420,212                 $3.11                            932,815
                                        =============================================================================

The following summarizes information about the Company's stock options outstanding at March 31, 1999:

                              Options Outstanding                                        Options Exercisable
--------------------------------------------------------------------------------------------------------------------
                                                   Weighted
                                                    Average         Weighted                            Weighted
                                                   Remaining         Average                             Average
                            Number Outstanding    Contractual       Exercise           Number        Exercise Price
 Range Of Exercise Prices                            Life             Price          Exercisable
--------------------------------------------------------------------------------------------------------------------
          $1.000                  902,500            3.78            $1.00             586,171            $1.00
     $2.000 - $4.125              562,986            6.42            $3.56             114,906            $2.73
     $4.250 - $4.500              652,150            6.03            $4.29              25,000            $4.25
          $6.000                  302,576            5.34            $6.00             206,738            $6.00
                          ------------------------------------------------------------------------------------------
                                2,420,212            5.20            $3.11             932,815            $2.41
                          ==========================================================================================

The Company has adopted the disclosure-only provisions of SFAS No. 123. The fair value for each option was estimated at the date of grant using a Black-Scholes option-pricing model with the following weighted average assumptions:

                            Interactive Magic, Inc.

9. Stock Options, Stock Plans And Warrants (continued)

                                                         Three Months Ended March     Three Months Ended March 31,
                                                                 31, 1999                         1998
                                                     --------------------------------------------------------------
 Expected dividend yield                                             0%                             0%
 Risk-free interest rate                                             5%                             6%
 Expected volatility                                                66%                            59%
 Expected life (in years from vesting)                              2.5                            4.9

For purpose of pro forma disclosures, the estimated fair values of the stock options are amortized to expense over the vesting period. The grant date Black-Scholes weighted-average value of options was $2.11 for 1998.

The following table shows pro forma net loss and net loss per share as if the fair value accounting method prescribed by SFAS No. 123 had been used to account for stock based compensation (in thousands, except per share data):


                                                              Three Months Ended March 31,   Three Months Ended March 31,
                                                                          1999                           1998
                                                                      (Unaudited)                     (Unaudited)

 Net loss as reported                                                  $(6,098)                        $(618)
 Pro forma compensation expense                                           (227)                          (62)
                                                                       --------                        ------
  Pro forma net loss                                                   $(6,325)                        $(680)
                                                                       --------                        ------

 Net loss per share:
  Historical                                                           $ (0.59)                        $(.18)
  Pro forma (for SFAS 123 disclosure purposes)                         $ (0.61)                        $(.20)
                                                                       =======                         ======

                            Interactive Magic, Inc.

9. Stock Options, Stock Plans And Warrants (continued)



Stock Warrants

Warrants issued in connection with notes payable and convertible debt were recorded at their estimated fair value and credited to additional paid in capital. The resulting debt discount is amortized to interest expense over the term of the related debt. Warrants issued to members of the Board of Directors, consultants and financial advisors are recorded at their estimated fair value and the related general and administrative expense is charged when the warrants are issued. The estimated fair value of warrants issued to the placement agent in connection with the issuance of preferred stock in February 1998 was recorded as a stock issuance cost.

The following summarizes the activity of warrants:


                                                                          Warrants
                                                                         Outstanding
                                                                   ------------------
Balance at December 31, 1997                                               750,054
Issued                                                                     514,993
Exercised                                                                 (535,875)
                                                                   ------------------
Balance at December 31, 1998                                               729,172
Issued                                                                     260,000
Exercised                                                                        -
                                                                   ------------------
Balance at March 31, 1999                                                  989,172
                                                                   ==================



All of the Company's outstanding warrants at March 31, 1999 were exercisable at prices ranging from $1.00 to $8.00 per share.

Common Stock Reserved For Future Issuance

The Company has reserved authorized shares of Common Stock for future issuance as follows:

                                                                             March 31, 1999
                                                                        ------------------------
Outstanding  stock options                                                        2,420,212
  Possible future issuance under stock option plan                                1,464,325
  Stock purchase warrants                                                           989,172
                                                                        ------------------------
                                                                                  4,873,709
                                                                        ========================

                            Interactive Magic, Inc.

10. Disposition Of Assets

On May 25, 1999, the Company executed an Agreement Regarding Assignment of Contracts (the "Agreement") to sell its rights under certain development contracts for CD-ROM products between the Company and third party developers (and assume certain liabilities thereto) for $2.5 million. The Agreement provides for the Company to retain the right to use these products on the Internet. The transaction was consummated during the second quarter of 1999.

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24.  Indemnification of Directors and Officers

     Sections 55-8-50 through 55-8-58 of the North Carolina Business Corporation Act permit a corporation to indemnify its directors, officers, employees or agents under either or both a statutory or non-statutory scheme of indemnification. Under the statutory scheme, a corporation may, with certain exceptions, indemnify a director, officer, employee or agent of the corporation who was, is, or is threatened to be made, a party to any threatened, pending or completed legal action, suit or proceeding, whether civil, criminal, administrative, or investigative, because of the fact that such person was a director, officer, agent or employee of the corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. This indemnity may include the obligation to pay any judgment, settlement, penalty, fine (including an excise tax assessed with respect to an employee benefit plan) and reasonable expenses incurred in connection with a proceeding (including counsel fees), but no such indemnification may be granted unless such director, officer, agent or employee
(i) conducted himself in good faith, (ii) reasonably believed (1) that any action taken in his official capacity with the corporation was in the best interest of the corporation or (2) that in all other cases his conduct at least was not opposed to the corporation's best interest, and (iii) in the case of any criminal proceeding, had no reasonable cause to believe his conduct was unlawful. Whether a director has met the requisite standard of conduct for the type of indemnification set forth above is determined by the board of directors, a committee of directors, special legal counsel or the shareholders in accordance with Section 55-8-55. A corporation may not indemnify a director under the statutory scheme in connection with a proceeding by or in the right of the corporation in which the director was adjudged liable to the corporation or in connection with a proceeding in which a director was adjudged liable on the basis of having received an improper personal benefit.

     In addition to, and separate and apart from the indemnification described above under the statutory scheme, Section 55-8-57 of the North Carolina Business Corporation Act permits a corporation to indemnify or agree to indemnify any of its directors, officers, employees or agents against liability and expenses (including attorney's fees) in any proceeding (including proceedings brought by or on behalf of the corporation) arising out of their status as such or their activities in such capacities, except for any liabilities or expenses incurred on account of activities that were, at the time taken, known or believed by the person to be clearly in conflict with the best interests of the corporation.
The Company's Bylaws provide for indemnification to the fullest extent permitted under the North Carolina Business Corporation Act, provided, however, that the Company will indemnify any person seeking indemnification in connection with a proceeding initiated by such person only if such proceeding was authorized by the Board of Directors of the Company. Accordingly, the Company may indemnify its directors, officers and employees in accordance with either the statutory or the non-statutory standard.

     Sections 55-8-52 and 55-8-56 of the North Carolina Business Corporation Act require a corporation, unless its articles of incorporation provide otherwise, to indemnify a director or officer who has been wholly successful, on the merits or otherwise, in the defense of any proceeding to which such director or officer was a party. Unless prohibited by the articles of incorporation, a director or officer also may make application and obtain court-ordered indemnification if the court determines that such director or officer is fairly and reasonably entitled to such indemnification as provided in Sections 55-8-54 and 55-8-56.

     Finally, Section 55-8-57 of the North Carolina Business Corporation Act provides that a corporation may purchase and maintain insurance on behalf of an individual who is or was a director, officer, employee or agent of the corporation against certain liabilities incurred by such persons, whether or not the corporation is otherwise authorized by the North Carolina Business Corporation Act to indemnify such party. It is anticipated that the Company's directors and officers will be covered under directors' and officers' insurance policies maintained by the Company prior to this offering.

     As permitted by North Carolina law, Article IX of the Company's Articles of Incorporation limits the personal liability of directors for monetary damages for breaches of duty as a director, provided that such limitation will not apply to (i) acts or omissions that the director at the time of the breach knew or believed were clearly in conflict with the best interests of the Company, (ii) any liability for unlawful distributions under Section 55-8-33, (iii) any transaction from which the director derived an improper personal benefit, or
(iv) acts or omissions occurring prior to the date the provision became effective.

     The Registration Rights Agreement also contains certain provisions pursuant to which certain officers, directors and controlling persons of the Company may be entitled to be indemnified by the Selling Stockholder.

Item 25.  Other Expenses of Issuance and Distribution.

     The estimated expenses of the Company payable in connection with the issuance and distribution of the Common Stock being registered hereby are as follows:


          SEC Registration Fee.................................................   $ 1,298
          Printing Expenses....................................................    15,000
          Legal Fees and Expenses..............................................    25,000
          Accounting Fees and Expenses.........................................    55,000
          Transfer Agent Fees and Expenses.....................................     1,500
                                                                                  -------
          Total                                                                   $97,798
                                                                                  =======

Item 26.  Recent Sales of Unregistered Securities

     In the three years preceding the filing of this Registration Statement, the Company issued the following securities, which were not registered pursuant to the Securities Act:

     From May 1, 1995 to May 21, 1998, the Company issued an aggregate of 2,026,795 incentive and performance incentive stock options to purchase Common Stock pursuant to the 1995 Plans to officers and employees of the Company, as described in the Prospectus, at a weighted average exercise price of $2.30 per share. (1)

     On January 2, 1996, the Company issued 144,000 shares of Common Stock to J.
W. Stealey in consideration of the deferral of Mr. Stealey's 1995 salary in the amount of $144,000. (2)

     On March 6, 1996, the Company issued a warrant currently exercisable for 25,882 shares of Common Stock to Venture Lending (a division of Cupertino National Bank and Trust) in consideration of a $500,000 loan made by Venture Lending. (2)

     On March 6, 1996, the Company issued two warrants, each of which is currently exercisable for 25,882 shares of Common Stock, to High Point Capital, LLC in consideration of a $500,000 loan made by High Point Capital, LLC. (2)

     On March 29, 1996, the Company issued a warrant exercisable for 10,000 shares of Common Stock in connection with a $500,000 loan made by Southeast Interactive Technology Fund I, L.L.C. (2)

     On March 31, 1996, the Company issued 700,000 shares of Common Stock to J.W. Stealey in consideration for the conversion of outstanding indebtedness in the principal amount of $700,000 owed by the Company to Mr. Stealey. The Company also issued a warrant to purchase 30,000 shares of Common Stock to Mr. Stealey in consideration of such conversion. (2)

     Between April 23, 1996 and June 18, 1996, the Company sold 6,750 shares of Common Stock for an aggregate purchase price of $6,750 to three former employees who exercised incentive stock options upon departing the Company. (3)

     On May 1, 1996, the Company granted William J. Kaluza 20,000 shares of Common Stock upon his acceptance of employment with the Company. (1)

     On May 20, 1996, the Company issued a warrant currently exercisable for 75,694 shares of Common Stock to J.W. Stealey in consideration of a $1,000,000 loan made by Mr. Stealey to the Company. (2)

     On July 10, 1996, the Company issued a warrant currently exercisable for 100,695 shares of Common Stock to J.W. Stealey in consideration of a $1,000,000 loan made by Mr. Stealey to the Company. (2)

     On July 15, 1996, the Company issued 82,634 shares of Series A Convertible Preferred Stock to Southeast Interactive Technology Fund I upon conversion of indebtedness owed to Southeast Interactive Technology Fund I, in the principal amount of $500,000 plus accrued interest. (2)

     On July 15, 1996, the Company issued a warrant currently exercisable for 22,058 shares of Common Stock to Southeast Interactive Technology Fund I, L.L.C. in exchange for the March 29, 1996 warrant issued to Southeast Interactive Technology Fund I, L.L.C. by the Company. (2)

     On December 31, 1996, the Company issued a warrant to purchase 6,358 shares of Common Stock to Laura M. Stealey in consideration of amounts outstanding under the $1,000,000 credit line established by Ms. Stealey in favor of the Company. (2)

     On February 11, 1997, the Company issued warrants to purchase 13,500 shares of Common Stock to each of J. Nicholas England, David H. Kestel and W. Joseph McClelland. (2)

     On March 24, 1997, the Company issued a warrant that was exercised for 307,823 shares of Common Stock upon the consummation of the Company's initial public offering in July, 1998 to Petra in consideration of a $3,000,000 loan made by Petra. (2)

     On April 23, 1997, in connection with the Company's acquisition of Interactive Creations Incorporated, the Company issued an aggregate of 655,696 shares of Common Stock to former shareholders of Interactive Creations Incorporated and options exercisable for 98,218 shares of Common Stock. (1)(2)

     On April 23, 1997, the Company issued warrants to purchase 15,000 shares of Common Stock to Oppenheimer & Co., Inc. (2)

     On September 29, 1997, the Company issued a warrant that will be exercisable for 208,946 shares of Common Stock upon the consummation of this offering to Oberlin in consideration of a $1,200,000 loan made by Oberlin. (2)

     Between December 1, 1997 and January 30, 1998, the Company sold 8,625 shares of Common Stock pursuant to the exercise of employee stock options for $10,125. (3)

     On December 31, 1997, the Company issued a warrant to purchase 8,591 shares of Common Stock to Laura M. Stealey in consideration of amounts outstanding under the $1,000,000 credit line established by Ms. Stealey in favor of the Company. (2)

     On February 4, 1998, the Company issued warrants to purchase 16,667 shares of Common Stock to Marion Bass, Inc. (2)

     On February 4, 1998, the Company issued 778,746 shares of Series B Preferred Stock to several investors for $3,500,000, which shares of Series B Preferred Stock were converted into 2,045,649 shares of Common Stock upon the closing of the Company's initial public offering in July, 1998. (2)

     On February 4, 1998, the Company issued 132,744 shares of Series C Preferred Stock to Robert L. Pickens upon the conversion of $600,000 of the Company's debt held by Mr. Pickens, which shares will be converted into 132,744 shares of Common Stock upon the closing of the Company's initial public offering in July, 1998. (2)

     On February 4, 1998, the Company issued 442,478 shares of Common Stock to
J. W. Stealey upon the conversion of $2,000,000 of the Company's debt held by Mr. Stealey. (2)

     On February 4, 1998, the Company issued warrants to purchase 12,500 shares of Common Stock to Avi Suriel. (2)

     On March 12, 1998, the Company issued options to purchase 12,500 shares of Common Stock to Jeff Stealey, an employee of the Company. (1)

     On April 30, 1998, the Company issued 45,000 shares of Common Stock to William Kaluza upon the exercise of outstanding options held by Mr. Kaluza. (3)

     On May 12, 1998, the Company issued 48,604 shares of Common Stock to Southeast Interactive Technology Fund I, L.L.C. pursuant to certain anti-dilution rights contained in an agreement between the Company and Southeast Interactive Technology Fund I, L.L.C. (2)

     On May 21, 1998, the Company issued 268,750 shares of Common Stock to J.W. Stealey upon the exercise of outstanding options held by Mr. Stealey. (2)

     On May 21, 1998, the Company issued 50,000 shares of Common Stock to Robert
L. Pickens upon the exercise of outstanding options held by Mr. Pickens. (2)

     In connection with the Company's acquisition of MPG-Net, Inc. on February 12, 1999, the Company issued an aggregate of 675,000 shares of Common Stock and options to purchase 30,000 shares of Common Stock.

     From July 22, 1998 to June 4, 1999, the Company issued an aggregate of 168,154 shares of Common Stock to employees upon exercises of options. (3)

     From July 22, 1998 to June 4, 1999, the Company issued an aggregate of 515,999 shares of Common Stock to two accredited venture capital firms upon exercise of warrants. (2)

     No underwriter was engaged in connection with the foregoing sales of securities.

________________________

(1) In the view of the Company, the options granted pursuant to the 1995 Plans and the options exchanged in the ICI transaction were issued but not sold and, therefore, registration thereof was not required.

(2) Sales of Common Stock and the issuance of warrants were made in reliance upon Section 4(2) of the Securities Act or Regulation D promulgated thereunder as transactions not involving any public offering. Each of the purchasers were sophisticated investors.

(3) Sales of Common Stock were made in reliance upon Rule 701 promulgated under the Securities Act as transactions not involving a public offering.

Item 27.  Exhibits

     The following documents (unless indicated) are filed herewith and made a part of this Registration Statement.


Exhibit
Number         Description of Exhibit
------         ----------------------

2.01*   -Plan and Agreement of Merger by and between I-Magic Mergeco, Inc. and
               Interactive Magic, Inc.
3.01*   -Articles of Incorporation
3.02*   -Bylaws
3.03*   -Articles of Merger of Interactive Magic, Inc.
4.01*   -Specimen Common Stock Certificate
4.02*   -Articles of Incorporation (see Exhibit 3.01)
4.03*   -Bylaws (see Exhibit 3.02)
4.04*   -Form of Representatives' Warrant Agreement, including Form of Warrant
               Certificate
5.1     -Opinion of Wyrick Robbins Yates & Ponton LLP.
10.01*  -Stock Purchase Agreement, dated February 4, 1998, by and between the
               Company and Vertical Financial Holdings
10.02*  -Investor's Rights Agreement, dated February 4, 1998, by and between the
               Company and Vertical Financial Holdings
10.03*  -Marketing Agreement, dated February 4, 1998, between the Company and
               General Capital
10.04*  -Merger Agreement, dated as of March 24, 1997, as amended April 2, 1997, by and among the Company, Interactive Creations Acquisition Corp., certain shareholders of Interactive Creations Incorporated and Interactive Creations Incorporated
10.05*  -Form of Shareholder Agreement between the Company and each shareholder of Interactive Creations Incorporated
10.06*  -Form of Stock Purchase Warrant issued to each of J.W. Stealey, Robert
               L. Pickens, Laura Stealey, David H. Kestel, J. Nicholas England,
               W. Joseph McClelland, Avi Suriel, Marion Bass and Oppenheimer 10.07* -Corporate Airplane Agreement, dated January 3, 1995, between J.W.
               Stealey and the Company
10.08*  -Loan and Security Agreement, dated March 24, 1997, as amended April 1,
               1997 (See Exhibit 10.10 below), by and between the Company and Petra Capital LLC
10.09*  -Stock Purchase Warrant, dated March 24, 1997, as amended April 1, 1997
               (See Exhibit 10.10 below), and January 31, 1998, as amended, issued by the Company to Petra Capital LLC
10.10*  -First Amendment to Loan and Security Agreement and Stock Purchase
               Warrant dated April 1, 1997 by and between the Company and Petra Capital LLC
10.11*  -Promissory Note, dated August 25, 1997, issued by the Company to Branch
               Banking & Trust Company

10.12*  -Guaranty Agreement, dated August 25, 1997, between J.W. Stealey and
               Branch Banking & Trust Company
10.13*  -Loan and Security Agreement, dated September 29, 1997, among the
               Company, iMagic Online Corporation and Oberlin Capital, L.P. 10.14* -Loan and Security Agreement, dated April 30, 1997, between Greyrock
               Business Credit, a Division of NationsCredit Commercial Corporation, and the Company
10.15*  -Lease Agreement, dated December 4, 1995, as amended February 7, 1996, by and between Southport Business Park Limited Partnership and the Company
10.16*  -Employment Agreement, dated January 3, 1995, between the Company and
               J.W. Stealey, as amended
10.17*  -Employment Agreement, dated January 3, 1995, between the Company and
               Robert L. Pickens, as amended
10.18*  -Employment Agreement, dated March 25, 1996 between the Company and
               William J. Kaluza
10.19*  -Employment Agreement, dated January 3, 1995, between the Company and
               Joseph Rutledge, and form of amendment thereto
10.20*  -Employment Agreement, dated February 1, 1995, between the Company and
               Raymond Rutledge, and form of amendment thereto
10.21*  -Form of Class A Incentive Stock Option Plan
10.22*  -Form of Class B Incentive Stock Option Plan
10.23*  -Form of ICI Stock Option Plan
10.24*  -Form of 1998 Stock Plan
10.25*  -Form of 1998 Employee Stock Purchase Plan
10.26*  -Letter Agreement, dated as of May 27, 1998, by and among the Company and the holders of the Company's outstanding Series B Preferred Stock
10.27*  -Agreement and Plan of Merger by and among the Company, iMagic Online
               Corporation, MPG-Net, Inc., Multiplayer Games Network, Inc. and Tantalus, Inc., James Hettinger and Donn A. Clendenon dated as of January 25, 1999
10.28*  -Securities Purchase Agreement dated as of January 25, 1999 between the
               Company and RGC International Investors LDC ("RGC")
10.29*  -Promissory Note dated January 26, 1999 issued by the Company to RGC
               ("Note")
10.30*  -Registration Rights Agreement dated as of January 25, 1999 between the
               Company and RGC
10.31*  -Form of Warrant issuable by the Company pursuant to the Note
10.32*  -Amendment No. 1 dated February 12, 1999 to the Merger Agreement

10.33*  -Escrow Agreement dated as of February 12, 1999 by and among the
               Company, Branch Banking and Trust Company, Multiplayer Games Network, Inc., Tantalus, Inc. and James Hettinger
10.34*  -Registration Rights Agreement dated as of February 12, 1999 by and among the Company, Multiplayer Games Network, Inc. and Tantalus, Inc.
10.35*  -Registration Rights Agreement dated as of February 12, 1999 by and among the Company, Andrew G. Burch, IFM Venture Group and James Bailey
10.36*  -Agreement Regarding Assignment of Contracts Relating to Sale of the
               Company's CD-ROM Operations to Ubi Soft Entertainment S.A.

17.1*   -Copy of letter from Avi Suriel tendering his resignation from the
               Registrant's Board of Directors effective August 3, 1999.

23.1    -Consent of Ernst & Young LLP.

________________________________________________________________________________

 *Previously filed

Item 28.  Undertakings

     The small business issuer hereby undertakes:

     1. To file, during any period in which offers or sales of the securities are being made, a post-effective amendment to this registration statement to:

             (i) Include any prospectus required by Section 10(a)(3) of the Securities Act;

             (ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered may be reflected in the form of prospectus filed with the Commission under Rule 424(b) if, in aggregate, the changes in the volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

             (iii) include any additional or changed material information on the plan of distribution.

     2. That, for the purpose of determining liability under the Securities Act , it shall treat each post-effective amendment as a new registration statement of the securities offered, and treat the offering of the securities at that time as an initial bona fide offering.

     3. To remove from registration by means of a post-effective amendment any of the securities being registered which remains unsold at the termination of the offering.

     To the extent that indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the provisions described in Item 15, or otherwise, the Company has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

     In the event a claim for indemnification against such liabilities, other than the payment by the Company of expenses incurred or paid by a director, officer of controlling person of the Company in the successful defense of any action, suit or proceeding, is asserted by such director, officer or controlling person in connection with the shares being registered hereby, the company will, unless, in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question as to whether such indemnification by the Company is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and has duly caused this registration statement on its behalf by the undersigned, thereunto duly authorized, in the City of Morrisville, State of North Carolina, on the Fifth day of August 1999.


                              INTERACTIVE MAGIC, INC.



                              By:/s/ J.W. Stealey
                                 ----------------
                                 Name:   J.W. Stealey
                                 Title:  Chairman of the Board of Directors and
                                         Chief Executive Officer


     KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints J.W. Stealey, as his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities to sign any and all amendments, including post-effective amendments and related registration statements, to this registration statement, and to file same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agent, full power and authority to do separately and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could so in person, hereby ratifying and confirming all that said attorneys-in-fact and agent, or their substitutes may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.


Signature                                  Title                                             Date
---------                                  -----                                             ----
/s/ J.W. Stealey                           President, Chief Executive Officer and Director   August 5, 1999
----------------------------------
J.W. Stealey                               (Principal Executive Officer)

/s/ Michael W. Oliver                      (Principal Financial and Accounting Officer)      August 5, 1999
----------------------------------
Michael W. Oliver

/s/ J.Nicholas England                     Director                                          August 5, 1999
----------------------------------
J. Nicholas England

/s/ David H. Kestel                        Director                                          August 5, 1999
----------------------------------
David H. Kestel

/s/ W. Joseph McClelland                   Director                                          August 5, 1999
----------------------------------
W. Joseph McClelland

Exhibits

     The following exhibits are filed as part of this registration statement:



Exhibit
Number         Description of Exhibit
------         ----------------------

2.01*   -Plan and Agreement of Merger by and between I-Magic Mergeco, Inc. and
               Interactive Magic, Inc.
3.01*   -Articles of Incorporation
3.02*   -Bylaws
3.03*   -Articles of Merger of Interactive Magic, Inc.
4.01*   -Specimen Common Stock Certificate
4.02*   -Articles of Incorporation (see Exhibit 3.01)
4.03*   -Bylaws (see Exhibit 3.02)
4.04*   -Form of Representatives' Warrant Agreement, including Form of Warrant
               Certificate
5.01    -Opinion of Wyrick Robbins Yates & Ponton LLP.
10.01*  -Stock Purchase Agreement, dated February 4, 1998, by and between the
               Company and Vertical Financial Holdings
10.02*  -Investor's Rights Agreement, dated February 4, 1998, by and between the
               Company and Vertical Financial Holdings
10.03*  -Marketing Agreement, dated February 4, 1998, between the Company and
               General Capital
10.04*  -Merger Agreement, dated as of March 24, 1997, as amended April 2, 1997, by and among the Company, Interactive Creations Acquisition Corp., certain shareholders of Interactive Creations Incorporated and Interactive Creations Incorporated
10.05*  -Form of Shareholder Agreement between the Company and each shareholder of Interactive Creations Incorporated
10.06*  -Form of Stock Purchase Warrant issued to each of J.W. Stealey, Robert
               L. Pickens, Laura Stealey, David H. Kestel, J. Nicholas England,
               W. Joseph McClelland, Avi Suriel, Marion Bass and Oppenheimer 10.07* -Corporate Airplane Agreement, dated January 3, 1995, between J.W.
               Stealey and the Company
10.08*  -Loan and Security Agreement, dated March 24, 1997, as amended April 1,
               1997 (See Exhibit 10.10 below), by and between the Company and Petra Capital LLC
10.09*  -Stock Purchase Warrant, dated March 24, 1997, as amended April 1, 1997
               (See Exhibit 10.10 below), and January 31, 1998, as amended, issued by the Company to Petra Capital LLC
10.10*  -First Amendment to Loan and Security Agreement and Stock Purchase
               Warrant dated April 1, 1997 by and between the Company and Petra Capital LLC
10.11*  -Promissory Note, dated August 25, 1997, issued by the Company to Branch
               Banking & Trust Company
10.12*  -Guaranty Agreement, dated August 25, 1997, between J.W. Stealey and
               Branch Banking & Trust Company
10.13*  -Loan and Security Agreement, dated September 29, 1997, among the
               Company, iMagic Online Corporation and Oberlin Capital, L.P. 10.14* -Loan and Security Agreement, dated April 30, 1997, between Greyrock
               Business Credit, a Division of NationsCredit Commercial Corporation, and the Company
10.15*  -Lease Agreement, dated December 4, 1995, as amended February 7, 1996, by and between Southport Business Park Limited Partnership and the Company
10.16*  -Employment Agreement, dated January 3, 1995, between the Company and
               J.W. Stealey, as amended
10.17*  -Employment Agreement, dated January 3, 1995, between the Company and
               Robert L. Pickens, as amended
10.18*  -Employment Agreement, dated March 25, 1996 between the Company and
               William J. Kaluza
10.19*  -Employment Agreement, dated January 3, 1995, between the Company and
               Joseph Rutledge, and form of amendment thereto
10.20*  -Employment Agreement, dated February 1, 1995, between the Company and
               Raymond Rutledge, and form of amendment thereto
10.21*  -Form of Class A Incentive Stock Option Plan
10.22*  -Form of Class B Incentive Stock Option Plan
10.23*  -Form of ICI Stock Option Plan
10.24*  -Form of 1998 Stock Plan
10.25*  -Form of 1998 Employee Stock Purchase Plan
10.26*  -Letter Agreement, dated as of May 27, 1998, by and among the Company and the holders of the Company's outstanding Series B Preferred Stock
10.27*  -Agreement and Plan of Merger by and among the Company, iMagic Online
               Corporation, MPG-Net, Inc., Multiplayer Games Network, Inc. and Tantalus, Inc., James Hettinger and Donn A. Clendenon dated as of January 25, 1999

10.28*  -Securities Purchase Agreement dated as of January 25, 1999 between the
               Company and RGC International Investors LDC ("RGC")
10.29*  -Promissory Note dated January 26, 1999 issued by the Company to RGC
               ("Note")
10.30*  -Registration Rights Agreement dated as of January 25, 1999 between the
               Company and RGC
10.31*  -Form of Warrant issuable by the Company pursuant to the Note
10.32*  -Amendment No. 1 dated February 12, 1999 to the Merger Agreement
10.33*  -Escrow Agreement dated as of February 12, 1999 by and among the
              Company, Branch Banking and Trust Company, Multiplayer Games Network, Inc., Tantalus, Inc. and James Hettinger
10.34*  -Registration Rights Agreement dated as of February 12, 1999 by and among the Company, Multiplayer Games Network, Inc. and Tantalus, Inc.
10.35*  -Registration Rights Agreement dated as of February 12, 1999 by and among the Company, Andrew G. Burch, IFM Venture Group and James Bailey
10.36*  -Agreement Regarding Assignment of Contracts Relating to Sale of the
              Company's CD-ROM Operations to Ubi Soft Entertainment S.A.
17.1*   -Copy of letter from Avi Suriel tendering his resignation from the
               Registrant's Board of Directors effective August 3, 1999.
23.1    -Consent of Ernst & Young LLP.

________________________________________________________________________________

 *Previously filed